As filed with the Securities and Exchange Commission on April 9, 2004

Registration Statement No. 333-111030

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	74-2834515
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12515 Research Boulevard, Building 5

Austin, Texas 78759-2220

(512) 339-8335

(Name, address, including zip code, and telephone number, including area code, or registrant’s principal executive offices)

J. Wesley Jones

Vice President and General Counsel

Motive, Inc.

12515 Research Boulevard, Building 5

Austin, Texas 78759-2220

(512) 339-8335

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Don J. McDermett, Jr. Douglass M. Rayburn Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75214 (214) 953-6500	Paul R. Tobias Wilson Sonsini Goodrich & Rosati, Professional Corporation 8911 Capital of Texas Highway North Westech 360, Suite 3350 Austin, Texas 78759 (512) 338-5400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued April 9, 2004

                     Shares

COMMON STOCK

Motive,  Inc.  is offering                      shares of its common stock. This is our initial public offering, and there has been no public market for our common stock. We anticipate that the initial public offering price will be between $             and $             per share.

We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol “MOTV.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 6.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Motive, Inc.
Per Share	$	$	$
Total	$	$	$

Motive, Inc. and a selling stockholder have granted the underwriters the right to purchase up to an additional                  shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on             , 2004.

MORGAN STANLEY	JPMORGAN

THOMAS WEISEL PARTNERS LLC	FRIEDMAN BILLINGS RAMSEY

                    , 2004

Until             , 2004, which is 25 days after the commencement of this offering, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing in the back of this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

MOTIVE, INC.

We are a leading provider of service management software that enables companies to build management and service directly into their customer-facing products and services. A large and increasing number of companies are employing digital hardware, software and communications technologies to enhance or, in some cases, completely redefine the products and services they sell. These new technology-enabled products create strategic growth opportunities in industries as diverse as computers, communications, software and financial services, but the costs associated with managing state-of-the-art technology environments can be over five times the cost of the technology itself. These high costs are the result of the many manual and inefficient processes required of both the providers and consumers of technology products—processes such as activation, set-up, troubleshooting, updating and repair. Our software optimizes these processes by embedding self-management services directly into our customers’ technology products.

Our product suite includes three distinct types of service management products. Our Self-Management products optimize management processes for the end users and administrators of technology-enabled products and services. Our Service Operations Management products optimize the processes involved in delivering service and support for these complex technology products and services, simplifying and streamlining the operations of large-scale call centers and advanced remote technical support teams. Our Policy Management products enable product vendors and service providers to manage the usage of their products and services according to business objectives and policy guidelines.

As technology-enabled products and services have proliferated, companies have struggled with the time-consuming, labor-intensive and error-prone management processes that surround them. Service management software is an emerging category of management infrastructure software designed to optimize the effectiveness and efficiency of these management processes. Service management software takes a top-down, business-driven view of the ecosystem of people, processes and technology that work together in support of the most strategic products and services offered by a company. According to International Data Corporation, the market opportunity for service-centric management software is anticipated to grow from an estimated $1.7 billion in 2004 to an estimated $3.5 billion in 2007. We believe that service management software has become a primary driver of growth in the broader $10 billion systems and network management software industry.

Our software is unique in three specific ways, providing significant competitive advantages over typical infrastructure management solutions:

•	first, our service management software is built directly into technology products and services enabling self-configuration (the ability to adapt “real time” to changing environments), self-repair (the ability to detect problems and automatically resolve them) and self-regulation (the ability to enforce policies that govern the acceptable use of products and services);

•	second, through our automated modeling and differencing approach, our software defines the optimal set-up and operational parameters of these products and services and automatically detects and corrects differences that develop as the products are used; and

•	third, our software uses a process-driven management approach to automate the end-to-end execution of key management processes that surround these technology products.

We believe that our solutions provide important advantages over other infrastructure management approaches and allow our customers to:

•	rapidly and cost-effectively adjust to change while minimizing time and labor costs that can impede business growth and profit objectives;

•	implement new service offerings faster and with less investment and risk;

•	optimize management and service processes beyond company boundaries;

•	avoid wasting time and labor troubleshooting system, application or network problems and to reduce the number of calls to service centers and information technology, or IT, operations; and

•	improve asset utilization by locating under- and over-utilized technology assets and allocating usage in the most profitable manner.

Our products are complemented by a suite of services to assist customers in rapidly implementing their service management initiatives, optimizing their business processes and measuring the financial impact of our solution.

Since our inception, we have developed and successfully deployed our service management software solutions to industry-leading technology vendors, service providers and large enterprises. We estimate that these customers have used our software in connection with more than 30 million technology products and devices. Our customers include Aliant Inc., AOL (UK) Limited, Bell Canada, BellSouth Corporation, British Telecommunications plc, Centrica Telecommunications Limited, Cognos Incorporated, Cox Communications, Inc., Deutsche Telekom, EMC Corporation, Fannie Mae, Fujitsu Limited, Hewlett-Packard Development Company, L.P., Hyperion Solutions Corporation, Mercury Interactive Corporation, NTL Group Ltd., N.V. Casema, SBC Communications, Inc., Sprint Communications Company, Storage Technology Corporation, Stratus Computer, Inc., Telecom Italia Media S.p.a., Telenet, Telewest Broadband, Telus Corporation, Time Warner Cable/RoadRunner, Inc., T-Online France, VERITAS Software Corporation, Verizon Communications and Warranty Corporation of America.

We were formed in 1997. Our principal executive offices are located at 12515 Research Boulevard, Building 5, Austin, Texas 78759-2220, and our telephone number is (512) 339-8335. Our website is www.motive.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider information on our website as part of this prospectus.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Over-allotment option:

Shares saleable by us	shares
Shares saleable by the selling stockholder	shares

Total	shares

Use of proceeds

We estimate that we will receive approximately $         million in net proceeds from this offering. We will use approximately $12.5 million of the net proceeds to repay outstanding indebtedness to related parties, and the remainder will be used for general corporate purposes, including working capital and possible acquisitions of assets and businesses. See “Use of Proceeds” for additional information on how we intend to use the proceeds from this offering.

Proposed Nasdaq National Market symbol	MOTV

The number of shares of common stock to be outstanding after this offering is based on the pro forma number of shares outstanding as of December 31, 2003. This information excludes:

•	3,578,758 shares issuable upon the exercise of outstanding options awarded under our existing stock option plans at exercise prices ranging from $0.24 to $44.00;

•	71,632 shares authorized for future issuance under our existing stock option plan; and

•	711,439 shares issuable upon the exercise of outstanding warrants at exercise prices ranging from $0.004 to $16.00.

Unless otherwise indicated, all information contained in this prospectus:

•	assumes an initial public offering price of $ per share;

•	gives effect to a one-for-four reverse split of our common stock and preferred stock which will occur immediately prior to the closing of this offering;

•	assumes that the underwriters’ over-allotment option will not be exercised;

•	assumes that preemptive rights to purchase shares of common stock sold in this offering will not be exercised; and

•	gives effect to the conversion of all outstanding shares of preferred stock into 10,322,067 shares of common stock upon completion of this offering.

SUMMARY FINANCIAL DATA

The following table presents our summary consolidated financial data. The summary consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003 and the summary consolidated balance sheet data as of December 31, 2003 are derived from our audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. The summary consolidated statement of operations data for the years ended December 31, 1999 and 2000 are derived from our audited consolidated financial statements, including the notes thereto, not included in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period. The pro forma amounts give effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The pro forma as adjusted consolidated balance sheet amounts give further effect to this offering and the use of the net proceeds as described under “Use of Proceeds.” You should read the data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
	1999	2000(3)	2001(4)	2002	2003(5)
				Restated(6)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
License fees	$7,031	$18,669	$39,431	$44,659	$42,957
Services:
Services	2,130	9,557	12,599	13,397	24,452
Acquired in business combination (1)	—	—	—	—	24,883

Total services revenue	2,130	9,557	12,599	13,397	49,335

Total revenue	9,161	28,226	52,030	58,056	92,292

Cost of revenue:
License fees	244	522	689	1,212	1,692
Amortization of acquired technology	—	138	150	13	448
Services	1,966	9,945	14,234	12,258	30,818

Total cost of revenue	2,210	10,605	15,073	13,483	32,958

Gross margin	6,951	17,621	36,957	44,573	59,334

Operating expenses:
Sales and marketing	6,339	20,400	31,470	26,082	33,016
Research and development	3,713	7,792	12,852	11,224	16,869
General and administrative	1,946	5,919	6,656	6,321	7,951
Amortization of goodwill and intangibles	—	8,315	12,218	—	2,381
Amortization of deferred stock compensation (2)	743	6,168	2,344	2,081	1,190
Costs associated with spin-off	6,683	—	—	—	—
Write off of prepaid stock offering costs	—	—	1,401	—	—
Business restructuring charge	—	—	1,374	—	1,422

Total operating expenses	19,424	48,594	68,315	45,708	62,829

Loss from operations	(12,473)	(30,973)	(31,358)	(1,135)	(3,495)
Interest income (expense), net	685	1,548	232	(1,173)	(1,910)
Other income (expense), net	—	—	(2)	120	6,207
Loss on investment, net of recovery	—	—	—	(7,923)	—

Income (loss) before income taxes	(11,788)	(29,425)	(31,128)	(10,111)	802
Provision for income taxes	—	20	144	403	1,705

Net loss	$(11,788)	$(29,445)	$(31,272)	$(10,514)	$(903)

	Year Ended December 31,
	1999	2000(3)	2001(4)	2002	2003(5)
				Restated(6)
	(in thousands, except per share data)
Basic and diluted loss per share	$(4.79)	$(7.40)	$(6.78)	$(1.95)	$(0.09)

Shares used in computing basic and diluted loss per share	2,461	3,977	4,612	5,397	9,832

Pro forma basic and diluted loss per share (unaudited)					$(0.04)

Shares used in computing pro forma basic and diluted loss per share (unaudited)					20,154

	As of December 31, 2003
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$28,433	$28,433	$
Working capital	14,954	14,954
Restricted cash	15,000	15,000
Total assets	158,750	158,750
Long-term debt, net of current portion	6,026	6,026
Related party subordinated debt, net of discount	10,757	10,757
Redeemable convertible preferred stock	119,785	—
Total stockholders’ equity (deficit)	(22,664)	97,121

(1)	In January 2003, we assumed liabilities related to existing software arrangements with a fair value of approximately $40.1 million as a result of our acquisition of BroadJump, Inc. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and is being recognized ratably as services revenue acquired in business combination over the remaining life of the individual contractual obligations. This revenue will continue to decline on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expire.
(2)	If the amortization of deferred stock compensation were allocated to specific operating statement line items, it would be allocated as follows:

	Year Ended December 31,
	1999	2000(3)	2001(4)	2002	2003(5)
	(in thousands)
Cost of service revenue	$166	$895	$122	$181	$38
Sales and marketing	181	2,698	824	144	437
Research and development	70	668	279	364	331
General and administrative	326	1,907	1,119	1,392	384

	$743	$6,168	$2,344	$2,081	$1,190

(3)	Reflects the acquisition of Ventix Systems, Inc. on January 28, 2000.
(4)	Reflects the acquisition of certain assets from Question Technologies, Inc. on November 2, 2001.
(5)	Reflects the acquisition of BroadJump, Inc. on January 17, 2003.
(6)	License fees revenue has been restated to correct the fair value assigned to shares of common stock received from Peregrine Systems as payment pursuant to a software arrangement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Peregrine Systems.” The effect of such restatement was to increase License fees revenue by $3,520,000 and to increase Loss on investment, net of recovery, by approximately $3,520,000.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our consolidated financial statements and the related notes thereto, before investing in our common stock. Our business, operating results and financial condition could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment.

Risks Related to Our Business

Our total revenue was $20.7 million in the first quarter, $24.7 million in the second quarter, $20.0 million in the third quarter and $27.0 million in the fourth quarter of 2003, and we expect that our quarterly financial results will continue to fluctuate and may be difficult to predict. If our future results are below the expectations of public market analysts and investors, the price of our common stock may decline.

Our quarterly revenue and results of operations are difficult to predict. Unlike more established enterprise software vendors, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

•	the timing of sales of our software, including the relatively long sales cycles of up to nine months or more associated with most of our larger software sales to large enterprises;

•	our quarterly revenue is dependent on larger software sales to a relatively small number of large enterprises;

•	our dependence on license revenue from new software sales (as opposed to recurring maintenance revenue) to achieve our revenue objectives;

•	budget and spending decisions by our customers, who are concentrated in the communications and high technology markets;

•	our ability to renew existing licenses, most of which are for a term of three years, or to secure new licenses on beneficial terms;

•	demand for our service management software;

•	market acceptance of newly released products or delays in new product introductions;

•	our utilization and billing rates for our professional services personnel;

•	our history of growth through acquisitions which have typically affected our operating results;

•	the amount and timing of operating costs related to the expansion of our business, operations and infrastructure; and

•	changes in our pricing policies or our competitors’ pricing policies.

In addition, we experience seasonality in our revenue, with the fourth quarter of the year typically having the highest revenue for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. We expect that this seasonality will continue.

Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenue and are, to a large extent, fixed in the short term. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

Our customer base is concentrated. For example, one customer accounted for 11% of our revenue for the year ended December 31, 2003. Accordingly, the loss of a major customer could cause our revenue to decline.

Our quarterly revenue is especially subject to fluctuation because it depends on the completion of large orders for our products and related services primarily from a small number of large customers. For example, sales to Hewlett-Packard represented 19% of our total revenue in 2002. One customer, Mercury Interactive Corporation, accounted for 11% of our total revenue in the year ended December 31, 2003. Although our customer make-up varies from quarter to quarter, a small number of customers are likely to continue to account for a significant portion of our revenue, and our revenue could decline due to the loss or delay of a single customer order or the failure of an existing customer to renew its license. Our ability to mitigate this risk is based almost entirely on our ability to obtain additional customers and to expand our sales to existing customers. Our failure to obtain additional customers, the loss or delay of customer orders or the failure of existing customers to renew their licenses will harm our business and operating results.

We have never been profitable on an annual basis and we have incurred net losses in almost every fiscal period since we began operations. We may incur losses in the future.

To date, we have not been profitable on an annual basis and we have incurred net losses in almost every fiscal period since we began operations. For the year ended December 31, 2003, we had a net loss of $903,000 and as of December 31, 2003, we had an accumulated deficit of approximately $88.1 million. Although we reached profitability during the third quarter of 2002, and have been profitable in each calendar quarter since that period, other than the first quarter of 2003, we will need to generate significant additional revenue and manage expenses appropriately to maintain profitability. Therefore, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We have a limited history of sales of some of our products which makes it difficult to evaluate our prospects.

Some of the products in our current product suite have been released within the past year, including our Business Class Manager which was released in August 2003 and our Usage Policy Manager which was released in September 2003. These products target solving customers’ problems that we have not previously addressed. There can be no assurance that our customers will perceive these products as adequately addressing those problems or that there will be substantial demand for them. It is difficult to evaluate our future prospects because of our limited experience with these products, the rapidly evolving and competitive nature of the markets in which we sell these products and other factors that are beyond our control.

The typical sales cycle for our products and services is long and it may be difficult for us to predict when certain customers will complete the sales cycle. As a result, our quarterly operating results may fluctuate and the price of our common stock could decline.

We believe that a customer’s decision to purchase our software and services is highly discretionary, involves a significant commitment of resources and is influenced by customer budgetary cycles. To successfully sell our software and services, we must educate potential customers regarding their use and benefits, which can require significant time and resources from us and our customers. The period between our initial contact with a potential customer and the purchase of our software and services is often long and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures. Our sales cycle varies substantially and may require up to nine months or more depending on the customer and the size of the transaction. A lengthy sales cycle may have an impact on the timing of our revenue, which in turn could cause our quarterly operating results to fluctuate and our stock price to trade at lower levels than would otherwise be the case.

Our failure to adapt to technological change in our industry and to develop and achieve broad adoption and acceptance of our new products could cause the loss of existing and potential customers and therefore adversely affect our revenue and earnings. We are dependent on new product introductions for future revenue growth and such introductions involve significant risks.

If we fail to keep pace with technological change in our industry, such failure would have an adverse effect on our revenue and earnings. During the past several years, many new technological advancements and competing products have entered the marketplace to address the same problems that our products and services are intended to address. Our ability to compete effectively and our growth prospects depend upon many factors, including the success of our existing software products, the timely introduction and success of future software products and releases and the ability of our products to interoperate and perform well with existing and future leading databases, applications, operating systems and other platforms. We have made significant investments in research and development and our business model requires us to generate substantial revenue from new product introductions. We released two new products in 2003 and anticipate releasing one new product in the second quarter of 2004. New product introductions involve significant risks. For example, delays in new product introductions or less-than-anticipated market acceptance of our new products are possible and would have an adverse effect on our revenue and earnings. We cannot be certain that our new products or future enhancements to existing products will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming. In addition, the selling price of software products tends to decline significantly over the life of the product. If we are unable to offset any reductions in the selling prices of our products by introducing new products at higher prices or by reducing our costs, our revenue, gross margin and operating results would be adversely affected.

If we do not successfully address the risks inherent in the expansion of our international operations, our business could suffer.

We currently have operations in Canada, the United Kingdom, Germany, Switzerland, France, Spain and Japan, and we intend to expand further into international markets. Unlike more established enterprise software vendors, we have limited experience in international operations and may not be able to compete effectively in international markets or to operate profitably in these markets. At the same time, our dependence on international revenue has steadily increased over time. From our inception through December 31, 2003, we have derived approximately $46.6 million of revenue from our customers outside the U.S., and our international revenue was $29.5 million for the year ended December 31, 2003, an increase of $14.0 million over international revenue of $15.5 million for 2002. Continued expansion of our international operations will require a significant amount of attention from our management and substantial financial resources and may require us to add qualified management in these markets. Our direct sales model requires us to attract, retain and manage qualified sales personnel capable of selling into markets outside the U.S. In our opinion, this is significantly more difficult in markets outside the U.S. Additionally, in some cases, our costs of sales may increase if our customers require us to sell through local distributors.

If we are unable to grow our international operations in a cost effective and timely manner, our business and operating results could be harmed. Doing business internationally involves additional risks that could harm our operating results, particularly:

•	differing technology standards;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	imposition of currency exchange controls;

•	potentially adverse tax consequences;

•	reduced protection for intellectual property rights in certain countries;

•	dependence on local vendors;

•	compliance with multiple conflicting and changing governmental laws and regulations;

•	seasonal reductions in business activity specific to certain markets;

•	longer sales cycles;

•	restrictions on repatriation of earnings;

•	differing labor regulations;

•	restrictive privacy regulations in different countries, particularly in the European Union;

•	restrictions on the export of sensitive U.S. technologies such as data security and encryption; and

•	import and export restrictions and tariffs.

Our business is dependent on the renewal of licenses by our existing customers. If our customers do not renew their licenses for our products or if they do not renew their licenses on terms that are favorable to us, our operating results could be adversely affected and the price of our common stock could decline.

Most of our licenses are for a fixed term of three years. For example, for the year ended December 31, 2003, approximately 78% of the license agreements we entered into were fixed term licenses, as opposed to perpetual licenses. As the end of the term of a fixed term license approaches, we negotiate the renewal of the license with the customer for the same product and/or for new products and services. If our customers choose not to renew their fixed term licenses with us or if we are unable to license additional products to our existing customers on beneficial terms, our business, operating results and financial condition could be harmed.

If we do not expand our sales and distribution capabilities, we may not be able to expand the sales of our software and services and achieve revenue growth.

We need to substantially expand our direct and indirect sales and distribution efforts, both domestically and internationally, in order to increase sales of our software and related services. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of such personnel to maintain our growth. Our sales and marketing organization grew from 74 employees at December 31, 2002 to 84 at December 31, 2003. New hires require training and take time to achieve full productivity. Our competitors have attempted to hire our employees and we expect that they will continue to do so. We also plan to expand our relationships with system integrators, enterprise software vendors and other third-party resellers to develop our indirect sales channel. As we develop our indirect sales channel, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

If we do not expand our professional services organization, our customers may become dissatisfied and our operating results could suffer. Also, our professional services organization may not operate in a profitable manner.

Our software sales, particularly those to large enterprises, are often dependent on our ability to provide a significant level of professional services to our customers. Clients that license our software typically engage our professional services organization to assist with installation, training, consulting and implementation of our software. We believe that growth in our software sales depends to a significant degree on our ability to provide our clients with these services. We cannot be certain that our professional services business will operate in a profitable manner. For example, our cost of services revenue represented 104% and 113% of services revenue in 2000 and 2001, respectively. We plan to further increase the number of services personnel to meet customer needs. New services personnel will require training and education and take time to reach full productivity. We may not be able to recruit the services personnel we need or retain our current services personnel because competition for qualified services personnel is intense. We are in a relatively new market and only a limited number of individuals have the skills needed to provide the services that our clients require. To meet our needs for services personnel, we may also need to use third-party consultants to supplement our own professional services organization.

If we lose the services of any of our senior management or other key personnel, our business may be harmed.

Our success will depend on the skills, experience and performance of our senior management, engineering, sales, marketing and other key personnel, many of whom have worked together for only a short period of time.

Currently, we do not have long-term employment agreements with any of our executive officers, with the exception of Kenny Van Zant who joined us as a result of our acquisition of BroadJump and received an employment agreement as part of the terms and conditions of that acquisition. The loss of the services of any of our senior management or other key personnel, including our Chief Executive Officer, Scott Harmon, could harm our business. Mr. Harmon, in particular, is one of our co-founders and possesses unique knowledge of our markets, our products and our customers. We possess key man life insurance for Scott Harmon, but not for any of our other officers.

Our failure to expand our strategic alliances would impede our revenue growth.

Unlike more established enterprise software vendors, we must successfully establish and extend relationships that enable us to expand market acceptance of our software solutions. Specifically, we must establish new and extend existing distribution alliances with specialized technology and services firms, such as support outsourcers. We must also establish new and extend existing solutions alliances with leading providers of complementary technologies. Although our business does not depend on any one strategic alliance, our strategic alliances as a whole are a valuable component of our business. Without adequate strategic alliances, we may have to devote substantially more resources than we would otherwise to the sales, marketing and implementation of our products and the development of complementary products in order to deliver comprehensive service management solutions, and our efforts may not be as effective as those who have such alliances. In many cases, the firms with which we wish to form alliances have extensive relationships with our existing and potential customers and may influence the decisions of these customers by recommending products. If we fail to establish, successfully implement or maintain these alliances, our ability to achieve market acceptance of our service management software will suffer and our business and operating results will be harmed.

We have experienced significant growth in our business in the past and we may not be able to manage our future growth efficiently or profitably.

We have expanded the scope of our operations at a rapid rate in the past. For example, in January 2003, we acquired BroadJump, Inc., a provider of broadband Internet activation and support solutions. Primarily as a result of the BroadJump acquisition, the number of people we employ has grown from 240 employees as of December 31, 2002 to 374 employees as of December 31, 2003. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our business, operating results and financial condition.

We may find it difficult to integrate potential future business combinations, which could disrupt our business, dilute stockholder value and adversely affect our operating results.

From inception to date, we have completed three acquisitions of other companies and businesses. We may acquire other companies and businesses in the future, which could add substantial complexity and additional burdens to the substantial tasks already performed by our management team. We may need to integrate operations that have different and unfamiliar corporate cultures. Likewise, we may need to integrate disparate technologies and product offerings, as well as multiple direct and indirect sales channels. These integration efforts may not succeed or may distract our management’s attention from existing business operations. Our failure to successfully manage and integrate future acquisitions could seriously harm our business.

In addition, our existing stockholders’ ownership would be diluted if we financed our acquisitions by issuing equity securities. Under the purchase method of accounting, now required under generally accepted accounting principles for all acquisitions, we could be required to incur in-process research and development or other charges in connection with future acquisitions, which would adversely affect our operating results.

The service management software and services industry is highly competitive, the market for our products is subject to rapid change and we may not be able to compete effectively.

The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our software solutions, our solutions compete against various vendors’ software products designed to accomplish specific elements of functionality. Moreover, these vendors may broaden their product portfolios to more directly compete against our products.

Our current and potential competitors may have longer operating histories, significantly greater financial, technical and other resources or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could harm our business and operating results. For more information on our competitors, please read “Business – Competition.”

If our products fail to perform properly due to undetected errors or similar problems, our business could suffer because, among other things, we might have to limit or suspend product shipments, we might have to expand resources providing enhancements to correct such errors and we may experience other adverse consequences described below.

Our software products are complex and have been more recently developed than those of more established enterprise software vendors. Software such as ours often contains undetected errors or “bugs.” Such errors are frequently found during the period immediately following introduction of new software or enhancements to existing software. We continually introduce new products. If we detect any errors before we ship a product, we might have to limit or suspend product shipments for an extended period of time while we address the problem. We may not discover software errors that affect our new or current products or enhancements until after they are deployed and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors could result in:

•	damage to our reputation;

•	lost sales;

•	delays in commercial release;

•	product liability claims;

•	delays in or loss of market acceptance of our products;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers may use our software together with products from other companies. As a result, when problems occur, it may be difficult to identify the source of the problem. Even when these problems are not caused by our software, they may cause us to incur significant costs, divert the attention of our engineering personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

Our failure to integrate third-party technologies could harm our business because we may incur increased costs and experience delays procuring or building replacement technologies.

We do not own all of the technology that is used in our business and that is incorporated into our products. Accordingly, we intend to continue licensing technologies from third parties, including applications used in our research and development activities and technologies which are integrated into our products. These technologies may not continue to be available to us on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn would harm our business and operating results. For example, we license security and encryption technology from RSA Security. The RSA agreement continues indefinitely unless terminated in the event of a material default by either party or insolvency, or unless we terminate for convenience on 90-days’ written notice. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

If the system security of our software is breached, our business and reputation could suffer.

A fundamental and unique requirement for effective use of many of our products is the secure transmission, collection and storage of confidential end user information. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in such security and any breach could harm our customers, our business and our reputation. In addition, our software contains features which may allow us or our customers to control, monitor or collect data from computers running the software. Therefore, we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to rectify problems caused by any security breach.

We rely upon patents, trademarks, copyrights and trade secrets to protect our proprietary rights, which may provide us with inadequate protection.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We may not be successful in protecting our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, copyrights, trade secrets and disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents issued to us may not be broad enough to protect our proprietary rights;

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents; and

•	current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents.

In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle, thus adversely affecting our operating results.

Litigation regarding intellectual property rights is common in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Our business, operating results and financial condition could be harmed if any of these events occurred.

In addition, we have agreed, and will likely agree in the future, to indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

If we become subject to product liability claims, they could be time consuming and costly to defend, thus adversely affecting our operating results.

Errors, defects or other performance problems in our software could result in financial or other damages to our customers. They could seek damages from us for losses associated with these errors, defects or other performance problems. If successful, these claims could have a material adverse effect on our business, operating results or financial condition. Although we possess product liability insurance and errors and omissions insurance, there is no guarantee that our insurance would be enough to cover the full amount of any loss we might suffer. Our license agreements typically contain provisions designed to limit our exposure to product liability claims, but existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if unsuccessful, could be time consuming and costly to defend and could harm our reputation.

Risks Relating To This Offering

There has been no prior market for our common stock, our stock price may be volatile, and after the offering you may not be able to sell your shares at or above the offering price.

Prior to this offering, our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the offering price, which has been determined by negotiations between representatives of the underwriters and us. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in or our failure to meet securities analysts’ expectations;

•	announcements of technological innovations;

•	entry of new competitors into our markets;

•	introduction of new products and services by us or our competitors;

•	significant developments with respect to intellectual property rights;

•	additions or departures of key personnel;

•	conditions and trends in the communications and high technology markets;

•	volatility in stock market prices and volumes, which is particularly common among securities of software and technology companies;

•	general stock market conditions; and

•	the general state of the U.S. and world economies.

After this offering, our directors, executive officers and principal stockholders will continue to have substantial control over matters requiring stockholder approval and may not vote in the same manner as our other stockholders.

Following this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or control approximately         % of our common stock. Together with other persons or entities owning 5% or more of our outstanding shares of common stock, this group will control 12,658,292 shares of common stock, or approximately         % of the outstanding shares of our stock. As a result, if such persons act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sales of all or substantially all of our assets. These stockholders may make decisions that are adverse to your interests. See our discussion under the caption “Principal Stockholders” for more information about ownership of our outstanding shares.

A substantial portion of our outstanding shares, other than the shares sold in this offering, will be restricted from immediate resale but may be sold into the market beginning 180 days after this offering. Any future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock into the public market after the offering, or the perception that these sales could occur, could adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After the offering, we will have outstanding                      shares of common stock, assuming no options are exercised after January 31, 2004. The                      shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our “affiliates” as that term is defined by Rule 144. Based upon the number of shares outstanding as of January 31, 2004, an aggregate of approximately 16,223,753 shares of our common stock will be eligible to be sold pursuant to Rule 144 or Rule 701 beginning 90 days after the date of this prospectus and an aggregate of approximately 3,825,858 shares of our common stock will be freely tradable without restriction or further registration under the Securities Act of 1933 upon completion of this offering. However, all but 279,071 of such shares are subject to lock-up agreements and will only become eligible for sale upon the expiration or termination of such agreements, generally 180 days after the date of this prospectus. You should read “Shares Eligible For Future Sale” for a more complete discussion of these matters.

As a new investor, you will experience immediate and substantial dilution in the value of the common stock.

The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $         per share, assuming that we sell                     shares at an initial public offering price of $         per share.

We may need additional capital, and raising additional capital may dilute existing stockholders.

We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, we may choose to, or be required to, raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to fund our future growth, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited.

Our certificate of incorporation, bylaws and Delaware corporate law contain provisions which could delay or prevent a change in control even if the change in control would be beneficial to our stockholders.

Delaware law as well as our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company, even if it were beneficial to our stockholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

•	authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	provide that our board of directors is divided into three classes, each serving three-year terms;

•	preclude the ability of stockholders to call special meetings of stockholders; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on business combinations such as mergers between us and a holder of 15% or more or our voting stock. See “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws.”

Our term loans and our line of credit are secured by substantially all of our assets, and in the event of our bankruptcy or liquidation, our assets will first be used to satisfy our secured indebtedness.

Our term loans and our $15 million line of credit are secured by substantially all of our assets, including our intellectual property. In the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, our assets that collateralize this secured indebtedness would first be used to satisfy amounts outstanding under our term loans and our line of credit before they would be available to satisfy our other obligations or to be distributed to holders of our capital stock following satisfaction of all of our outstanding indebtedness.

We have substantial discretion as to how to use the offering proceeds, and the investment of these proceeds may not yield a favorable return.

Our management will have flexibility in deploying the net proceeds of this offering. The net proceeds could be used in ways that do not increase our operating results or market share. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The proceeds may be invested in ways that do not yield favorable returns.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

Our net proceeds from the sale of the                      shares of common stock in this offering are estimated to be $         million, assuming an initial public offering price of $         per share and after deducting estimated offering expenses and underwriting discounts and commissions. We intend to use approximately $12.5 million of the net proceeds of the offering to repay senior secured promissory notes issued in October 2002 to certain of our stockholders, which bear interest at the rate of 11% per annum and would otherwise be payable in full on October 11, 2007. These stockholders include Austin Ventures VII, L.P. who, together with its affiliated funds, owned approximately 19.3% of our outstanding shares as of December 31, 2003, and Eric L. Jones, one of our directors.

We intend to use the remainder of the net proceeds for working capital and other general corporate purposes, including capital expenditures and research and development with respect to developing new and improving our existing product and service offerings. In addition, if the appropriate opportunities arise for the acquisition of assets and businesses that are complementary to ours, for example, complementary product lines, products or technologies, we may use a portion of the net proceeds for such an acquisition. However, we have no current plans, agreements or commitments and are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we currently do not intend to pay cash dividends on our common stock. We currently expect to retain any future earnings to fund the operation and expansion of our business. Our line of credit with Comerica Bank prohibits us from declaring or paying dividends without Comerica’s consent.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003 on:

•	an actual basis;

•	a pro forma basis to reflect the conversion of all of shares of outstanding preferred stock into 10,322,067 shares of common stock and the filing of an amended and restated certificate of incorporation to provide for, among other things, authorized capital of 150,000,000 shares of common stock and 15,000,000 shares of undesignated preferred stock upon the closing of this offering; and

•	a pro forma as adjusted basis to give further effect to our sale of shares of common stock in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As of December 31, 2003
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)

Cash and cash equivalents	$28,433	$28,433	$

Long-term debt, net of current portion	$6,026	$6,026	$
Related party subordinated debt, net of discount	10,757	10,757		—
Redeemable convertible preferred stock:
Preferred stock, $0.001 par value, 47,000,000 shares authorized, 10,322,067 issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	119,785	—		—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, no shares authorized, issued and outstanding, actual; 15,000,000 shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.001 par value, 25,000,000 shares authorized, 9,723,131 issued and outstanding, actual; 150,000,000 shares authorized, 20,045,198 issued and outstanding, pro forma; 150,000,000 shares authorized, issued and outstanding, pro forma as adjusted	10	20
Additional paid-in capital	69,734	189,509
Deferred stock compensation	(4,168)	(4,168)
Accumulated comprehensive loss	(181)	(181)
Accumulated deficit	(88,059)	(88,059)

Total stockholders’ equity (deficit)	(22,664)	97,121

Total capitalization	$113,904	$113,904

The number of shares of common stock to be outstanding after this offering:

•	excludes 3,578,758 shares issuable upon the exercise of outstanding options awarded under our existing stock option plans at exercise prices ranging from $0.24 to $44.00;

•	excludes 71,632 shares authorized for future issuance under our existing stock option plan; and

•	excludes 711,439 shares issuable upon the exercise of outstanding warrants at exercise prices ranging from $0.004 to $16.00.

DILUTION

The pro forma net tangible book value of our common stock as of December 31, 2003, giving effect to the conversion of all shares of preferred stock outstanding as of December 31, 2003 into common stock on the closing of this offering, was $17.5 million, or approximately $0.87 per share. Pro forma net tangible book value per share represents the amount of our stockholders’ equity less intangible assets, divided by 20,045,198 shares of common stock outstanding after giving effect to the conversion of our preferred stock into common stock.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of                      shares of common stock in this offering at an assumed initial offering price of $         per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of December 31, 2003 would have been $         million, or $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate dilution in net tangible book value of $         per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of December 31, 2003	$
Increase per share attributable to new investors
Pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

The following table sets forth on a pro forma basis as of December 31, 2003, after giving effect to the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing stockholders and by new investors, before deduction of estimated discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount	Percent

Existing stockholders	20,045,198%		$		%	$
New investors

Total		100.0%	$	%

Assuming the underwriters’ over-allotment is exercised in full, the percentage of shares held by existing stockholders will decrease to         % of the total number of shares of common stock outstanding after this offering and the number of shares held by new investors will increase to         %.

As of December 31, 2003, there were options outstanding to purchase a total of 3,578,758 shares of common stock at a weighted average exercise price of $5.53 per share and warrants outstanding to purchase a total of 711,439 shares of capital stock at a weighted average exercise price of $4.28 per share. If all of these options and warrants are exercised, the percentage of shares sold by us in this offering compared to the total number of shares outstanding would decrease from         % to         % and the percentage of consideration paid by investors to us in this offering compared to the total consideration paid by all investors would decrease from         % to         %.

SELECTED FINANCIAL DATA

The following table presents our selected consolidated financial data. The selected consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 are derived from the audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the selected consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from audited consolidated financial statements, including the notes thereto, not included in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period. The pro forma amounts give effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. You should read the data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
	1999	2000(3)	2001(4)	2002	2003(5)
				Restated(6)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
License fees	$7,031	$18,669	$39,431	$44,659	$42,957
Services:
Services	2,130	9,557	12,599	13,397	24,452
Acquired in business combination (1)	—	—	—	—	24,883

Total services revenue	2,130	9,557	12,599	13,397	49,335

Total revenue	9,161	28,226	52,030	58,056	92,292

Cost of revenue:
License fees	244	522	689	1,212	1,692
Amortization of acquired technology	—	138	150	13	448
Services	1,966	9,945	14,234	12,258	30,818

Total cost of revenue	2,210	10,605	15,073	13,483	32,958

Gross margin	6,951	17,621	36,957	44,573	59,334

Operating expenses:
Sales and marketing	6,339	20,400	31,470	26,082	33,016
Research and development	3,713	7,792	12,852	11,224	16,869
General and administrative	1,946	5,919	6,656	6,321	7,951
Amortization of goodwill and intangibles	—	8,315	12,218	—	2,381
Amortization of deferred stock compensation (2)	743	6,168	2,344	2,081	1,190
Costs associated with spin-off	6,683	—	—	—	—
Write off of prepaid stock offering costs	—	—	1,401	—	—
Business restructuring charge	—	—	1,374	—	1,422

Total operating expenses	19,424	48,594	68,315	45,708	62,829

Loss from operations	(12,473)	(30,973)	(31,358)	(1,135)	(3,495)
Interest income (expense), net	685	1,548	232	(1,173)	(1,910)
Other income (expense), net	—	—	(2)	120	6,207
Loss on investment, net of recovery	—	—	—	(7,923)	—

Income (loss) before income taxes	(11,788)	(29,425)	(31,128)	(10,111)	802
Provision for income taxes	—	20	144	403	1,705

Net loss	$(11,788)	$(29,445)	$(31,272)	$(10,514)	$(903)

Basic and diluted loss per share	$(4.79)	$(7.40)	$(6.78)	$(1.95)	$(0.09)

Shares used in computing basic and diluted loss per share	2,461	3,977	4,612	5,397	9,832

Pro forma basic and diluted loss per share (unaudited)					$(0.04)

Shares used in computing pro forma basic and diluted loss per share (unaudited)					20,154

	As of December 31,
	1999	2000(3)	2001(4)	2002	2003(5)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,409	$6,469	$17,708	$32,728	$28,433
Working capital	22,321	20,910	14,562	23,501	14,954
Restricted cash	—	—	—	—	15,000
Total assets	28,822	61,420	47,682	63,817	158,750
Long-term debt, net of current portion	713	2,759	1,529	5,291	6,026
Related party subordinated debt, net of discount	—	—	—	10,280	10,757
Redeemable convertible preferred stock	31,155	53,521	69,047	68,915	119,785
Total stockholders’ equity (deficit)	(7,847)	(10,461)	(39,631)	(45,362)	(22,664)

(1)	In January 2003, we assumed liabilities related to existing software arrangements with a fair value of approximately $40.1 million as a result of the BroadJump acquisition. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and is being recognized ratably as services revenue acquired in business combination over the remaining life of the individual contractual obligations. This revenue will continue to decline on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expire.
(2)	If the amortization of deferred stock compensation were allocated to specific operating statement line items, it would be allocated as follows:

	Year Ended December 31,
	1999	2000(3)	2001(4)	2002	2003(5)
	(in thousands)
Cost of services revenue	$166	$895	$122	$181	$38
Sales and marketing	181	2,698	824	144	437
Research and development	70	668	279	364	331
General and administrative	326	1,907	1,119	1,392	384

	$743	$6,168	$2,344	$2,081	$1,190

(3)	Reflects the acquisition of Ventix Systems, Inc. on January 28, 2000.
(4)	Reflects the acquisition of certain assets from Question Technologies, Inc. on November 2, 2001.
(5)	Reflects the acquisition of BroadJump, Inc. on January 17, 2003.
(6)	License fees revenue has been restated to correct the fair value assigned to shares of common stock received from Peregrine Systems as payment pursuant to a software arrangement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Peregrine Systems.” The effect of such restatement was to increase License fees revenue by $3,520,000 and to increase Loss on investment, net of recovery, by approximately $3,520,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements. These statements reflect our current views with respect to future events and financial performance and are subject to risks, uncertainties and assumptions, including those discussed in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated in the forward-looking statements.

Overview

We are a leading provider of service management software that enables companies to build management and service directly into their customer-facing products and services, optimizing time and reducing waste from labor-intensive management processes. Our revenue has increased from $1.4 million in 1998 to $92.3 million in 2003.

History and Background

From our incorporation in April 1997 through the end of 1997, we were engaged in research activities and developing and marketing our products. We first began generating revenue from software license fees from the initial version of our products in late 1998. Since then we have developed and successfully deployed our service management software solutions to industry-leading technology vendors, service providers and large enterprises. We estimate that these customers have used our software in connection with more than 30 million technology products and devices. We have continued to enhance the functionality of our products, and our current service management product suite includes products in the service operations management, self management and policy management categories.

Sources of Revenue

Through December 31, 2003, substantially all of our revenue was derived from licensing our product suite and providing related services. Customers pay us license fees for the right to use our products for a fixed or perpetual term. For the years ended December 31, 2002 and 2003, 70% and 78%, respectively, of the license agreements we entered into were fixed-term and 30% and 22%, respectively, were perpetual. The term of our licenses is typically three years. We price our license fees based on an expected volume of usage during the license term.

Our licensing arrangements may also include the provision of certain services. Services revenue is comprised of revenue from professional services, such as consulting services, maintenance and support services and hosting and managed services. Consulting services include a range of services such as installation, implementation and non-complex interface development for the customer’s specific applications. Maintenance and support services represent technical support of our software products and include the right to unspecified product upgrades on an if-and-when available basis. Hosting and managed services involve remote management of our solutions.

We experience seasonality in our revenue, with the fourth quarter of the year typically having the highest revenue for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. We expect that this seasonality will continue.

In January 2003, we assumed liabilities related to existing software arrangements with a fair value of approximately $40.1 million as a result of the BroadJump acquisition. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and is being recognized ratably as services revenue acquired in business combination over the remaining life of the individual software arrangements. This revenue will continue to decline on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expire. We expect this declining services revenue stream to be partially offset by new contracts with these former BroadJump customers for use of a broader range of our products. We expect these new contracts to contain a ratio of license fees revenue to services revenue commensurate with our historical experience.

Excluding services revenue acquired in business combination, license fees revenue has typically represented 64% to 76% of total revenue in recent years and services revenue has typically represented 24% to 36% of total revenue in recent years.

Recent Acquisitions

In January 2000, we acquired Ventix in exchange for 1,541,333 shares of our capital stock. We acquired Ventix, a provider of Internet-based service solutions for e-business applications, to accelerate our entry into the e-business market. We accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in our results of operations from the date of the acquisition. We recorded approximately $26.9 million in goodwill and intangibles in connection with the acquisition. Approximately $270,000 of the purchase price was allocated to acquired in-process research and development and was expensed in the first quarter of 2000 because technological feasibility had not been established and no future alternative uses existed.

In November 2001, we acquired certain assets of Question Technologies in exchange for 1,293,860 shares of our capital stock. We accounted for the acquisition of assets at fair market value on the date of closing. Approximately $3 million of the purchase price was allocated to acquired in-process research and development and was expensed in the fourth quarter of 2001 because technological feasibility had not been established and no future alternative uses existed.

In January 2003, we acquired BroadJump in exchange for 9,557,977 shares of our capital stock. We acquired BroadJump, a provider of Internet-based service solutions for broadband companies, to solidify our position as a leader in providing service management software for broadband technology ecosystems. We accounted for the BroadJump acquisition using the purchase method of accounting and BroadJump has been included in our results of operations from the date of acquisition. We recorded approximately $73.6 million in goodwill and intangibles in connection with the acquisition.

Peregrine Systems

We entered into a software license arrangement with Peregrine Systems in April 2000, as amended in October 2000, pursuant to which we granted to Peregrine the right to sublicense and distribute certain of our software in exchange for minimum license fees of $30 million. In March 2002, we amended the agreement to allow Peregrine to satisfy its payment obligations to us with either cash or Peregrine common stock.

We did not recognize revenue from the Peregrine license arrangement in 2000, as no amounts were due during that year. In 2001, we recognized license revenue of $10.5 million based upon nonrefundable fixed minimum license fees due during the 2001 calendar year. As of December 31, 2001 we had an accounts receivable balance of $6.0 million which was considered collectible based on Peregrine’s past collections and general creditworthiness.

Pursuant to the amended license arrangement, we received 1,000,000 shares of unregistered Peregrine common stock in the first quarter of 2002. Upon receipt of the shares, we recorded a short-term investment in marketable equity securities of $9.5 million. The fair value of the shares received was determined based on the then-current trading price of the stock. Additionally, in the first quarter of 2002 we credited accounts receivable for $6.0 million and license fees revenue for $3.5 million. We recorded revenue at the time the shares were received because such amount was nonrefundable and we had performed all of our obligations stated in the amended agreement.

The trading price of Peregrine stock fell from $9.52 on March 31, 2002 to $0.30 on June 30, 2002. Due to the decline in market value of the Peregrine stock, in the second quarter of 2002 we deemed the Peregrine shares to be other than temporarily impaired and recorded an impairment charge of $9.5 million pursuant to Staff Accounting Bulletin (“SAB”) Topic 5M. In August 2002, we received $1.6 million in cash from CIBC pursuant to the termination and settlement of an agreement in connection with the attempted sale of a portion of the Peregrine shares. We recorded the receipt of such cash as a recovery of impairment on investment during the quarter ended September 30, 2002.

Peregrine filed for bankruptcy in September 2002. Peregrine’s plan of reorganization provided for satisfaction of Peregrine’s obligations by payments to us of cash totaling $9.0 million, and Peregrine’s return to us of 416,667 shares of our common stock that had been previously issued by us to Peregrine for a cash purchase price of $11.0 million. The cash payments totaling $9.0 million are comprised of a $4.0 million payment that was paid in August 2003 and four annual payments of $1.25 million to be made over the following four years. We recognize other income from this arrangement when cash or shares are actually received. During 2003, we recognized approximately $6.1 million in other income from this arrangement, based upon our receipt of $4.0 million in cash and the return of 416,667 shares of our common stock. The 416,667 shares of common stock were recorded at $5.00 per share or approximately $2.1 million, which was the then current fair value of our common stock as determined by our board of directors.

Critical Accounting Policies

Revenue Recognition

License fees revenue is comprised of fees for term and, to a lesser extent, perpetual licenses of our software. To date, we have not entered into any software arrangement solely for the license of products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element. We (1) recognize revenue for the fees associated with a perpetual license or a term license with VSOE for maintenance using the residual method in accordance with Statement of Position (“SOP”) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, regardless of any separate prices stated within the contract for each element, or (2) recognize revenue for the fees associated with a term license without VSOE for maintenance ratably over the term of the agreement, generally one to three years. Prior to the fourth quarter of 2001, we did not have VSOE to determine fair value of maintenance for term licenses. As a result, license fees revenue also includes maintenance for term licenses entered into prior to the establishment of VSOE of maintenance for term licenses. License fees revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled vendor obligations remain, the fee is fixed or determinable and collectibility is probable.

If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired. If the fee for the license has any payment terms that are due in excess of our normal payment terms, the fee is considered to not be fixed or determinable. Accordingly, the amount of revenue recognized (1) for perpetual license arrangements and term license arrangements with VSOE for maintenance, is limited to the amount due from the customer, or (2) for term license arrangements without VSOE for maintenance, is limited to the lesser of the amount due from the customer during each reporting period or a ratable portion of the total unallocated arrangement fee.

License fees revenue from arrangements with resellers involving nonrefundable fixed minimum license fees are recognized when payment becomes due from the customer and delivery of the product has occurred, assuming no significant unfulfilled vendor obligations remain. Royalties related to such reseller arrangements in excess of the fixed minimum amounts are recognized as revenue when such amounts are reported to us.

Services revenue is comprised of revenue from professional services, such as consulting services, maintenance and support services and hosting and managed services. Consulting services include a range of services such as installation, implementation and non-complex interface development for the customer’s specific applications. Maintenance and support services represent technical support of our software products and include the right to unspecified product upgrades on an if-and-when available basis. Hosting and managed services involve remote management of our solutions. We have determined that the service elements of our software arrangements are not essential to the functionality of the software. We have also determined that our professional services: (1) are available from other vendors; (2) do not involve a significant degree of risk or unique acceptance criteria; and (3) qualify for separate accounting as we have sufficient experience in providing such services.

VSOE of fair value of services in multiple element arrangements is based upon rates for consulting and training services and fees for pre-packaged technical support and hosting and managed services which we have charged in stand-alone contracts for these services. For perpetual licensing arrangements and term licensing arrangements with VSOE for maintenance and hosting and managed services, in accordance with paragraph 57 of SOP 97-2, VSOE of fair value for maintenance and hosting and managed services is determined by reference to the price the customer has paid or will be required to pay when it is sold separately. VSOE of fair value for maintenance and hosting and managed services contracts under perpetual license arrangements and term license arrangements with VSOE for maintenance and hosting and managed services is based upon our pricing practice that maintenance and hosting and managed services renewal rates are based upon a percentage of the quoted license fees in the related contract. Each contract typically offers additional renewal periods at a stated price or rate. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year. Hosting and managed services revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which typically ranges from one month to one year.

In January 2003, we assumed liabilities related to existing software arrangements with a fair value of approximately $40.1 million as a result of the BroadJump acquisition. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and is being recognized ratably as services revenue acquired in business combination over the remaining life of each software arrangement. This revenue will continue to decline on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expire. The following table summarizes how this revenue will be recognized in each calendar quarter of 2004 through 2006 (in millions):

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
2004	$3.4	$2.1	$1.5	$1.4
2005	1.3	1.0	0.9	0.9
2006	0.9	0.9	0.6	0.3

Accounts receivable include amounts due from customers for which revenue has been recognized. Deferred revenue includes amounts received from customers for which revenue has not been recognized.

Allowance for Doubtful Accounts

We continuously assess the collectibility of outstanding customer invoices and in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. Actual customer collections could differ from our estimates and accordingly could exceed our related loss allowance.

Goodwill and Other Intangible Assets

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, in June 2001. Pursuant to SFAS No. 141, assembled workforce no longer meets the criteria to be recognized and reported apart from goodwill. As a result, we have reclassified assembled workforces of $212,093, net of amortization and impairment charges, to goodwill. Effective January 1, 2002, we adopted SFAS No. 142 and no longer amortize goodwill. In accordance with SFAS No. 142, we periodically assess our intangible assets, including goodwill, for indicators of impairment.

Prior to January 1, 2002, intangible assets related to the Ventix acquisition were being amortized using the straight-line method over a two-year period for acquired technology and a three-year period for workforce and goodwill. The acquired technology from the Ventix acquisition was fully amortized as of December 31, 2002. In January 2003, we acquired BroadJump and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships and order backlog are being amortized over the respective assets’ estimated useful lives of four to five years using a method of amortization that reflects the pattern in which their economic benefits are consumed based upon estimated contributions to discounted cash flows during the applicable period. Amounts allocated to non-compete agreements are being amortized over their estimated useful lives of three years using the straight line method. We periodically review the estimated useful lives of our identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

We assess whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, we measure that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles has been impaired.

Stock-Based Compensation

We account for our employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. We make disclosures regarding employee stock-based compensation using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation. We have calculated the fair value of options granted and have determined the pro forma impact on net income (loss). We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Results of Operations

In view of our limited operating history and changes in the general economic climate, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets. Additionally, despite our revenue growth during prior periods, we do not believe that historical growth rates are necessarily sustainable or indicative of future growth.

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are reviewed periodically, and actual results may differ from these estimates under different assumptions or conditions.

The following table sets forth, for the periods indicated, our consolidated statements of operations as a percentage of total revenue.

	Year Ended December 31,
	2001	2002	2003
Revenue:
License fees	76%	77%	47%
Services:
Services	24	23	26
Acquired in business combination	—	—	27

Total services revenue	24	23	53

Total revenue	100	100	100

Cost of revenue:
License fees	2	2	2
Amortization of acquired technology	—	—	—
Services	27	21	34

Total cost of revenue	29	23	36

Gross margin	71	77	64

Operating expenses:
Sales and marketing	60	45	36
Research and development	25	19	18
General and administrative	13	11	9
Amortization of goodwill and intangibles	24	—	3
Amortization of deferred stock compensation	5	4	1
Write off of prepaid stock-offering costs	2	—	—
Business restructuring charge	2	—	1

Total operating expenses	131	79	68

Loss from operations	(60)	(2)	(4)
Interest income (expense), net	—	(2)	(2)
Other income	—	—	7
Loss on investment, net of recovery	—	(13)	—

Income (loss) before income taxes	(60)	(17)	1
Provision for income taxes	—	1	2

Net loss	(60)%	(18)%	(1)%

Comparison of the Fiscal Years Ended December 31, 2001, 2002 and 2003

Revenue

Total revenue increased by $6.1 million from $52.0 million in 2001 to $58.1 million in 2002 and by $34.2 million in 2003 to $92.3 million. The increase in 2002 was due to an increase in license fees revenue of $5.3 million and an increase in services revenue of $0.8 million. The increase in 2003 was due to $24.9 million of services revenue acquired as a result of the BroadJump acquisition and an increase of $11.0 million of other services revenue, partially offset by a $1.7 million decrease in license fees revenue.

Domestic revenue decreased by $8.0 million from $50.5 million in 2001 to $42.5 million in 2002 and increased by $20.3 million in 2003 to $62.8 million. International revenue increased by $14.1 million from

$1.5 million in 2001 to $15.6 million in 2002 and by $13.9 million in 2003 to $29.5 million. International revenue represented 3%, 27% and 32% of our total revenue for 2001, 2002 and 2003, respectively. For more information about our international revenue and expansion plans, please see “—Quantitative and Qualitative Disclosures About Market Risk.”

As noted in our discussion of our revenue recognition accounting policy, we did not have VSOE of fair value for maintenance for term licenses prior to the fourth quarter of 2001. Prior to establishing such VSOE, the entire license and maintenance value of term licenses was classified as license fees revenue and was recognized ratably over the term of the agreement. For all agreements executed after the establishment of VSOE of maintenance, we allocate VSOE of fair value for maintenance to services revenue and recognize it ratably over the term of the agreement. We then utilize the residual value method to calculate the license fees revenue, which is recognized as license fees revenue as payments become due. The establishment of VSOE of fair value for maintenance for term licenses resulted in an increase in total revenue recognized in 2001 and 2002 of $3.6 million and $9.9 million, respectively.

Based on our revenue recognition policy, the revenue recognized from license agreements with certain customers can vary significantly from period to period. Because our policy is to only recognize revenue when cash is due, the revenue contribution by a certain customer in any given period is dictated by the payment terms associated with such customer’s agreement. As a result, the percentage of revenue attributable to any particular customer in any given period can vary significantly. Revenue from individual customers constituting 10% or more of total revenue for each period were as follows:

	2001	2002	2003
Hewlett-Packard	18%	19%	2%
Mercury Interactive	0%	0%	11%
Peregrine Systems	21%	6%	0%

Although we had no revenue contribution in 2003 from Peregrine Systems, we did receive proceeds from Peregrine of $6.1 million in settlement of license fee obligations in the third quarter of 2003, which we recorded as “other income” – see “—Overview—Peregrine Systems.”

License Fees.    Revenue from license fees increased by approximately $5.3 million from $39.4 million in 2001 to $44.7 million in 2002, and decreased by $1.7 million in 2003 to $43.0 million in 2003. License fees revenue represented 76%, 77% and 47% of our total revenue for 2001, 2002 and 2003, respectively. License fees declined as a percentage of total revenue in 2003 primarily because of the significant increase in services revenue as a result of the BroadJump acquisition.

The increase in license fees revenue from 2001 to 2002 was due to an $8.9 million increase in license fees revenue from new license customers from $12.5 million to $21.4 million, partially offset by a $3.6 million decrease in license fees revenue from existing customers from $26.9 million to $23.3 million. The increase in license fees revenue from new license customers was due to increased acceptance of our products in international markets. Approximately $11.5 million of license fees revenue from new license customers in 2002 was attributable to international sales. The decrease in license fees revenue from existing customers was attributable to the fact that we ceased recognizing revenue from our agreements with Peregrine Systems after the first quarter of 2002 due to collectibility concerns – see “—Overview—Peregrine Systems.”

The decrease in license fees from 2002 to 2003 was due to a $8.0 million decrease in license fees revenue from existing customers from $23.3 million to $15.3 million, partially offset by a $6.3 million increase in license fees revenue from new license customers from $21.4 million to $27.7 million. Approximately $6.0 million of the decrease in license fees revenue from existing customers in 2003 was attributable to the reduction in revenue recognized from license agreements previously entered into with Hewlett-Packard due to our revenue recognition policy described above. License fees revenue from new license customers was primarily generated from increased acceptance of our products, as evidenced by the 19 new customers that executed license agreements during 2003. Approximately $10.8 million of license fees revenue from new license customers in 2003 was attributable to international sales.

Services.    Our revenue from services increased by $0.8 million from $12.6 million in 2001 to $13.4 million in 2002 and by $35.9 million in 2003 to $49.3 million. Services revenue represented 24%, 23% and 53% of our total revenue in 2001, 2002 and 2003, respectively.

The increase in services revenue for 2002 was primarily due to the establishment of VSOE of maintenance on term based licenses in the fourth quarter of 2001. Approximately $24.9 million of the increase in services revenue in 2003 was due to services revenue from contracts acquired in the BroadJump acquisition. The remainder of the increase was due to an increase of approximately $4.5 million in consulting and training services, approximately $3.7 million due to the growth in the number and size of maintenance contracts, and approximately $2.8 million due to our hosting and managed service business which was introduced during 2003.

Service revenue acquired in business combinations was 27% of our total revenue for the year ended December 31, 2003. This revenue will decline on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expire (see “—Critical Accounting Policies—Revenue Recognition”). We expect this declining services revenue stream will be partially offset by new contracts with these former BroadJump customers for use of a broader range of our products. We expect these new contracts to contain a ratio of license fees revenue and services revenue commensurate with our historical experience.

Cost of Revenue

Cost of License Fees Revenue.    Cost of license fees revenue includes third-party software royalties, product packaging, documentation production and shipping costs related to software used by our customers. Cost of license fees revenue increased by $523,000 from $689,000 in 2001 to $1.2 million in 2002 and by $480,000 in 2003 to $1.7 million, representing 2%, 3% and 4% of license fees revenue for 2001, 2002 and 2003, respectively. We have expensed all costs as they have been incurred in the research and development of our software products and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology.    As a part of our January 2000 purchase of Ventix, we acquired certain intangible technology assets having an estimated fair value of $300,000 and an estimated useful life of two years. The amortization of these intangible assets is recorded as a cost of revenue of $150,000 and $13,000 in 2001 and 2002, respectively. Each of these amounts represented less than 1% of revenue in their respective years. The intangible asset was fully amortized by December 31, 2002. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $9.4 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $448,000 is recorded as a cost of revenue in 2003. This amount represented less than 1% of revenue in 2003.

Cost of Services Revenue.    Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, other costs of providing services to customers, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Services costs decreased by $1.9 million from $14.2 million in 2001 to $12.3 million in 2002 and increased by $18.5 million in 2003 to $30.8 million, representing 113%, 91% and 62% of services revenue in 2001, 2002 and 2003, respectively. The decrease in 2002 was due to a decrease of $1.0 million in third-party consulting expense as well as a decrease in average services personnel from 75 in 2001 to 65 in 2002 due to the business restructuring that took place in October 2001. See further discussion in “Business Restructuring Charge” below. The majority of the increase in services costs in absolute dollars in 2003 was due to approximately $14.1 million of costs incurred in connection with servicing the remaining contractual obligations under the acquired BroadJump software arrangements. These costs consist of employee salaries and the related benefits and overhead for those individuals servicing the BroadJump software arrangements as well as the amortization of prepaid commissions and royalties associated with the services revenue acquired in the BroadJump acquisition. Expansion of our professional services organization to support the increase in our services revenue and the addition of the BroadJump hosting and managed services organization contributed an additional $3.7 million to this increase as did $700,000 in increased third party consulting costs. Excluding the costs and revenue associated with the acquired BroadJump software arrangements, costs of services represented 68% of services revenue in 2003. We expect cost of services revenue to increase as a percentage of our services revenue as services revenue from contracts acquired in the BroadJump acquisition continues to decline.

Operating Expenses

Sales and Marketing.    Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by $5.4 million from $31.5 million in 2001 to $26.1 million in 2002 and increased by $6.9 million in 2003 to $33.0 million, representing 60%, 45% and 36% of total revenue for 2001, 2002 and 2003, respectively. The decrease in 2002 was due to a $1.5 million decrease in marketing programs, a decrease in average sales and marketing personnel from 105 in 2001 to 80 in 2002 due to the business restructuring that took place in October 2001, as well as a $1.0 million decrease in sales commissions due to a change in our incentive plan structure. The increase in absolute dollars in 2003 was due to growth in our sales and marketing organization from 74 at December 31, 2002 to 84 at December 31, 2003, a $3.1 million increase in sales commissions due to the growth in revenue, and to a lesser extent by an increase of approximately $200,000 in marketing program expenses during the year ended December 31, 2003. The decrease in sales and marketing as a percentage of total revenue was due primarily to our revenue growth and efficiencies gained as a result of the BroadJump acquisition, such as the elimination of duplication in sales management and marketing functions.

Research and Development.    Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by $1.7 million from $12.9 million in 2001 to $11.2 million in 2002 and increased by $5.7 million in 2003 to $16.9 million, representing 25%, 19% and 18% of total revenue for 2001, 2002 and 2003, respectively. The decrease in 2002 was due to a decrease in average research and development personnel from 84 in 2001 to 69 in 2002 due to the business restructuring that took place in October 2001. The increase in absolute dollars in 2003 was attributable to costs of additional personnel in the research and development organization as headcount increased significantly from 66 at December 31, 2002 to 105 at December 31, 2003 driven mainly by the BroadJump acquisition.

General and Administrative.    General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services and costs associated with our recruiting programs. General and administrative expenses decreased by $0.4 million from $6.7 million in 2001 to $6.3 million in 2002 and increased by $1.7 million in 2003 to $8.0 million, representing 13%, 11% and 9% of total revenue in each of the respective periods. The decrease in 2002 was due to a decrease in average personnel in the administrative organization from 45 in 2001 to 31 in 2002, which was partially offset by an increase of $800,000 in legal and professional fees. The increase in absolute dollars in 2003 was due to an increase of 9 employees in the general and administrative organizations necessary to support the expansion in our operations.

Amortization of Goodwill and Intangibles.    In January 2000, we acquired Ventix in exchange for 1,541,333 shares of our capital stock. We accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in our results of operations from the date of acquisition. We recorded approximately $26.3 million in goodwill and intangibles in connection with the acquisition. In October 2001, in connection with a corporate restructuring and employee terminations as discussed below, the long-lived asset related to the workforce acquired in the Ventix acquisition was deemed to be impaired. Therefore, this asset was written down to its fair value. As a result, an impairment loss of approximately $452,000 was included in amortization of goodwill and other intangibles for the year ended December 31, 2001. Additionally, in November 2001, we acquired certain assets of Question Technologies in exchange for 1,293,860 shares of our capital stock. We accounted for the acquisition of assets at fair market value on the date of closing. Approximately $3 million of the purchase price was allocated to acquired in-process research and development and was expensed in the fourth quarter of 2001 because technological feasibility had not been established and no future alternative uses existed. Therefore, total amortization expense, including the write-off of acquired in-process research and development and impairment charges, for the year ended December 31, 2001 was $12.2 million, representing 24% of our total revenue for the respective period. In January 2003, we recorded $13.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $2.4 million for 2003, representing 3% of our total revenue for the respective period.

Amortization of Deferred Stock Compensation.    We recorded deferred stock compensation in connection with stock options granted to employees and consultants. These amounts represent the difference between the exercise price of certain stock option grants and the deemed fair value of our common stock at the time of such grants. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $2.3 million in 2001, $2.1 million in 2002 and $1.2 million in 2003.

Write-Off of Prepaid Stock Offering Costs.    In March 2001, we withdrew our Form S-1 Registration Statement on file with the Securities and Exchange Commission due to weak equity market conditions. As a result, $1.4 million of prepaid stock offering costs were written off in March 2001. These costs consisted of legal, accounting and printing fees incurred in connection with the drafting, review and filing of the Form S-1.

Business Restructuring Charge.    During the fourth quarter of 2001, we initiated a restructuring program to conform our expense and revenue levels to better position us for growth and profitability in the marketplace. We incurred a non-recurring charge of approximately $1.4 million related to severance and other employee termination benefits related to a reduction in workforce in October 2001 as a result of this restructuring. The reduction in workforce consisted of approximately 85 employees at all levels within the organization. During the first quarter of 2003, we initiated a restructuring program as a result of our integration of BroadJump. We incurred a non-recurring charge of approximately $1.4 million related to severance and other employee termination benefits related to a reduction in workforce of approximately 20 employees in January 2003 as well as costs associated with the closing of duplicative facilities and the elimination of other overlapping efforts. As of December 31, 2003, all termination benefits related to the restructuring had been paid.

Interest Income (Expense), Net

Interest income (expense), net decreased from $230,000 in 2001 to $(1.2) million in 2002 and by $700,000 to $(1.9) million in 2003. The decrease in interest income (expense), net from 2001 to 2002 was primarily due to the increased interest expense incurred on our outstanding bank debt, which rose from $6.7 million at December 31, 2001 to $15.2 million at December 31, 2002, and interest expense on related party subordinated debt of $12.5 million at December 31, 2002. The decrease in interest income (expense), net from 2002 to 2003 was due to the increased interest expense incurred on the outstanding subordinated debt as it was outstanding for a full year in 2003 compared to only a quarter in 2002.

Other Income

In connection with Peregrine’s plan of reorganization in the third quarter of 2003, we recognized approximately $6.1 million in other income based upon our receipt of $4.0 million in cash and the return of 416,667 shares of our common stock. The 416,667 shares of common stock were recorded at $5.00 per share or approximately $2.1 million, which was the then current fair value of our common stock as determined by our board of directors.

Loss on Investment

In connection with a software license arrangement between us and Peregrine Systems, we received 1,000,000 shares of unregistered Peregrine common stock in the first quarter of 2002 in satisfaction of certain accounts receivable. Upon receipt of the shares, they were classified as a short-term investment in marketable equity securities. The trading price of Peregrine stock fell from $9.52 on March 31, 2002 to $0.30 on June 30, 2002. Due to the decline in value of the Peregrine stock, in the second quarter of 2002 we deemed the Peregrine shares to be other than temporarily impaired and recorded an impairment charge of $9.5 million. In August 2002, we received $1.6 million in cash from CIBC pursuant to the termination and settlement of an agreement in connection with the attempted sale of a portion of the Peregrine shares. We recorded the receipt of such cash as a recovery of impairment on investment.

Provision for Income Taxes and Net Operating Losses

We have incurred operating losses for all fiscal years from inception through December 31, 2003, and therefore have not recorded a material provision for income taxes. Our provision for income taxes consists primarily of foreign income tax withholdings related to international sales. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss and research and development credit carryforwards, because of the uncertainty regarding their realization. Our accounting for deferred taxes under SFAS No. 109, “Accounting for Income Taxes,” involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as our history of operating losses and expected future losses and the nature of our deferred tax assets.

As of December 31, 2003, we had net operating loss, research and development credit and foreign tax credit carryforwards of approximately $88.5 million, $2.6 million and $1.7 million, respectively. The net operating loss and research and development credit carryforwards will expire at various dates, beginning in 2012, if not utilized. The foreign tax credit carryforward will begin to expire in varying amounts between 2007 and 2008, if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss and tax credit carryforwards that could be utilized annually in the future to offset taxable income.

Quarterly Results of Operations

The following tables set forth our consolidated statement of operations data for the eight quarters ended December 31, 2003, as well as these data expressed as a percentage of our total revenue represented by each item. We believe this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below and present fairly the results of such periods when read in conjunction with the audited consolidated financial statements and notes thereto.

	Quarter Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
	Restated(1)	Restated(1)	Restated(1)		Restated(2)		Restated(3)
	(in thousands)
	(unaudited)
Revenue:
License fees	$10,377	$10,007	$11,182	$13,093	$6,390	$11,228	$8,995	$16,344
Services
Services	2,501	3,482	3,408	4,006	6,299	5,615	6,231	6,307
Acquired in business combination	—	—	—	—	8,003	7,827	4,732	4,321

Total services revenue	2,501	3,482	3,408	4,006	14,302	13,442	10,963	10,628

Total revenue	12,878	13,489	14,590	17,099	20,692	24,670	19,958	26,972

Cost of revenue:
License fees	382	339	107	384	43	105	989	555
Amortization of acquired technology	13	—	—	—	97	117	117	117
Services	2,997	2,874	3,195	3,192	7,432	8,146	7,638	7,602

Total cost of revenue	3,392	3,213	3,302	3,576	7,572	8,368	8,744	8,274

Gross margin	9,486	10,276	11,288	13,523	13,120	16,302	11,214	18,698

Operating expenses:
Sales and marketing	6,867	5,470	6,084	7,661	7,149	8,735	8,041	9,091
Research and development	2,961	2,932	2,701	2,630	3,610	3,913	4,518	4,828
General and administrative	1,410	1,556	1,858	1,497	1,890	2,081	2,067	1,913
Amortization of goodwill and intangibles	—	—	—	—	476	571	571	763
Amortization of deferred stock compensation (4)	1,289	288	335	169	166	115	77	832
Business restructuring charge	—	—	—	—	1,422	—	—	—

Total operating expenses	12,527	10,246	10,978	11,957	14,713	15,415	15,274	17,427

Income (loss) from operations	(3,041)	30	310	1,566	(1,593)	887	(4,060)	1,271
Interest income (expense), net	(85)	(210)	(238)	(640)	(490)	(458)	(470)	(492)
Other income (expense), net	(3)	41	58	24	57	85	5,939	126
Gain (loss) on investment	—	(9,520)	1,597	—	—	—	—	—

Income (loss) before income taxes	(3,129)	(9,659)	1,727	950	(2,026)	514	1,409	905
Provision for income taxes	49	69	67	218	257	85	1,288	75

Net income (loss)	$(3,178)	$(9,728)	$1,660	$732	$(2,283)	$429	$121	$830

(1)	License fees revenue has been restated to correct the fair value assigned to shares of common stock received from Peregrine Systems as payment pursuant to a software arrangement. The effect of such restatement was to increase License fees revenue by $3,520,000 during the quarter ended March 31, 2002, to increase Loss on investment during the quarter ended June 30, 2002 by $5,117,000, and to decrease Loss on investment, due to recovery, by $1,597,000 during the quarter ended September 30, 2002.
(2)	For the quarter ended March 31, 2003, amounts previously allocated to acquired in-process research and development ($11,182,000) in connection with the BroadJump acquisition have been reclassified to Goodwill. Such reclassification resulted from our determination that the in-process research and development at the time of acquisition would not be utilized.
(3)	For the quarter ended September 30, 2003, consideration received from Peregrine Systems in the amount of $6,083,000 has been classified as Other Income.

(4)	If the amortization of deferred stock compensation were allocated to specific operating statement line items, it would be allocated as follows:

	Quarter Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
	(in thousands) (unaudited)
Cost of services revenue	$44	$53	$39	$45	$(28)	$11	$8	$47
Sales and marketing	70	62	14	(2)	102	19	7	309
Research and development	64	56	182	62	17	14	10	290
General and administrative	1,111	117	100	64	75	71	52	186

	$1,289	$288	$335	$169	$166	$115	$77	$832

	Quarter Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
As a Percentage of Revenue:
Revenue:
License fees	81%	74%	77%	77%	31%	45%	45%	61%
Services
Services	19	26	23	23	30	23	31	23
Acquired in business combination	—	—	—	—	39	32	24	16

Total services revenue	19	26	23	23	69	55	55	39

Total revenue	100	100	100	100	100	100	100	100

Cost of revenue:
License fees	3	3	1	2	—	—	5	2
Amortization of acquired technology	—	—	—	—	—	1	1	—
Services	23	21	22	19	36	33	38	29

Total cost of revenue	26	24	23	21	36	34	44	31

Gross margin	74	76	77	79	64	66	56	69

Operating expenses:
Sales and marketing	53	41	42	45	35	35	40	34
Research and development	23	22	18	15	18	16	23	18
General and administrative	11	11	13	9	9	8	10	7
Amortization of goodwill and intangibles	—	—	—	—	2	3	3	3
Amortization of deferred stock compensation	10	2	2	1	1	—	—	3
Business restructuring charge	—	—	—	—	7	—	—	—

Total operating expenses	97	76	75	70	72	62	76	65

Income (loss) from operations	(23)	—	2	9	(8)	4	(20)	4
Interest income (expense), net	(1)	(1)	(1)	(4)	(2)	(2)	(3)	(1)
Other income (expense), net	—	—	—	—	—	—	30	—
Gain (loss) on investment	—	(70)	11	—	—	—	—	—

Income (loss) before income taxes	(24)	(71)	12	5	(10)	2	7	3
Provision for income taxes	1	1	1	1	1	—	6	—

Net income (loss)	(25)%	(72)%	11	4%	(11)%	2%	1%	3%

Revenue

Except for the quarter ended September 30, 2003, revenue increased sequentially in each of the quarters of 2002 and 2003. During the quarter ended September 30, 2003, our total revenue decreased primarily due to a decrease in license fees revenue. License fees revenue in the first quarter of 2002 were positively impacted by the receipt of Peregrine shares in connection with a revised agreement with Peregrine. License fees revenue decreased from the quarter ended December 31, 2002 to the quarter ended March 31, 2003. This is typical as we experience seasonality in our revenue, with the fourth quarter of the year typically having the highest revenue for the year, and thus we typically experience a decrease in license fees revenue from the fourth quarter to the first quarter of the following year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. We expect this seasonality will continue.

Services revenue growth during 2003 accelerated as a result of the BroadJump acquisition. As a part of this acquisition, we assumed liabilities related to existing contractual obligations of the BroadJump software arrangements. The fair value of these assumed liabilities was recorded as deferred revenue and this revenue is being recognized ratably over the remaining life of the individual software arrangements. This revenue will continue to decline on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expire as further described in our Critical Accounting Policies. We expect this declining services revenue stream to be partially offset by new contracts with these former BroadJump customers for use of a broader range of our products. We expect these new contracts to contain a ratio of license fees revenue to services revenue commensurate with our historical experience.

Cost of Revenue

Cost of revenue generally increased on a quarterly basis in absolute dollars in conjunction with our increase in revenue and the growth in our professional services organization. A component of the cost of services growth includes the costs associated with hiring and training service personnel in advance of anticipated services revenue growth as well as the costs associated with servicing the acquired BroadJump software arrangements during each of the quarters of 2003. The only notable increase in cost of license fees revenue occurred during the three months ended September 30, 2003 and was due to an agreement we entered into in June 2003 whereby we have the right to integrate certain third-party software with certain of our software for distribution through March 31, 2004. The cost of this agreement is being amortized on a straight-line basis over the life of the agreement. Also included in cost of revenue is the amortization of intangible technology assets acquired in the Ventix and BroadJump acquisitions. The intangible technology assets related to the Ventix acquisition are fully amortized as of the quarter ended March 31, 2002. The intangible technology assets related to the BroadJump acquisition are being amortized over a five-year estimated useful life.

Operating Expenses

Operating expenses decreased sequentially in each of the quarters ended March 31, 2002 and June 30, 2002 due to our restructuring of our operations during the fourth quarter of 2001 in response to the overall industry downturn post September 11, 2001 and the realization of the ongoing benefits of that restructuring plan and related reductions in workforce. Operating expenses increased in each of the third and fourth quarters of 2002 as a result of an increase in expenses that are directly correlated to increased revenue. Operating expenses increased during the three months ended March 31, 2003 due to the acquisition of BroadJump in mid-January 2003. This acquisition resulted in increased personnel across all organizations. Operating expenses remained relatively constant in absolute dollars for the remaining quarters through September 30, 2003 as we focused on gaining economies of scale and growing the bottom line as headcount remained at approximately 390 from the date of the BroadJump acquisition through September 30, 2003. Operating expenses increased slightly during the three months ended December 31, 2003 as a result of increased commission expense due to revenue growth, higher marketing expenses due to our annual customer event being held in the fourth quarter, and additional deferred stock compensation recorded in connection with stock options granted to employees and directors.

Other Income (Expense), Net

In connection with a software license arrangement between us and Peregrine Systems, we received 1,000,000 shares of unregistered Peregrine common stock in the first quarter of 2002 in satisfaction of certain accounts receivable. Upon receipt of the shares, they were classified as a short-term investment in marketable equity securities. The trading price of Peregrine stock fell from $9.52 on March 31, 2002 to $0.30 on June 30, 2002. Due to the decline in value of the Peregrine stock, in the second quarter of 2002, we deemed the Peregrine shares to be other than temporarily impaired and recorded an impairment charge of $9.5 million. In August 2002, we received $1.6 million in cash from CIBC pursuant to the termination and settlement of an agreement in connection with the attempted sale of a portion of the Peregrine shares. We recorded the receipt of such cash as a recovery of impairment on investment.

In connection with Peregrine’s plan of reorganization in the third quarter of 2003, we recognized approximately $6.1 million in other income based upon our receipt of $4.0 million in cash and the return of 416,667 shares of our common stock. The 416,667 shares of common stock were recorded at $5.00 per share or approximately $2.1 million, which was the then current fair value of our common stock as determined by our board of directors.

Liquidity and Capital Resources

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities and acquisitions. The net proceeds from our private securities issuances plus cash received from acquisitions was approximately $107 million through December 31, 2003. Cash used in operating activities was $18.2 million, $7.7 million and $23.8 million in 2001, 2002 and 2003, respectively.

To date, cash used in investing activities has consisted primarily of capital expenditures totaling $2.6 million, $1.4 million and $4.1 million in 2001, 2002 and 2003, respectively, to acquire property and equipment, mainly computer hardware and software, for our employee base and our hosting and managed services operations. Cash provided by other investing activities includes $12.6 million in cash acquired in connection with the purchase of certain assets of Question Technologies in 2001 and $51.7 million in cash acquired in connection with the acquisition of BroadJump in January 2003. Additionally, $5.7 million of cash was used in connection with the acquisition of BroadJump, of which $4.8 million was related to payments for non-competition agreements with certain executive officers of BroadJump. Net cash provided by short-term investing activities totaled $17.4 million, $3.3 million and $1.7 million in 2001, 2002, and 2003, respectively. We also had an increase in restricted cash in the amount of $15.0 million due to covenants existing on our term loans and line of credit.

At December 31, 2003, we had cash and cash equivalents on hand of $28.4 million, restricted cash of $15.0 million and working capital of $15.0 million. Our accounts receivable increased $2.6 million and $10.4 million during the years ended December 31, 2002 and 2003, respectively. These increases are due to the fluctuations in revenue, timing of shipments and the timing of payments received from our customers. Our payment terms generally require payment within 30 to 90 days of shipment.

In October 2002, we issued senior subordinated promissory notes totaling $12.5 million, bearing interest at 11% annually, to certain of our stockholders. Additionally, we have term loans with Comerica Bank which bear interest at rates ranging from the bank’s prime rate (4.25% at December 31, 2003) plus 0.5% to prime plus 3.0%. At December 31, 2003, $6.3 million was outstanding under the term loans. In addition, we had a bank line of credit totaling $15.0 million which bears interest at the bank’s prime rate plus 1%. At December 31, 2003, no amount was outstanding under the bank line of credit. We have incurred $2.5 million in interest expense for the year ended December 31, 2003. These loans are secured by substantially all of our assets, including intellectual property. These term loans and the line of credit include financial covenants requiring us to maintain (a) our primary cash accounts with the bank and keep a minimum cash balance of at least $15.0 million and (b) tangible net worth of not less than one dollar at the end of each fiscal quarter. The term loans and the line of credit define tangible net worth to include redeemable convertible preferred stock. In addition, the term loans and the line of credit restrict our ability to pay dividends, effect mergers or acquisitions, or have an account of greater than $2.0 million at another institution without the bank’s prior approval. At December 31, 2003, we were in compliance with such covenants and restrictions.

We expect to use a portion of the proceeds of this offering to retire the senior subordinated notes in their entirety. See “Use of Proceeds.”

We lease our facilities and sales offices under various operating lease agreements which expire at various times through 2012. In connection with the lease of our headquarters in Austin, Texas, we issued a stand-by letter of credit to the lessor in the amount of $1.8 million. The lessor may draw on this letter of credit should we fail to remit our monthly rent payment or should we fail to provide a renewal letter of credit prior to the expiration of the lease. The letter of credit amount is reduced to $900,000 upon the closing of an initial public offering with proceeds of at least $40 million; $450,000 upon the closing of an initial public offering with proceeds of at least $60 million; and is released in full upon the closing of an initial public offering with proceeds of at least $80 million.

The following table describes our commitments to settle contractual obligations in cash as of December 31, 2003:

	Payments Due by Period
	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total
	(in thousands)

Operating leases	$4,555	$8,232	$4,441	$8,446	$25,674
Bank loans	278	4,026	2,000	—	6,304
Related party subordinated debt	—	—	12,500	—	12,500

Total contractual obligations	$4,833	$12,258	$18,941	$8,446	$44,478

We believe that cash on hand, cash equivalents, short-term investments and commercial credit facilities will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, we could be forced to engage in debt financing on terms that could restrict our ability to make capital expenditures or incur additional indebtedness, which could impede our ability to achieve our business objectives.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2002 and 2003.

Recently Issued Accounting Standards

In November 2002, the FASB reached a consensus on EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 sets out criteria for whether revenue can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria considers whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of returns for the delivered item. EITF 00-21 was required to be adopted by us beginning June 15, 2003. The adoption of EITF 00-21 did not have a material impact on our financial position, results of operations or cash flows.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. We do not expect adoption of FIN 46 to have a material impact on our financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments that are settled in cash, including certain types of mandatorily redeemable securities, be classified as liabilities rather than as equity or temporary equity. SFAS No. 150 becomes effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. We do not expect the adoption of SFAS No. 150 to have a material effect on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We develop our products in the United States and market them in North America, South America, Europe and the Asia/Pacific markets. As a result, our future financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As the majority of our sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

From our inception through December 31, 2003, we have derived approximately $46.6 million of revenue from customers outside the United States, and our international revenue was $29.5 million for the year ended December 31, 2003, an increase of $13.9 million over international revenue of $15.6 million for 2002. We intend to continue to further expand our European and Asia/Pacific operations in the near term. To the extent our foreign operations expenses increase or to the extent we begin to denominate more foreign sales in local currencies, we will become subject to foreign currency fluctuations. We do not currently anticipate using hedging activities to offset these fluctuations.

Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material interest rate risk exposure.

As of December 31, 2003, our outstanding long-term debt, excluding our subordinated debt, was $6.0 million. Our interest expense related to long-term debt, excluding our subordinated debt, is sensitive to changes in the prime interest rate. However, we do not believe that a 10% change in the prime rate would have a significant impact on our interest expense.

BUSINESS

The following description of our business contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Some of the factors that may cause such results to differ include, but are not limited to, those discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

We are a leading provider of service management software that enables companies to build management and service directly into their customer-facing products and services. A large and increasing number of companies are employing digital hardware, software and communications technologies to enhance or, in some cases, completely redefine the products and services they sell. These new technology-enabled products create strategic growth opportunities in industries as diverse as computers, communications, software and financial services, but the costs associated with managing state-of-the-art technology environments can be over five times the cost of the technology itself. These high costs are the result of the many manual and inefficient processes required of both the providers and consumers of technology products—processes such as activation, set-up, troubleshooting, updating and repair. Our software optimizes these processes by embedding self-management services directly into our customers’ technology products.

Our product suite includes three distinct types of service management products. Our Self-Management products optimize management processes for the end users and administrators of technology-enabled products and services. Our Service Operations Management products optimize the processes involved in delivering service and support for these complex technology products and services, simplifying and streamlining the operations of large-scale call centers and advanced remote technical support teams. Our Policy Management products enable product vendors and service providers to manage the usage of their products and services according to business objectives and policy guidelines. Our customers license and use these products individually and in combination to address their specific business requirements.

Our service management software is unique in three specific ways, providing significant competitive advantages over typical infrastructure management solutions. First, our software is built directly into technology-enabled product and service offerings. This approach enables self-configuration—the ability to adapt “real time” to changing environments, self-repair—the ability to detect problems and automatically resolve them, and self-regulation—the ability to enforce policies that govern the acceptable use of products and services. Second, through our automated modeling and differencing approach, our software defines the optimal set-up and operational parameters of these technology products and services and automatically detects and corrects differences that develop as the products are used by customers. Finally, our software uses a process-driven management approach to automate the end-to-end execution of key management processes that surround the use of these technology products. By employing these unique approaches, our software addresses the entire ecosystem of people, processes and technology that must work together to bring management costs back in line with technology costs.

Since our inception in 1997, we have developed and successfully deployed our service management software solutions for industry-leading technology vendors, service providers and large enterprises. We estimate that these customers have used our software in connection with more than 30 million technology products and devices. We typically license our products for use during a fixed period of time, and have licensed our software to over 100 global customers. Our product offerings are complemented by a suite of services to assist customers in rapidly implementing their service management initiatives, optimizing their business processes and measuring the financial impact of our solution. Our customers include Aliant Inc., AOL (UK) Limited, Bell Canada, BellSouth Corporation, British Telecommunications plc, Centrica Telecommunications Limited, Cognos Incorporated, Cox Communications, Inc., Deutsche Telekom, EMC Corporation, Fannie Mae, Fujitsu Limited, Hewlett-Packard Development Company, L.P., Hyperion Solutions Corporation, Mercury Interactive

Corporation, NTL Group Ltd., N.V. Casema, SBC Communications, Inc., Sprint Communications Company, Storage Technology Corporation, Stratus Computer, Inc., Telecom Italia Media S.p.a., Telenet, Telewest Broadband, Telus Corporation, Time Warner Cable/RoadRunner, Inc., T-Online France, VERITAS Software Corporation, Verizon Communications and Warranty Corporation of America. In addition, we have established relationships with leading technology providers to further the distribution of our technology. For example, October 2002, we formed the Meteor Alliance with Hewlett-Packard, VERITAS and EMC to establish a program to deliver proactive services into multi-vendor IT datacenters utilizing a common technology infrastructure that we have supplied. We have also established a strategic relationship with Mercury Interactive through which Mercury Interactive licenses and incorporates various elements of our technology to create a problem resolution product in future releases of their application management suite.

Industry Background

The past decade has been characterized by a proliferation of technology assets. Currently, technology represents over 50% of capital expenses and accounts for hundreds of billions of dollars in spending annually. Faced with increased pressure to drive growth and profitability, today’s business executives are changing their expectations about the role of these technology investments. Rather than the traditional focus on improving employee productivity and automating internal functions, companies are now focused on leveraging their technology to deliver new products and services that drive revenue generation as well as cost savings.

As technology-enabled products and services have proliferated, companies have struggled with the time-consuming, labor-intensive and error-prone management processes that surround them. For example, product and service problems waste the customer’s time, require technical support calls and drive escalating labor costs for companies who are forced to staff large call centers to keep up with service demand. Changes, such as activating or updating new products and services, result in manual and expensive truck rolls to consumer households and labor-intensive and error-prone upgrades of complex distributed applications and data center environments. In addition, the wasted labor and time of these management processes impedes a company’s ability to rapidly and cost-effectively launch new product and service offerings, impacting revenue, expense and time to market. The problem of widespread and increasing inefficiency is driving demand for solutions that optimize these time-intensive and labor-intensive management processes.

Companies have spent billions of dollars implementing systems management solutions to monitor and control internally owned technology assets, which has helped them ensure increased performance and uptime of their internal systems. However, these solutions were designed to control the reliability and availability of technology assets, rather than to optimize the time and labor-intensive management processes involved with customer-facing technology products and services.

Service management is an emerging category of infrastructure management software designed to optimize the effectiveness and efficiency of these management processes. Service management takes a top-down, business driven view of the ecosystem of people, processes and technology that work together in support of the most profitable and strategic products and services offered by a company. By focusing on optimizing management processes rather than increasing the performance and uptime of internally owned technology assets, service management software improves customer productivity and satisfaction, enables new revenue opportunities, decreases cost-of-change and reduces capital and labor expense.

According to International Data Corporation (IDC), the market opportunity for service-centric management software is anticipated to grow from an estimated $1.7 billion in 2004 to an estimated $3.5 billion in 2007. We believe that service management software has become a primary driver of growth in the broader $10 billion systems and network management software industry.

The Motive Solution

We provide service management software and services to remove management waste incurred by both providers and customers in association with leading-edge technology products. For example, product teams use our software to accelerate time to market with products that are more manageable and serviceable than competitive offerings. Call centers are able to support increased service burdens without increased cost, and can expand their capabilities to deliver remote services and value-added services. End users, whether consumers or administrators, are able to self-manage products and services, thereby increasing the value they receive and reducing cost of ownership.

Our service management software complements and extends traditional systems management software as well as systems management capabilities offered by other technology vendors in their products. Over the past several years, systems management vendors have widely propagated agents that collect management information from a variety of technology assets, including networks, systems, databases and applications. At the same time, the industry has also advanced through the development of open instrumentation standards and interfaces. Our service management solution exploits management data from these open interfaces and systems management products, eliminating the need to deploy proprietary agents or replace existing systems management capabilities in order to use our software.

Our service management software has three key characteristics—built-in management, modeling and differencing and process driven management—that differentiate it from traditional systems management software and provides competitive advantages to our customers.

Built-in management.    Unlike traditional systems management solutions that use external frameworks and distributed agents to monitor and control internally-owned technology assets, our service management software makes manageability and serviceability a built-in attribute of a technology-enabled product or service. Building manageability and serviceability into these products and services makes them easier for service teams, end users and administrators to activate, configure, change, diagnose, repair, upgrade and use. In addition, the technology-enabled products and services are able to automatically perform tasks to manage themselves, including self-configuration—the ability to adapt “real time” to changing environments, self-repair—the ability to detect problems and automatically resolve them and self-regulation—the ability to enforce policies that govern the acceptable use of products and services. These and other self-management capabilities are particularly important because of the constant change inherent in complex technology environments. Our built-in management capabilities work automatically with and on behalf of end users, reducing the need for external IT involvement and decreasing the occurrence of service labor spikes, product and service failure rates, customer attrition and upgrade resistance.

Modeling and differencing.    Data about the availability and performance status of individual technology elements is ineffective in helping a business understand how well the broader ecosystem of people, processes and technology is meeting business objectives. Our software uses a modeling and differencing approach to manage the desired behavior of technology products and services according to defined business objectives. Our model-based approach starts with a set of visual tools that enable business people to specify the optimal set-up and operational parameters of a product or service. Our analysis and differencing engine then automatically detects and corrects differences that develop as the product is used by customers, ensuring the entire ecosystem remains within optimal business guidelines.

Process-driven management.     Our service management software takes a process-driven approach focused on optimizing the execution and completion of management processes that operate across multiple technology assets and constituents, both inside and outside the company. Its objective is to ensure that critical business processes are being completed according to expected levels. For example, ensuring that the company is activating the expected number of new subscribers in order to meet revenue objectives, or ensuring that the company is resolving customer problems within expected timeframes in order to meet operating cost guidelines and service level agreements. Our approach enables product and service providers to deliver a set of automated, process-driven services that eliminate manual management steps for customers and service operations personnel. These services are transactional, which means that our software automates the end-to-end sequence of steps in the process and manages it as a transaction between the product vendor or service provider and the customer. They are also permission-based, ensuring that external customers are able to control the management information a product vendor or service provider is allowed to access from their systems at every point in the end-to-end process.

Advantages of Our Solution

We believe that our solution provides important advantages over other infrastructure management approaches and allows our customers to:

Execute rapid and profitable change.    Our customers must constantly adjust their technology-enabled products and services in response to rapidly changing market and competitive scenarios. The combination of our software’s built-in management capabilities, our model-based differencing and our process management enables our customers to rapidly and cost-effectively adjust to change while minimizing time and labor costs that can impede business growth and profit objectives.

Optimize management processes across company boundaries.    Management of state-of-the-art technology environments typically involves products, people and processes functioning together as a unit, often extending into partner and end user premises. For example, outsourcers are being asked to manage third-party assets in remote data centers and communications service providers face the escalating challenge of activating and supporting subscriber connections in networked homes that involve personal computers, or PCs, and other digital products that are not owned by the service provider. Our service management solution permits our customers to gather management data according to permission-based guidelines established with their end users. As a result, our customers can use our service management solution to address the extended technology ecosystem, including technology in the end user premises, not just the internal technology assets owned by the company delivering products or services.

Increase productivity.    Our products enable businesses to automatically prevent, discover, diagnose and react to disruptions in technologies that directly impact, and are used by, their customers. Our software detects and resolves many problems before they impact our customers’ end users. In addition, should a problem occur, our automated approach gathers system data and contextual information specific to the end user’s application, and then guides the end user and the service expert to the correct solution, reducing the burden on the end user to be a technology expert. Because our customers can process and respond to service requests and service events based upon the specific context of the situation, our service management products allow organizations to satisfy a wider range of service requests through self-service transactions, self-management and self-correction. As a result, we believe our software enables end users to minimize time wasted troubleshooting system, application or network problems and reduces the number of calls to service centers and IT operations, resulting in operational savings and improved labor productivity.

Optimize utilization.    Our software improves asset utilization by locating under- and over-utilized technology assets and allocating usage in their most profitable manner. For example, broadband service providers can use our technology to determine which subscribers are consuming more network resources than can be profitably delivered for the price of a typical monthly subscription fee.

Create new sources of revenue.    Companies can use our service management software to implement new service offerings faster and with less investment and risk. For example, enterprise IT service providers use our solutions to create on-demand, fee-based service offerings for managing data center, application and desktop services for Global 2000 companies and small/medium businesses. Broadband service providers use our software solutions to more rapidly and cost-effectively deploy new value-added services to their existing subscribers, such as home networking and premium content. Our infrastructure technologies for modeling complex technology ecosystems, managing service automation and enabling integration of existing systems, combined with our packaged and extensible service management applications, provide a way for businesses to accelerate their efforts to profit from these new opportunities.

Growth Strategy

We intend to achieve our growth objectives by building leading positions in strategic segments of the service management software market and are pursuing the following strategies:

Develop new and innovative products.    We have consistently added new products and entire product lines to our service management suite of products. We intend to continue to do so in the future as a means of increasing our strategic value to both existing and prospective customers. For example, in August 2003, we introduced Usage Policy Manager as the first product in a new policy management product line. We believe this product is the first to allow communications providers to automate service policies in response to growing business issues, such as subscriber attrition and excessive use or misuse of bandwidth. We believe that continued substantial investments in research and development—for both new product development and enhancements to our current offerings—will help us maintain a leading position in the service management software sector. In addition to developing new products internally, we have acquired complementary businesses that have expanded our product offerings and intend to continue to opportunistically pursue this strategy in the future.

Penetrate new market segments.    Our platform is extensible and allows us to focus on entering new markets with reduced development time by building applications with additional relevant functionality to meet the specific needs of these new markets. For example, our Desktop Management solution was initially targeted at the consumer PC market. We subsequently targeted that solution at the commercial PC market by adding unique functionality required for corporate administration. We are also combining our development efforts with initiatives to address new markets, including assembling new sales teams and packaging our existing products in new ways.

Maintain our flexible licensing model that allows us to grow with our customers.    Our licensing model enables us to generate additional revenue from existing customers in three ways. First, the majority of our license agreements are fixed-term as opposed to perpetual. Accordingly, customers renewing these licenses typically pay additional license fees to renew them upon the expiration of the initial term. Second, we price our licenses based on an expected volume of usage during the license term. Therefore, to the extent that the number of a customer’s end users increases during the initial license term, the license fees to be charged upon a renewal may increase. Finally, our licenses permit customers to use our software only in a particular manner. To the extent a customer desires to expand the scope of use of our software, we renegotiate to expand the license, creating new revenue opportunities. We intend to continue to focus on entering into term-based licenses with defined volume and usage limits in order to maintain our flexibility to grow revenue with our customers.

Continue to enhance customer value.    We measure the success of our products in our customers’ environments and are committed to providing recommendations for improving the effectiveness of our solutions. We do this by working closely with our customers to develop an understanding of their businesses. As a result, we are able to align our solutions to dramatically improve the effectiveness of their organizations and to optimize their investment in our solutions. We install, customize and deploy our service management solutions and deliver a comprehensive series of consulting and training programs covering all aspects of our service management solutions.

Expand our international operations.    We believe that international markets represent a significant opportunity for sales of our service management products and services. We intend to accelerate our growth by expanding our existing direct sales model in international markets, focusing primarily on Europe and Asia-Pacific. Today we have international operations in Canada, the United Kingdom, Germany, Switzerland, France, Spain and Japan. Our solutions are available in native languages in their key foreign markets.

Products

Our Service Management product suite is divided into three categories according to the primary constituent served, as summarized below:

Self Management products optimize the management processes for the end users and administrators of technology-enabled products and services. Products in this category utilize our problem remediation and configuration management capabilities to enable end users and administrators to self-activate, self-repair and self-update their products to minimize downtime, management overhead and expense. For example, over 50 large consumer and enterprise technology providers have used our software to deliver enhanced remote product support to over 15 million end users and over 5,000 datacenter products. For the years ended December 31, 2001, 2002 and 2003, revenue from Self-Management products represented 45%, 50% and 45%, respectively, of total revenues.

Service Operations Management products optimize the processes involved in delivering service and support for complex technology products and services. They simplify and streamline the operations of large-scale call centers and advanced technical support departments. Products in this category use our problem remediation and configuration management capabilities to deliver troubleshooting, monitoring and change services to customers. For example, over 35 of the world’s leading broadband service call centers and computer and software support departments have used our software to optimize the work processes of their technical support representatives. For the years ended December 31, 2001, 2002 and 2003, revenue from Service Operations Management products represented 53%, 48% and 26%, respectively, of total revenues.

Policy Management products enable product and service owners to monitor and manage the consumption or usage of technology products, according to business objectives or operational requirements. For example, broadband service providers have experienced high variable costs due to a small number of subscribers consuming exorbitant amounts of bandwidth. Customers could use our policy management products to automatically identify the excessive users and enable a policy-based response, such as upgrading them to a more lucrative service plan, or declining their unprofitable business. To date, we have not recognized any revenue associated with the recently launched Policy Management products.

Our products are described in the following table:

Product Name (Date Generally Available)	Key Features/Capabilities	Key Benefits

Self-Management Products

Broadband Manager (September 2001)

• Automates pre-qualification, activation, provisioning and value-added services delivery

• Provides automated self-management of residential broadband service

• Performs automated troubleshooting and resolution of problems

• Proactively detects service problems and guides subscribers through the resolution process

• Reduces the costs of acquiring new broadband subscribers

• Increases revenue for service providers delivering enhanced services

• Reduces the volume of technical support requests from subscribers

• Reduces subscriber attrition by increasing customer satisfaction

Desktop Manager (June 2002)

• Provides automated self-management of desktop environments

• Provides protection and restoration of network and browser settings and Windows applications

• Provides self-service diagnostics, troubleshooting and health checks

• Provides fast answers to common user questions

• Improves customer productivity and satisfaction

• Increases revenue for service providers by enabling fee-based remote desktop service offerings

• Reduces technical support requests volume from desktop computer users

• Reduces mean time to resolution of problems for call centers

Enterprise Service Manager (June 2002)

• Provides IT administrators with a central point of control over their relationships with service providers

• Provides automated self-management of mission-critical data center hardware or software

• Enables IT administrators to diagnose and resolve problems locally in their data center environments

• Provides scheduled data collection for proactive remote services

• Increases revenue for enterprise service providers by enabling fee-based remote service offerings

• Reduces the volume of data center support requests for enterprise service providers from IT administrators in enterprises

• Reduces mean time to resolution of problems

Product Name (Date Generally Available)	Key Features/Capabilities	Key Benefits

Home Network Manager (August 2002)

• Provides automated self-management of consumer home networks

• Automates common home networking configuration tasks

• Enables simple management of services such as online gaming and file and print sharing

• Simplifies troubleshooting of home networking services, including wired and wireless connections, file and print sharing and firewall

• Enables service providers to increase revenue by cost effectively delivering home networking services

• Simplifies the customer experience and improves customer satisfaction around home networking services

• Reduces the cost of supporting home networks for providers by reducing call volumes and average handle time for support requests

Business Class Manager (August 2003)

• Provides automated self-management of small business IT networks

• Standardizes activation of all computers, including configuration of complex network devices

• Provides integrated management of business services, simplifying subscriber experience

• Provides self-service tools and enables subscribers to request assisted service

• Increases revenue for service providers by enabling high-value services for small business customers

• Reduces customer acquisition costs for new value-added services

• Increases average revenue per user

• Reduces mean time to resolution for call centers delivering support for small business

Technical Profile Manager (Estimated the second quarter of 2004)

• Provides self-management of complex enterprise application environments

• Provides software vendors (ISVs) with permission-based visibility into customer deployment environments

• Automatically identifies changes by comparing current profiles to a baseline model or last known good state

• Integrates with existing support portals

• Increases application availability and performance

• Eliminates repetitive questions about customer deployments and configurations

• Improves analyst productivity and efficiency

• On-demand hosted deployment model lowers costs and mitigates risk while rapidly delivering return on investment

Problem Resolution Manager (Estimated the third quarter of 2004)

• Provides automated self-management of complex enterprise IT environments

• Enables application teams to capture and automate key application information for downstream operations personnel

• Provides snapshot and comparison capabilities against a gold standard image

• Provides a “guided” triage and diagnostics experience for level one technicians

• Integrates with other service management applications to create a seamless problem management process

• Improves mean time to resolution for mission critical applications

• Reduces management overhead for applications

• Reduces manual effort and errors in the triage and diagnostic processes

• Extends existing investments in service management systems

Service Operations Management Products

Customer Service Manager (April 2001)

• Digitally connects users with support personnel, providing context on support issues

• Provides remote service tools to automate the resolution of problems

• Provides management tools to drive work processes and report on performance metrics

• Integrates with existing systems and infrastructure including call tracking, network diagnostics, call handling and voice response

• Streamlines and reduces cost of call center operations

• Improves customer satisfaction and reduces customer attrition by resolving problems faster and more easily

• Enables service operations to scale with new products and subscriber growth

Remote Service Manager (June 2002)

• Automates problem resolution and delivers proactive, value-add services

• Provides two-way, permission-based connection between service providers and technology assets of an end customer

• Automates collection of ecosystem information as context to aid problem resolution and proactive services

• Integrates with existing business systems and infrastructure such as call tracking and help desk systems

• Streamlines and reduces cost of service operations

• Increases revenue for the service provider by enabling fee-based remote service offerings

• Enables service operations to scale with new product and service offerings

• Improves customer productivity and satisfaction

Product Name (Date Generally Available)	Key Features/Capabilities	Key Benefits

Policy Management Products

Usage Policy Manager (September 2003)

• Enables service providers to establish and enforce business policy on optimal usage of network assets

• Gathers and processes event notifications from network and back office systems

• Automates subscriber enforcement and operations notification

• Optimizes provider profits by enabling service tiers and consumption based business models

• Reduces bandwidth “over-use” from subscribers violating terms of service

• Provides a proactive prediction of customer attrition by modeling subscribers who are under-using broadband services

Licensing

We license our products in one of four ways. First, we license our products on an individual basis where each product is designed to optimize the management of a specific scenario or user community. For example, our Desktop Manager product enables PC manufacturers to provide a solution for their consumers that automates the self-management of their PC environment, including self-diagnosis, self-repair and, where necessary, automates the escalation of service problems to the vendor service desk.

Second, we license combinations of our products under a branded solution to address a technology optimization area. For example, our Total Broadband Care solution combines the Broadband Manager and Customer Service Manager products with a defined set of professional services to enable broadband service providers to address the full lifecycle of subscriber management, from subscriber acquisition and activation to on-going customer care including electronic and phone support. In both of these scenarios, our product is deployed at our customer’s site, and managed either by our customers or by our remote management service.

Third, some of our customers use our hosting and operations infrastructure rather than deploying their own IT infrastructure to deploy and support our products. For these customers, we provide a fully hosted service in which our software is deployed in our data center environment and all administration is managed by us. Our hosting operations perform in excess of 20 million daily transactions for our customers, utilizing a secure hosting facility comprising over five terabytes of storage, 175 servers and redundant high-speed OC3 connections from independent providers.

Finally, there are a small number of instances where large technology companies or service providers want to utilize our platform technology to build highly customized management services that they embed in their product or service. In these situations, we license our platform and tools on a stand-alone basis.

Services

Our products are complemented by a suite of services to assist customers in rapidly implementing their service management initiatives, optimizing their business processes and measuring the financial impact of our solution. We have considerable expertise in large service management deployments and focus on incorporating our solutions into our customer’s overall business strategy.

As of December 31, 2003, we had 106 employees in our services organizations. These employees are based primarily in Austin, Texas, but also reside in other locations throughout the United States, Europe and Asia/Pacific. We have also established relationships with several consulting partners across our various service offerings. Among these partners are industry leaders, such as Accenture, Bizmatica, Sapphire Technologies, Syntel Inc. and VASS. These partners provide us with a network of expertise and enhanced geographic coverage. We intend to further expand our service partners in the future.

Professional Services

Motive Deployment Services.    Our deployment services are utilized to install, customize and deploy our service management solutions, addressing our customers’ business needs on a global, regional and industry-specific level. Our proven methodology includes pre-project preparation, planning and managing requirements definition and design, installation and configuration, testing and transitioning into the production environment. Deployment services are typically provided on our customers’ premises. With most engagements, two to four consultants complete the entire process from initiation to full production within three to four months. However, some larger implementations can take four to six months and may involve additional consultants.

Motive Business Optimization Services.    Our business optimization services are designed to align our customers’ business processes with our technology solutions and to dramatically improve the effectiveness of introducing our technology into an organization. Leveraging the experience gained through hundreds of deployments of our technology solutions worldwide, these packaged services provide our customers with industry best practices that optimize their ability to achieve business goals, while lowering the overall cost of utilizing our technology. Specifically, our business optimization services include packages focused on usability of customer user interfaces, optimization of contact center processes, service data analytics and internal marketing of our technology solutions.

Motive Education Services.    Our education services are designed to enable customer independence in ongoing maintenance and administration of our solutions. Drawing on industry-standard instructional principles and real-world experience, our training organization delivers a comprehensive series of training programs spanning all aspects of our service management solutions. These programs can be delivered at the customer’s business, via the Internet or at our state-of-the-art training facilities in Austin, Texas.

Hosting and Managed Services

Motive Outsourcing Services.    Our outsourcing services provide maximum deployment and production flexibility for customers by offering either complete solution hosting or remote management of our solutions. Our outsourcing services provide a competitive advantage by enabling customers to realize the benefits of our solution with reduced project risk, complexity and time to market, while simultaneously achieving increased operational efficiency, service and maintenance levels. Featuring dedicated staff and advanced technology infrastructure, our outsourcing services deliver the high system availability, proactive monitoring and disaster recovery capabilities necessary to operate a mission-critical service management solution.

Motive Technical Services.    Our technical services deliver a wide range of production support for our service management solutions, including 24x7 technical assistance and problem resolution and customer-specific services with named technicians and on-site support. In addition, we have created platform monitoring services to relieve many of the common tasks associated with managing a mission-critical installation of our solutions, including availability monitoring, performance monitoring and transaction monitoring. Using our platform monitoring services, our customers are able to free-up resources normally associated with the day-to-day management of our solution. All platform monitoring services work in connection with our service management platform and use RSA encryption.

Account Services

Motive Customer Care.    We believe that we are unique in the enterprise software industry in establishing complimentary post-deployment services to ensure that our customers derive maximum financial value from our solution. These services utilize a proven methodology and include establishing solution success criteria, developing deployment and marketing plans, monitoring and measuring results through regularly scheduled meetings and diagnostic checks as well as our performance impact analysis plan. Customer care is responsible for managing all aspects of our business and technical relationship with our customers post-deployment.

Customers

Since our inception, we have licensed our products to over 100 leading companies in a variety of industries. The following is a list of our largest customers who, as of December 31, 2003, have renewed or purchased licenses over the last 18 months.

Aliant Inc.	NTL Group Ltd.
AOL (UK) Limited	N.V. Casema
Bell Canada	SBC Communications, Inc.
BellSouth Corporation	Sprint Communications Company
British Telecommunications plc	Storage Technology Corporation
Centrica Telecommunications Limited	Stratus Computer, Inc.
Cognos Incorporated	Telecom Italia Media S.p.a.
Cox Communications, Inc.	Telenet
Deutsche Telekom	Telewest Broadband
EMC Corporation	Telus Corporation
Fannie Mae	Time Warner Cable / RoadRunner, Inc.
Fujitsu Limited	T-Online France
Hewlett-Packard Development Company, L.P.	VERITAS Software Corporation
Hyperion Solutions Corporation	Verizon Communications
Mercury Interactive Corporation	Warranty Corporation of America

In 2001, Hewlett-Packard and Peregrine Systems collectively accounted for 39% of our total revenue, each of which individually accounted for 10% or more of our total revenue. In 2002, Hewlett-Packard accounted for 19% of our total revenue. Mercury Interactive accounted for 11% of our total revenue for the year ended December 31, 2003.

Technology and Architecture

We utilize a distributed Internet systems architecture and deliver a broad set of component-based management services that can be accessed across network boundaries. As described in the following diagram, these services are organized to deliver key capabilities of our product suite and to meet the management requirements of complex technology products and services.

Our product capabilities include:

Instrumentation Infrastructure

•	Standards-based, Vendor and Motive Instrumentation: Capabilities that make heterogeneous system and device telemetry available to our platform in a structured XML telemetry format. Our instrumentation infrastructure normalizes data from standards-based instrumentation (such as JMX, WMI, WBEM and SNMP), vendor-specific instrumentation and our instrumentation using a lightweight “agent-less” approach.

Foundation Capabilities

•	Ecosystem Repository: Capabilities that provide secure data storage for critical service management parameters in our solution, including information about user roles and privileges, policies for service interactions, managed resource information and other configuration data. This set of capabilities is key to our ecosystem modeling and blueprinting abilities.

•	Secure Transaction Services: Capabilities that provide secure message encoding, packaging, transmission and decoding for all service management transactions. These secure transactions services utilize industry standard authentication and encryption technologies such as RSA public key encryption, X.509v3 / PKS#7 digital certificates and SSL communication protocols to perform remote service management operations. These transactions can be short- or long-lived, in that they are completed in mere seconds, or persist for days, weeks or even months.

Core Capabilities

•	ServiceFlow Creation and Automation: Tools and technologies that codify, automate and execute end-to-end service management processes. Our service management system automates service processes by capturing them in a script or model that presents employees, customers and business partners with data-driven management information specific to their system and any particular service issues they are having. By tying this data-driven context to service delivery processes, we connect people to answers, experts and management data directly relevant to solving their problem. This enables customers to analyze the impact of a configuration change or determine whether service usage is within specified business policy.

•	Programmable Data Collection: Capabilities that enable data to be flexibly harvested from all parts of a technology environment and leveraged to drive automated service flows. This enables a service management system to flexibly change service processes and adapt to new business requirements as the needs of an enterprise or its customers and partners change over time.

•	External Systems Integration: Capabilities that enable robust bi-directional communication between our platform and other mission critical systems in our customers’ environments. The architecture provides a rich set of integration services that permit events, functions, data and transactions to be captured and exported to third-party systems such as trouble-ticket, billing and provisioning systems.

•	Incident Management: Capabilities that enable external customers and business partners to digitally request service, check the status of open requests and update or close these requests using a set of interaction interfaces. These capabilities track service requests throughout their life cycle and organize and display management data for use by relevant parties, including enterprise IT organizations, customers and business partners. Our incident management capabilities include business intelligence attributes that enable companies to gain detailed business information about the impact of their service management efforts on customer satisfaction, responsiveness to change and cost reduction. This enables companies to analyze service transaction data, consolidated historical data and detailed business statistics involving customer profitability, customer adoption, employee efficiency and system performance.

•	Service Collaboration: Capabilities that enable multiple people within a company or across companies to digitally collaborate on service management endeavors. These capabilities create dramatic efficiency gains because they enable groups of people to simultaneously work on a service request in a service management network rather than requiring serial escalations in which a service management request is passed from one person to another. These capabilities also enable secure, permission-based access to service collaboration capabilities by outside trusted parties, such as vendors or outsourcers.

Management Services

•	Problem Management: Capabilities that enable the prevention, discovery, diagnosis and reaction of disruptions in technology products and services.

•	Configuration Management: Capabilities that provide visibility and control over the configuration of technology products and services.

•	Policy Management: Capabilities that monitor and manage the consumption or usage of technology assets according to business objectives or operational requirements.

Our architecture also ensures the scalability, reliability, flexibility and security required of an enterprise/carrier class ecosystem:

•	High scalability. We combine a scalable service architecture with the performance, capacity, load balancing and management facilities of industry-standard web servers and databases familiar to our customers to support the highest degrees of scalability and redundancy.

•	High flexibility. Our component-based architecture is programmable and easily customized, ensuring that the technology can be leveraged and extended to accommodate changing demands by adding new service management components and functionality as needed.

•	Open architecture to integrate with existing systems. Our architecture makes use of Java and XML-based technologies for its integration services and provides a set of interfaces that permit access to events, functions and data within the service management system. This general-purpose interface allows integration with all types of systems as well as opportunities to customize interactions.

•	Certified security. Our architecture ensures that all service requests come from authorized sources and provides encryption of data for transport across the Internet. In addition, our technology is designed to permit service requests to pass through corporate firewalls without requiring changes that compromise firewall integrity. Our security implementation is regularly audited and certified by an independent firm of national standing.

•	Broad range of computing platforms. Our browser plug-ins are designed to run on Microsoft Windows platforms as well as Solaris, HP/UX, Linux and AIX. Our architecture is also designed to be extendible to Internet appliance devices. Our servers currently run on the UNIX, HP/UX, AIX, Solaris, Linux and Microsoft NT operating system platforms.

Strategic Relationships

We are committed to working with application and system-level partners that can enhance our solutions or increase the value our customers receive from our technology. We focus on establishing and maintaining relationships with leading hardware and software providers across the entire IT infrastructure, as well as with the systems integrators who deploy the technology. These relationships range from strategic software licensing agreements, where our technology is embedded into a partner’s products and deployed as part of their solution, to strategic platform agreements, where third parties can deploy and sell their own set of applications on top of our software.

In October 2002, we formed the Meteor Alliance with Hewlett-Packard, VERITAS and EMC to establish a program to deliver proactive services into multi-vendor IT datacenters utilizing a common technology infrastructure supplied by us. The Meteor Alliance was publicly launched in October 2003.

We have also established a strategic relationship with Mercury Interactive through which Mercury has executed a three-year license agreement permitting it to incorporate various elements of our technology to create a problem resolution product in future releases of their application management suite. Mercury is obligated under this agreement to pay license fees to us of at least $15 million over the license term.

We also have relationships with complementary product companies to deliver a more comprehensive management solution to our customers. For example, we have a dedicated program to ensure effective technology integrations necessary for provisioning and management of customer premise equipment. We also have relationships with major CRM software providers, as well as major systems and network platform providers.

We have established relationships with leading systems integrators whose work is the design and implementation of technology ecosystems. These partners include firms offering strategy, change management, process design, usability and integration and outsourcing services.

Sales and Marketing

Our strategy has been to develop a direct sales model and target leading companies in selected industries to build our service management solutions into their technology-enabled products and services. As of December 31, 2003, our sales and marketing organizations consisted of 84 employees located in a variety of domestic locations, as well as Canada, the United Kingdom, Germany, Switzerland, France, Spain and Japan. We generate leads from a variety of sources, including marketing programs and inside sales activities. Initial sales activities typically include a demonstration of our product capabilities, a customer-specific technical and financial analysis and information regarding deployment capabilities.

We develop and execute a variety of marketing programs to build market awareness about us, our service management solutions and their value to potential customers. A broad mix of programs is used to accomplish these goals, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, Internet marketing, seminars, industry-specific trade shows, speaking engagements and co-operative marketing with customers and partners. Our marketing organization also produces materials in support of sales to prospective customers that include Internet web sites, programs and materials, brochures, data sheets, white papers, presentations, demonstrations and other marketing tools.

Research and Development

We have made substantial investments in research and development through both internal development and technology acquisition. The majority of our research and development activity has been directed towards the expansion of our service management solutions. This development consists primarily of adding new competitive features to established products, as well as the creation of additional products, content and tools as we expand into new markets. In addition, we leverage our strategic partner and customer relationships to identify and develop new innovative solutions. As of January 31, 2004, we have received seven issued patents for our technology innovations over the course of five generations of product development and have an additional 11 patent applications currently being reviewed by the United States Patent and Trademark Office.

As of December 31, 2003, we had 105 employees in our research and development organization. Our research and development expenditures for fiscal 2001, 2002 and 2003 were approximately $12.9 million, $11.2 million and $16.9 million, respectively. We expect that we will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Competition

The service management market is new, rapidly evolving and increasingly competitive. Our current and potential competitors in the market vary in size and in the scope of the products and services that they offer or may offer in the future. Many of our current and potential competitors have greater financial, marketing and infrastructure resources than we have. As a result, they may be able to respond more quickly to changes in customer requirements. They may also be able to devote greater resources than we can to sales and marketing and research and development. Competition may also result in changes in pricing policies by us or our competitors, which could adversely affect our business, prospects, future quarterly and annual operating results and financial condition. We may not be able to compete successfully against current and future competitors.

Companies that individually, or collectively, offer competitive products, may develop competitive products or may adopt a similar business model to ours include the following:

•	providers of broad service management product lines, such as Mercury Interactive. Mercury Interactive currently licenses certain components of our technology and provides its customers with categories of service management software different from those we provide our customers. Specifically, Mercury Interactive provides products for application testing, tuning and performance and IT governance, while we provide products that principally address problem management, configuration management and policy management. Mercury Interactive may broaden its product portfolio to enter our current markets;

•	providers of point service management products focused on problem management and technical support automation for PCs and devices, such as SupportSoft, Inc., Control-F1 and Axeda;

•	providers of point service management products focused on configuration management such as Relicore Inc., Troux, Sendura and OpsWare Inc., along with broadband-specific companies such as Fine Point Technologies, Inc. and Alopa;

•	providers of service management products focused on automated policies governing technology usage, such as Euclid and Oblicore Inc. in the enterprise IT market, along with Stargus and Ellacoya Networks in the broadband market;

•	providers of point products for application performance management, including Dirig Software, Inc., Tonic Software, Inc. and Wily Technology;

•	providers of traditional enterprise systems management platforms and point products such as IBM/Tivoli Systems, BMC Software, Inc., Hewlett-Packard, Computer Associates, Micromuse, Managed Objects and Smarts. While none of these companies currently offer service management products that are designated to optimize profits from technology assets, they are beginning to incorporate aspects of service management concepts in their marketing messages and may in the future deliver service management products;

•	Internet infrastructure and platform companies that may add service management functionality to their products, such as BEA Systems, IBM, Microsoft Corp., SAP and Oracle Corp.;

•	providers of call center automation products and solutions such as Amdocs Limited (Clarify), Onyx Software and Siebel Systems; and

•	internal development groups of our current and prospective customers who may choose to develop their own service management software.

We believe the principal competitive factors in our industry are:

•	product features and functionality;

•	time to market with new products that respond to changing customer requirements;

•	availability of professional services to rapidly develop and deploy a complete solution;

•	flexible deployment options including remote-managed and hosted environments;

•	ability to handle large volumes of end users and transactions; and

•	price.

Intellectual Property and Other Proprietary Rights

Our success heavily depends on our proprietary technology. We rely on a combination of copyright, trade secret, trademark and patent laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. As part of our confidentiality procedures, we enter into proprietary information and invention agreements with our employees and non-disclosure agreements with certain of our consultants, customers, prospective customers and service providers. We also enter into license agreements with respect to our technology, documentation and other proprietary information.

The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. In addition, the steps we have taken to protect our proprietary rights and intellectual property may not be adequate to deter misappropriation. We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our software or technology that we consider proprietary and third parties may attempt to develop similar technology independently.

We currently hold a trademark registration in the United States for the Motive name, our logo and certain marks associated with our product suite. We also hold a trademark registration of, or have pending applications for the trademark registration of, the Motive name, our logo and for certain marks associated with our product suite in certain countries in North America, South America, Europe, Asia and Australia. In addition, as of January 31, 2004, we have seven patents issued and 11 pending patent applications for technology related to our product suite. Our patents have expiration dates ranging from 2018 to 2020. It is possible that our patents, copyrights or registered trademarks could be challenged and invalidated. In addition, existing patent, copyright and trademark laws afford only limited protections. Effective protection of intellectual property rights may be unavailable or limited in certain countries, because the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Monitoring unauthorized use of our patents and trademarks is difficult and expensive, particularly given the global nature and reach of the Internet. Furthermore, it is possible that our competitors will adopt product or service names similar to ours, impeding our ability to protect our intellectual property and possibly leading to customer confusion. Although we are not aware that our products, patents, trademarks, copyrights or other proprietary rights infringe the proprietary rights of third parties, any infringement claims, with or without merit, brought by such third parties could be time-consuming and expensive to defend.

Employees

As of December 31, 2003, we had 374 total employees. Our future success will depend on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Our employees are not represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good.

Facilities

Our principal administrative, sales and marketing and research and development facility is located in Austin, Texas and consists of approximately 117,300 square feet of office space under a lease that expires December 2012. We also maintain offices for sales and support personnel in San Ramon, California; Denver, Colorado; Atlanta, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Houston, Texas; Toronto, Canada; Paris, France; Zurich, Switzerland; Munich, Germany; London, England; and Tokyo, Japan. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate foreseeable expansion of our operations.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not currently a party to any material legal proceedings.

MANAGEMENT

Officers and Directors

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position
Scott L. Harmon	45	Chairman of the Board of Directors and Chief Executive Officer
R. Logan Wray	44	Chief Operating Officer
Paul M. Baker	43	Chief Financial Officer
Scott R. Abel	45	Executive Vice President of Enterprise Business Unit
Douglas F. McNary	44	Executive Vice President of Corporate Development
Kenny Van Zant	33	Executive Vice President of Consumer Business Unit
Jeffrey S. Bolke	42	Vice President of Worldwide Sales
Eric L. Jones	68	Director
Michael LaVigna	64	Director
Michael J. Maples, Sr	61	Director
Tom Meredith	53	Director
David Sikora	42	Director
John D. Thornton	38	Director

Scott L. Harmon co-founded our company in April 1997 and has served as Chief Executive Officer since June 1997, as Chairman of the Board since November 2003 and as a director since April 1997. He served as President from our inception in April 1997 to January 2003. From November 1996 to May 1997, Mr. Harmon was a Venture Partner of Austin Ventures, a venture capital firm. From March 1992 to November 1996, Mr. Harmon was employed by Tivoli Systems Inc., a systems management software company, where he held several marketing positions including Vice President and General Manager of the Applications Management Business Unit and Vice President of Marketing and Strategy. Mr. Harmon received a Bachelor of Science degree in Computer Science from Iowa State University.

R. Logan Wray has served as our Chief Operating Officer since November 2001. Prior to that time, he served as our Chief Financial Officer and Executive Vice President of Customer Operations from August 2000 to November 2001. From May 1997 to April 2000, Mr. Wray served as Senior Vice President and Chief Financial Officer of Sterling Software, Inc., a systems management software and services company, which was purchased by Computer Associates in April 2000. From September 1981 until April 1997, Mr. Wray held various positions with Ernst & Young LLP, most recently as a partner in the technology group focused on software. Mr. Wray received a Bachelor of Science degree in Commerce from the University of Virginia.

Paul M. Baker has served as our Chief Financial Officer since November 2001. From July 1997 to October 2001, Mr. Baker held various positions, most recently Controller, with Sterling Software, Inc. From October 1985 until June 1997, Mr. Baker worked with Ernst & Young in London, specializing in multi-national companies and technology. Mr. Baker received a Bachelor of Arts degree in Finance and Accounting from the University of East London, and is a Chartered Accountant.

Scott R. Abel co-founded our company and has served as Executive Vice President of our Enterprise Business Unit since January 2003. From February 2001 to January 2003, Mr. Abel served as our Vice President of Solution Services. From October 1999 to January 2001, Mr. Abel served as Chief Operating Officer of All.com, Inc., a company that provided live one-on-one technical support over the internet directly to small and medium businesses. From April 1997 to October 1999, Mr. Abel held various positions with our company, most notably in the online services arena. Prior to joining us, Mr. Abel held the title of Vice President of Worldwide Professional Services for NeXT Software as well as various business and software development positions at Apollo Computer, a work station computer company, Motorola and PSW Technologies, a software services company. Mr. Abel holds a Bachelor of Science degree in Physics from the University of Texas.

Douglas F. McNary has served as our Executive Vice President of Corporate Development since February 2000. From April 1998 to January 2000, Mr. McNary served as Vice President of Sales. From January 1997 to April 1998, he served as Vice President of Sales of Trellix Corporation, a web authoring tool software company. From August 1991 to January 1997, he was employed by Tivoli Systems where he held several sales management positions including Vice President of Sales and Director of European Sales. Mr. McNary received a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

Kenny Van Zant has served as Executive Vice President of our Consumer Business Unit since January 2003. From November 1998 to January 2003, Mr. Van Zant, a co-founder of BroadJump, Inc. was Chief Operating Officer of BroadJump, Inc. Prior to BroadJump, Mr. Van Zant held positions at Cisco Systems, NetSpeed, Cypress Semiconductor, Andrew Corporation and Thomas-Conrad Corporation. Mr. Van Zant received a Bachelor of Science degree in Electrical Engineering from the University of Texas.

Jeffrey S. Bolke has served as our Vice President of Worldwide Sales since November 2002. From November 2001 to November 2002, Mr. Bolke was Regional Vice President of Sales, Southern US and Latin America of Tibco, a business integration software company. From August 1996 to November 2001, he was Vice President of Sales at Trilogy. Prior to that time he held various positions at Landmark Graphics, an oil and gas software company, and IBM. Mr. Bolke received a Bachelor of Science degree in Petroleum Engineering from The Colorado School of Mines.

Eric L. Jones has served as a director of our company since June 1997. Mr. Jones has been a General Partner of CenterPoint Ventures, a Texas-based venture capital firm, since April 2002. He has also been a partner in two funds managed by SSM Ventures, a Tennessee-based venture capital firm, from May 1994 to the present. Mr. Jones served as interim Chief Executive Officer of Tivoli Systems from January 1991 to April 1991 and as a director and Chairman of the Board of Tivoli Systems from January 1991 through its public offering and the company’s acquisition by IBM in March 1996. Mr. Jones was a director of Active Power, Inc., a manufacturer of battery-free power products, and VTEL Corporation (now Forgent Networks, Inc.), a video conferencing company. He has also served as a director of several privately held companies, including Dazel Corporation, which was purchased by Hewlett-Packard in 1999. Mr. Jones also served as Corporate Vice President and Group President during a 25 year career at Texas Instruments. Mr. Jones received a Ph.D. in Mechanical Engineering from the University of Texas at Austin.

Michael LaVigna has served as a director of our company since May 2003. Mr. LaVigna is a Co-Founding General Partner of Techxas Ventures, an Austin-based venture capital firm, where he has been employed since 1998. Mr. LaVigna was President, COO and director of the technology company Bolt, Beranek & Newman from 1983 to 1993, which, under his direction, successfully completed the first packet switching network called the ARPANet, which along with other components, has evolved into what is commonly known today as the Internet. Prior to Bolt, Beranek & Newman, Mr. LaVigna was a founder and Vice-President of Sales and Marketing of On-Line Systems, Inc., a computer timesharing company, that was acquired by United Telecommunications Inc. in 1977. Mr. LaVigna also serves as a director for several other privately held companies. He received a Bachelor of Arts degree in Mathematics from SUNY Buffalo and a Master of Science degree in Math Education from Siena College. He has also completed extensive post-graduate studies in math and physics under an NSF grant at Union College.

Michael J. Maples, Sr. has served as a director of our company since June 1997. Mr. Maples currently manages private investments and ranches. From April 1988 to July 1995, Mr. Maples held various management positions at Microsoft Corporation, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the Office of the President. He also serves as a director of NetIQ Corporation, a provider of software for managing e-business enterprise infrastructures, PeopleSoft, an enterprise software applications company, and Lexmark International, Inc., a laser and inkjet printer company. Mr. Maples received a Bachelor of Science degree in Electrical Engineering from the University of Oklahoma and a Masters in Business Administration from Oklahoma City University.

Tom Meredith has served as a director of our company since May 2003. Mr. Meredith is a General Partner of Meritage Capital, LLC, a fund of hedge funds, which commenced operations in April 2003 as well as Chairman and CEO of MFI Capital, the Meredith family’s private investment firm since 2001. Mr. Meredith also serves as a director for FreeMarkets, Inc., a supply management software company, as well as for several privately held companies. From November 1992 until September 2001, Mr. Meredith served as Chief Financial Officer and in various other capacities at Dell, Inc. He received a Bachelor of Arts degree in Political Science from St. Francis University, a Juris Doctor degree from Duquesne University and a Master of Law degree from Georgetown University.

David Sikora has served as a director of our company since January 2000. In July 2002, Mr. Sikora was named President and Chief Executive Officer of Pervasive Software Inc., a data infrastructure software company, where he has been a member of the board since January 2002. In January 2000, Mr. Sikora co-founded Question Technologies, Inc., an Internet relationship management software company, where he served as Chairman and Chief Executive Officer until its acquisition by us in November 2001. From January 2000 to April 2000, he served as our co-president. From July 1998 to January 2000, he served as President and Chief Executive Officer of Ventix Systems, Inc., an enterprise software company which we acquired in January 2000. Mr. Sikora received a Bachelor of Science degree in Electrical Engineering Technology from the University of Houston and a Masters in Business Administration from Harvard Graduate School of Business Administration.

John D. Thornton has served as a director of our company since March 2000. Mr. Thornton is a General Partner of Austin Ventures where he has been employed since 1991. Mr. Thornton also serves as a director for several other privately held companies. He joined Austin Ventures from McKinsey & Co., where he served clients in the United States and Europe. He received a Bachelor of Arts degree with honors from Trinity University and a Masters of Business Administration from the Stanford Graduate School of Business.

Board Composition

Upon completion of this offering, our board of directors will be divided into three separate classes, as follows:

•	Class I consisting of Mr. Harmon, Mr. Jones and Mr. Thornton, whose terms will expire at our annual meeting of stockholders to be held in 2005;

•	Class II consisting of Mr. LaVigna and Mr. Sikora, whose terms will expire at our annual meeting of stockholders to be held in 2006; and

•	Class III consisting of Mr. Maples and Mr. Meredith, whose terms will expire at our annual meeting of stockholders to be held in 2007.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than one-third of our board may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control of management.

Board Committees

The board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee.    The audit committee selects our independent accountants, reviews the results and scope of audit and other services provided by our independent accountants, reviews and evaluates the audit and control functions and pre-approves any non-audit related services performed by our independent auditors. The members of our audit committee are Mr. LaVigna, Mr. Meredith and Mr. Sikora.

Compensation Committee.    The compensation committee reviews, administers and makes recommendations to our board of directors regarding our stock plans and makes decisions concerning salaries and incentive compensation for our management. The members of our compensation committee are Mr. Meredith and Mr. Thornton.

Nominating Committee. The nominating committee identifies individuals qualified to become board members, recommends a slate of director nominees to be elected or appointed to the board and recommends membership on standing board committees. The members of our nominating committee are Mr. LaVigna and Mr. Sikora.

Compensation Committee Interlocks and Insider Participation

During 2002, Mr. Maples and Mr. Sikora were members of our compensation committee. From January 2000 to April 2000, Mr. Sikora served as our co-president. At the time of our acquisition of certain assets of Question Technologies, Mr. Sikora was an officer, director and stockholder of Question Technologies. For additional discussion of this transaction see “Certain Relationships and Related Party Transactions—Transactions with Directors and Officers.” None of our executive officers serves as a member of the board of directors of, or compensation committee of, any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Prior to 2003, except for grants of stock options, our directors generally did not receive compensation for services provided as a director. We also did not pay compensation for committee participation or special assignments of the board of directors. In January 2003, our board of directors adopted a director remuneration plan with respect to its members. The plan provides that each new non-employee director that joins our board is granted an option to purchase 12,500 shares of our common stock (25,000 shares in the case of a new director who serves as the chairman of the audit committee of our board) at an exercise price equal to the fair market value of such stock on the date of the option grant. Thereafter, each non-employee director will be granted an option to purchase 3,125 shares of our common stock (6,250 shares in the case of a director who serves as the chairman of the audit committee of our board of directors) on each anniversary of his service at an exercise price equal to the fair market value of such stock on the date of the option grant. Each option under the director remuneration plan is granted under our 1997 Stock Option/Stock Issuance Plan and is subject to the same restrictions as options typically granted to employees of the company, but vests in equal successive quarterly amounts over a 48-month period. Following the offering contemplated by this prospectus, no additional options will be granted under the 2003 director remuneration plan. Instead, options will be granted to non-employee directors under our Equity Incentive Plan, as described below.

Non-employee board members are eligible for option grants under the automatic option grant program for non-employee board members under our Equity Incentive Plan. Under our Equity Incentive Plan, each non-employee director who first becomes a non-employee board member after the date of this offering will be granted an option to purchase 12,500 shares of our common stock on the date such individual joins the board (25,000 shares in the case of a new director who is appointed chairman of the audit committee of our board). These options will become vested as follows: 25% of the option shares become vested upon the completion of 12 months of service and an additional 6.25% of the option shares become vested upon the completion of each quarter of service thereafter. In addition, at each annual meeting of stockholders, each individual who will continue to be a director after such annual meeting will receive an additional option to purchase 3,125 shares of common stock (6,250 shares in the case of a non-employee director who serves as chairman of the audit committee of our board). These options will vest at a rate of 6.25% upon the completion of each quarter of service after the grant date. Each director who received an initial option grant under the automatic option grant program will first be eligible to receive an annual option grant under the automatic option grant program in the calendar year following the year in which he or she received the initial option grant. The exercise price for each option grant will be equal to the fair market value per share of our common stock on the option grant date. Upon a change in control of our company or a termination of the director’s service as a result of death, disability or retirement at or after age 65, the options granted under this automatic option grant program become fully vested.

The following option grants have been made to our non-employee board members as of December 31, 2003: Mr. Jones has received options for 101,787 shares of our common stock at an exercise price of $0.24 per share, options for 2,500 shares of our common stock at an exercise price of $5.00 per share and options for 313 shares of our common stock at an exercise price of $8.00 per share; Mr. LaVigna has received options for 14,500 shares of our common stock at an exercise price of $5.00 per share, and options for 313 shares of our common stock at an exercise price of $8.00 per share; Mr. Maples, Sr. has received options for 33,929 shares of our common stock at an exercise price of $0.24 per share, options for 2,500 shares of our common stock at an exercise price of $5.00 per share, and options for 313 shares of our common stock at an exercise price of $8.00 per share; Mr. Meredith has received options for 26,000 shares of our common stock at an exercise price of $5.00 per share, and options for 313 shares of our common stock at an exercise price of $8.00 per share; and Mr. Sikora has received options for 13,750 shares of our common stock at an exercise price of $26.44 per share, options for 500 shares of our common stock at an exercise price of $5.00 per share, and options for 313 shares of our common stock at an exercise price of $8.00 per share.

Non-employee directors are also eligible to receive options and be issued shares of common stock under our Equity Incentive Plan outside of the automatic option grant program. Directors who are also our employees are eligible to receive options and be issued shares of common stock directly under our Equity Incentive Plan and are also eligible to participate in our Employee Stock Purchase Plan.

Non-employee directors also receive a meeting fee equal to $1,500 for each meeting of either the entire board of directors or a committee thereof that the director attends in person, as opposed to by teleconference. Under the Equity Incentive Plan, each of our non-employee directors has the option at the beginning of each calendar year to choose to waive the meeting fees and instead to be granted an option to purchase 1,500 shares of our common stock for each meeting that the director attends.

We have an arrangement with Mr. Eric Jones pursuant to which we pay him $6,250 each month for executive management consulting services. Mr. Jones consults with our CEO and other executives on matters of strategic importance to our company as well as on other current business issues, all as we may request from time to time. Examples of such consultation include providing input on organizational structure and responsibility, interviewing and screening potential executive hires, and participating in quarterly executive strategy sessions with respect to our product and market direction. Mr. Jones’ monthly consulting fee is fixed regardless of the amount of services rendered. The agreement will continue until terminated by either party upon 30 days prior notice.

Indemnification and Limitation of Director and Officer Liability

Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation also provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with certain of our directors and executive officers containing provisions that may require us to, among other things:

•	indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted under Delaware law;

•	advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

•	obtain directors’ and officers’ insurance, if available on reasonable terms.

Executive Compensation

The following table sets forth information with respect to compensation earned during 2003 and 2002 by our chief executive officer and our four other highest-paid executive officers. These individuals are referred to as the named executive officers in this prospectus.

		Annual Compensation			Long-Term Compensation
Name and Principal Position at December 31, 2003	Year	Salary		Bonus	Number of Securities Underlying Options (#)		All Other Compensation
Scott L. Harmon Chief Executive Officer	2003 2002	$269,583 244,973		— —	50,000 —		— —
R. Logan Wray Chief Operating Officer	2003 2002	240,000 231,250		520,713 —	162,500 243,750	(1) (1)	— —
Douglas F. McNary Executive Vice President of Corporate Development	2003 2002	250,000 500,000	(2)	500,000 —	200,000 —		— —
Kenny Van Zant (3) Executive Vice President of Consumer Business Unit	2003	225,000		—	—		1,200,000	(4)
Jeffrey S. Bolke (5) Vice President of Worldwide Sales	2003 2002	225,000 21,346		218,201 18,750	150,000 —		— —

(1)	Options to purchase 75,000 shares of our common stock were cancelled on September 27, 2002 in connection with a stock option exchange program. On March 31, 2003, Mr. Wray received options to purchase 12,500 shares of our common stock.
(2)	Mr. McNary’s salary also consisted of $250,000 of sales commissions earned in 2002. For 2002, Mr. McNary was paid the commissions when we determined that he had satisfied his target commission objectives, which were based on a combination of bookings, revenue and management objectives.
(3)	Mr. Van Zant became our Executive Vice President of Consumer Business Unit in January 2003 in connection with the BroadJump acquisition.
(4)	In connection with the BroadJump acquisition, Mr. Van Zant entered into a Non-Competition and Non-Solicitation Agreement for which he received $1.2 million.
(5)	Mr. Bolke became an employee and our Vice President of Worldwide Sales in November 2002.

Stock	Options

The following table sets forth each grant of stock options in 2003 to our named executive officers. No stock appreciation rights were granted during such period.

The figures representing percentages of total options granted to employees in the last fiscal year are based on a total of 2,553,624 options granted to our employees during fiscal year 2003. Each of the options listed in the table is immediately exercisable. The shares purchased under the options may be repurchased by us at the original exercise price per share if the optionee ceases service with us before vesting in the shares.

The amounts listed in the following table under the heading “Exercise or Base Price” were valued by our board of directors on the date of grant. In determining this fair market value, the board of directors took into account the purchase price paid by the investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock) and an evaluation by the board of directors of our revenue, operating history and prospects. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

The amounts shown in the table as potential realizable value are calculated by:

•	multiplying the number of shares of our common stock subject to a given option by the assumed initial public offering price of $ per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rates shown in the table for the entire ten-year term of the option; and

•	subtracting from that result the total option exercise price.

The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises depend on the future performance of our common stock.

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/share)	Expiration Date	0%	5%	10%
Scott L. Harmon	50,000	(1)	2.0%	$5.00	3/21/2010	$	$	$
R. Logan Wray	12,500	(1)(2)	0.5	5.00	3/31/2010
	150,000	(3)	5.9	5.00	11/10/2010
Douglas F. McNary	50,000	(1)	2.0	5.00	3/21/2010
	150,000	(3)	5.9	5.00	11/10/2010
Kenny Van Zant	—		—	—	—
Jeffrey S. Bolke	100,000	(1)	3.9	5.00	1/24/2010
	50,000	(3)	2.0	5.00	11/10/2010

(1)	These stock options are immediately exercisable. We have the right to repurchase all unvested option shares at the original exercise price if the optionee’s service terminates. Vested option shares are those no longer subject to our repurchase right. 20% of these stock options will become vested on the one-year anniversary of the date of grant with the remaining option shares becoming vested in equal quarterly installments over the next subsequent 16 calendar quarters.
(2)	On March 31, 2003, Mr. Wray received these options in connection with a stock option exchange program.
(3)	These stock options are immediately exercisable. We have the right to repurchase all unvested option shares at the original exercise price if the optionee’s service terminates. Vested option shares are those no longer subject to our repurchase right. 25% of these stock options will become vested on the one-year anniversary of the date of grant with the remaining option shares becoming vested in equal quarterly installments over the next subsequent 12 calendar quarters.

Aggregate Option Exercises in 2003 and Option Values at December 31, 2003

The following table sets forth for our named executive officers the number and value of securities underlying unexercised options that are held by such executive officers as of December 31, 2003. No options or stock appreciation rights were exercised by such executive officers in 2003, and no stock appreciation rights were outstanding at the end of that year.

These stock options are immediately exercisable. We have the right to repurchase all unvested option shares at the original exercise price if the optionee’s service terminates. The heading “Vested” refers to shares no longer subject to our right of repurchase; the heading “Unvested” refers to shares subject to our right of repurchase as of December 31, 2003.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Vested	Unvested	Vested	Unvested
Scott L. Harmon	—	50,000	$	$
R. Logan Wray	113,591	217,659
Douglas F. McNary	37,500	200,000
Kenny Van Zant	—	—
Jeffrey S. Bolke	20,000	130,000

(1)	Based on the assumed offering price of $ per share, less the exercise price payable for such shares.

Change of Control Arrangements and Employment Agreements

If we experience a change in control, an option or other award granted under our Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under such plans. In addition, under the Equity Incentive Plan, if an award recipient is involuntarily terminated within 12 months following a change in control, then such recipient will receive an additional 12 months of vesting in his or her award.

In January 2003, we entered into a bonus agreement with R. Logan Wray, our Chief Operating Officer. This agreement provides for 12 quarterly cash payments to Mr. Wray (in addition to his salary) each in the amount of $125,000. The agreement will terminate upon the last quarterly payment due to Mr. Wray, or earlier if (1) Mr. Wray voluntarily terminates his employment with us (except as a result of a material reduction by us in his responsibilities or in his compensation and benefits not also imposed on other senior executives) or (2) his employment is terminated due to death or disability.

In November 2001, we entered into a written agreement with Paul M. Baker, our Chief Financial Officer. This agreement provided for an initial annual base salary of $175,000, participation in our stock option program and all eligible employee benefit plans and reimbursement for certain travel expenses. In addition, we will reimburse Mr. Baker for any U.S. income taxes that he may incur on certain expense reimbursements. If we terminate Mr. Baker’s employment for any reason, Mr. Baker is entitled to receive a severance package consisting of 12 months salary plus any bonus that he would have received and continued vesting of any stock options issued to Mr. Baker for 12 months and we will repatriate Mr. Baker to the United Kingdom and reimburse his relocation expenses up to $50,000.

In January 2003, we entered into a written employment agreement with Kenny Van Zant, Executive Vice President of our Consumer Business Unit. This employment agreement is for a three-year term expiring January 2006 and provides for an initial annual base salary of $235,000. In addition, he is entitled to participate in employee benefit plans for which other senior executives are generally eligible. Mr. Van Zant is entitled to receive bonuses and such other compensation as we may determine that is commensurate with bonuses and other compensation that we may pay to other senior executives. Under the terms of the employment agreement, Mr. Van Zant may not terminate his employment prior to January 17, 2006 except for reasons described in the agreement, including a material breach of the agreement by us, which would include a material reduction in his duties, job title or responsibilities. Additionally, we may terminate Mr. Van Zant’s employment upon death, disability or for cause (as defined in the agreement). If we terminate Mr. Van Zant’s employment for any other reason, or if Mr. Van Zant terminates his employment due to a material breach of the agreement by us, then Mr. Van Zant will be entitled to a severance package consisting of 12 months of salary, a pro rata share of any bonus to which he would have otherwise been entitled and 12 months of benefits. Additionally, in connection with the BroadJump acquisition, Mr. Van Zant entered into a Non-Competition and Non-Solicitation Agreement that expires in January 2006, for which he received $1.2 million.

In October 2002, we entered into a written agreement with Jeffrey S. Bolke, our Vice President of Worldwide Sales. This agreement provides for an annual base salary of $225,000, and target annual variable compensation of $225,000 in accordance with our sales commission plan and participation in our stock option program and all eligible employee benefit plans. If, prior to January 31, 2005, we terminate Mr. Bolke’s employment in connection with a corporate transaction or for any reason other than for misconduct, then Mr. Bolke is entitled to 12 months of severance and benefits at his then-current base salary.

Employee Stock Plans

Equity Incentive Plan

Our Equity Incentive Plan was adopted by our board of directors on November 21, 2003. We have also obtained stockholder approval of this plan. We have reserved 1.25 million shares of our common stock for issuance under the

Equity Incentive Plan. Any shares not yet issued under our 1997 Stock Option/Stock Issuance Plan on the date of this offering will also be available to be issued under the Equity Incentive Plan. On January 1 of each year, starting with the year 2005, the number of shares in the reserve will automatically increase by the lesser of: (1) 4% of the total number of shares of common stock that are then outstanding; (2) 1.25 million shares; or (3) a lesser number determined by our board. In general, if options or shares awarded under the Equity Incentive Plan or options awarded under the 1997 Stock Option/Stock Issuance Plan are forfeited, then those options or shares will again become available for awards under the Equity Incentive Plan. No options have yet been granted under the Equity Incentive Plan.

Under the Equity Incentive Plan, the eligible individuals are:

•	employees;

•	non-employee members of our board of directors; and

•	consultants.

The types of awards that may be made under the Equity Incentive Plan are:

•	options to purchase shares of common stock;

•	stock appreciation rights;

•	restricted shares; and

•	stock units.

Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options not designed to qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date.

The compensation committee of our board of directors administers the Equity Incentive Plan. Except with respect to the automatic option grant program for non-employee board members discussed below, the committee has the complete discretion to make all decisions relating to the interpretation and operation of our Equity Incentive Plan. The committee has the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

The exercise price for options granted under the Equity Incentive Plan may be paid by using:

•	cash;

•	outstanding shares of our common stock; or

•	an approved cashless exercise method with a designated broker.

The purchase price for newly issued restricted shares awarded under the Equity Incentive Plan will be stated in each individual restricted share agreement. However, in all cases, the par value for the newly issued restricted shares will be payable in cash.

The purchase price for a stock appreciation right may be paid by using cash or outstanding shares of common stock.

The committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

The maximum number of option shares that a person may receive in a fiscal year is five million.

If we experience a change in control, an option or other award under the Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the Equity Incentive Plan.

A change in control includes:

•	a merger or consolidation involving our company after which our then current stockholders own less than 50% of the surviving corporation;

•	sale of all or substantially all of our assets;

•	a proxy contest that results in replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by a person other than a person related to us, such as a corporation owned by our stockholders.

Non-employee board members are eligible for option grants under the automatic option grant program for non-employee board members under our Equity Incentive Plan. Under our Equity Incentive Plan, each non-employee director who first becomes a non-employee board member after the date of this offering will be granted an option to purchase 12,500 shares of our common stock on the date such individual joins the board (25,000 shares in the case of a new director who is appointed chairman of the audit committee of our board). These options will become vested as follows: 25% of the option shares become vested upon the completion of 12 months of service and an additional 6.25% of the option shares become vested upon the completion of each quarter of service thereafter. In addition, at each annual meeting of stockholders, each individual who will continue to be a director after such annual meeting will receive an additional option to purchase 3,125 shares of common stock (6,250 shares in the case of a director who serves as chairman of the audit committee of our board). These options will vest at a rate of 6.25% upon the completion of each quarter of service after the grant date. Each director who received an initial option grant under the automatic option grant program will first be eligible to receive an annual option grant under the automatic option grant program in the calendar year following the year in which he or she received the initial option grant. The exercise price for each option grant will be equal to the fair market value per share of our common stock on the option grant date. Upon a change in control of our company or a termination of the director’s service as a result of death, disability or retirement at or after age 65, the options granted under this automatic option grant program become fully vested.

Our board may amend or terminate the Equity Incentive Plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by applicable law. The Equity Incentive Plan will continue in effect for a 10-year term unless the board decides to terminate the plan earlier.

Employee Stock Purchase Plan

Our board of directors adopted our Employee Stock Purchase Plan on November 21, 2003. We have also obtained stockholder approval of this plan. We have reserved 750,000 shares of our common stock for issuance under our Employee Stock Purchase Plan. As of January 1 each year, starting in 2005, the number of shares reserved for issuance under our Employee Stock Purchase Plan will be increased automatically by the lesser of: (1) 2% of the total number of shares of common stock then outstanding; (2) 500,000 shares; or (3) a lesser amount determined by our board. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

Eligible employees may begin participating in the Employee Stock Purchase Plan at the start of an offering period. Each offering period will last six months. Offering periods will start on February 1 and August 1 of each calendar year. However, the first offering period will start on the effective date of this offering and end on July 31, 2004. Purchases of our common stock will occur on the last day of each offering period, approximately every January 31 and July 31.

Our Employee Stock Purchase Plan will be administered by the compensation committee of our board of directors. Each of our employees is eligible to participate if he or she is employed by us for more than 20 hours per week for more than five months per year.

Our Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee’s payroll deductions may not exceed 15% of the employee’s cash compensation. The initial period during which payroll deductions may be contributed will begin on the effective date of this offering and end on July 31, 2004.

The price of each share of common stock purchased under our Employee Stock Purchase Plan will be 85% of the lower of:

(A)	the fair market value per share of common stock on the first day of the applicable offering period or

(B)	the fair market value per share of common stock on the last day of the applicable offering period.

In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

(A)	the price offered to the public in this offering or

(B)	the fair market value per share of common stock on July 31, 2004.

Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with us.

If we experience a change in control, our Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the Employee Stock Purchase Plan at any time. If our board increases the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan, it must seek the approval of our stockholders.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

Transactions with Directors and Officers

Debt Financing

In October 2002, we borrowed a total of $12.5 million pursuant to senior subordinated promissory notes, of which we borrowed $11.8 million from Austin Ventures VII, L.P. and $500,000 from Eric L. Jones and his spouse. In connection with this transaction, we issued to these noteholders warrants to purchase an aggregate of 443,453 shares of common stock at an exercise price of $0.004 per share. Funds affiliated with Austin Ventures owned approximately 19.3% of our outstanding shares as of December 31, 2003. One of our directors, John D. Thornton, is a General Partner of Austin Ventures. Mr. Jones is one of our directors. The notes bear interest at 11.0% annually. We intend to use a portion of the net proceeds from this offering to repay all of the outstanding senior subordinated promissory notes. The aggregate principal amount outstanding under such notes as of December 31, 2003 was approximately $10.8 million.

Other Transactions

As a result of our acquisition of Ventix in January 2000 in exchange for 1,541,333 shares of our capital stock, David Sikora, President and Chief Executive Officer of Ventix, joined our Board of Directors. Funds affiliated with Austin Ventures owned approximately 28.2% of the capital stock of Ventix at the time of the Ventix acquisition. As of December 31, 2003, funds affiliated with Austin Ventures owned approximately 19.3% of our outstanding shares. Mr. Thornton, a General Partner of Austin Ventures and one of our directors, was a member of the board of directors of Ventix at the time of the Ventix acquisition. The acquisition of and consideration paid for Ventix was considered and approved by the disinterested directors on our board.

At the time of our acquisition of certain assets of Question Technologies in November 2001 in exchange for 1,293,860 shares of our capital stock, funds affiliated with Austin Ventures owned approximately 27.3% of the capital stock of Question Technologies and Mr. Thornton was a member of its board of directors. In addition, another of our directors, Mr. Sikora, served as Chief Executive Officer and President of Question Technologies, was a member of its board of directors and owned approximately 14.1% of the capital stock of Question Technologies at the time of our acquisition of certain of its assets. The acquisition of the Question Technologies assets and the consideration paid therefor was considered and approved by a special committee of our board of directors comprised of disinterested directors.

As a result of our acquisition of BroadJump in January 2003 in exchange for 9,557,977 shares of our capital stock, Kip McClanahan, President and Chief Executive Officer of BroadJump, and Michael LaVigna, a director of BroadJump, joined our Board of Directors. Mr. McClanahan resigned from our board of directors in December 2003. Funds affiliated with Austin Ventures owned approximately 18.0% of the capital stock of BroadJump at the time of the BroadJump acquisition. One of Mr. Thornton’s partners at Austin Ventures was a member of the board of directors of BroadJump at the time of the BroadJump acquisition. The acquisition of and consideration paid for BroadJump was considered and approved by the disinterested directors on our board.

In January 2003, in connection with the BroadJump acquisition, we entered into an employment agreement with Mr. McClanahan, our former President and a former director. Mr. McClanahan resigned as President in November 2003 and we have no further obligations under his employment agreement. The employment agreement was originally for a three-year term to expire in January 2006 and provided for an initial annual base salary of $250,000. In addition, Mr. McClanahan was entitled to participate in employee benefit plans for which other senior executives were generally eligible, and he was entitled to receive bonuses and such other compensation as we determined was commensurate with bonuses and other compensation paid to other senior executives. Additionally, in connection with the BroadJump acquisition, Mr. McClanahan entered into a Non-Competition and Non-Solicitation Agreement that expires in January 2006, for which he received approximately $1.6 million.

During 1998, we made loans to Patrick D. Motola, our former Vice President of Business Development, in the aggregate amount of $330,254 for the purchase of shares of our common stock and preferred stock. As of December 31, 2002, all outstanding amounts due under these loans were satisfied and the loans are no longer outstanding.

The son of director Michael J. Maples, Sr. has been one of our employees for approximately six years. Currently, he is a non-executive employee and received aggregate compensation of $194,535 during 2003.

We have also entered into employment agreements and indemnification agreements with certain of our executive officers and directors. See “Management—Indemnification and Limitation of Director and Officer Liability” and “ —Change of Control Arrangements and Employment Agreements.”

We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2004, assuming the conversion of all outstanding shares of our preferred stock into common stock upon completion of this offering, by the following individuals or groups:

•	each person or entity who we know owns beneficially more than 5% of our common stock;

•	each of the named executive officers;

•	each of our directors;

•	all directors and executive officers as a group; and

•	our selling stockholder.

Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options and warrants that are exercisable within 60 days of January 31, 2004. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 20,093,162 shares of capital stock outstanding as of January 31, 2004.

Unless otherwise indicated, the address for each listed stockholder is: c/o Motive, Inc., 12515 Research Blvd. Building 5, Austin, Texas 78759. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock.

	Shares Beneficially Owned Before the Offering	Percent of Shares Outstanding
Name of Beneficial Owner		Before the Offering	After the Offering
Funds Affiliated with Accel Partners (1)	1,421,212	7.1%
Funds Affiliated with Austin Ventures (2)	4,296,320	20.9%
Kip McClanahan (3)	1,508,567	7.5%
Scott L. Harmon (4)	1,146,919	5.7%
R. Logan Wray (5)	331,250	1.6%
Paul M. Baker (6)	68,750	*
Scott R. Abel (7)	719,840	3.6%
Douglas F. McNary (8)	448,172	2.2%
Kenny Van Zant (9)	1,175,270	5.9%
Jeffrey S. Bolke (10)	150,000	*
Eric L. Jones (11)	603,881	3.0%
Mike LaVigna (12)	517,013	2.6%
Michael J. Maples, Sr. (13)	36,742	*
Tom Meredith (14)	26,626	*
David Sikora (15)	207,727	1.0%
John D. Thornton (2) (16)	4,296,320	20.9%
Executive officers and directors as a group (13 persons) (17)	9,728,513	45.4%
Miko Ventures, Ltd. (7)	719,840	3.6%

*	Less than 1%
(1)

Includes 109,833 shares held by Accel Internet Fund III L.P., 85,045 shares held by Accel Internet/Strategic Technology Fund L.P., 39,252 shares held by Accel Investors ‘97 L.P., 54,314 shares held by Accel Investors ‘99 L.P., 33,528 shares held by Accel Keiretsu V L.P., 641,916 shares held by Accel V L.P., 439,332 shares held by Accel VII, L.P., and 17,992 shares held by Ellmore C. Patterson Partners. Accel Internet Fund III Associates L.L.C. is the general partner of Accel Internet Fund III L.P. and has the sole voting and investment power over its shares. Accel V

Associates L.L.C. is the general partner of Accel V L.P. and has the sole voting and investment power over its shares. Arthur C. Patterson, ACP Family Partnership L.P. (of which Arthur C. Patterson is the general partner and has sole voting and investment power), James R. Swartz, James W. Breyer, Eugene D. Hill, Homestake Partners L.P. (of which James R. Swartz is the general partner and has sole voting and investment power), Luke B. Evnin and J. Peter Wagner are the Managing Members of Accel V Associates L.L.C. and share such powers. Accel Internet/Strategic Technology Fund Associates L.L.C. is the general partner of Accel Internet/Strategic Technology Fund L.P. and has the sole voting and investment power over its shares. Arthur C. Patterson, ACP Family Partnership L.P. James R. Swartz, James W. Breyer, Eugene D. Hill, Homestake Partners L.P., Luke B. Evnin and J. Peter Wagner are the Managing Members of Accel Internet/Strategic Technology Fund L.P and share such powers. Accel Keiretsu V Associates L.L.C. is the general partner of Accel Keiretsu V L.P. and has the sole voting and investment power over its shares. Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Luke B. Evnin and J. Peter Wagner are the Managing Members of Accel Keiretsu V Associates L.L.C. and share such powers. Arthur C. Patterson, James R. Swartz, James W. Breyer, Luke B. Evnin, Eugene D. Hill and J. Peter Wagner are the general partners of Accel Investors ‘97 L.P. and therefore share the voting and investment powers over the shares held by Accel Investors ‘97 L.P. Accel VII Associates L.L.C. is the general partner of Accel VII L.P. and has the sole voting and investment power over its shares. Arthur C. Patterson, James R. Swartz, James W. Breyer, J. Peter Wagner and Theresia G. Ranzetta are the Managing Members of Accel VII Associates L.L.C. and share such powers. Arthur C. Patterson is the sole general partner of Ellmore C. Patterson Partners and therefore has sole voting and investment power over its shares. The address for these shareholders is 428 University Avenue, Palo Alto, California 94301.

(2)	Includes 1,602,460 shares held by Austin Ventures V, L.P., 80,135 shares held by Austin Ventures V Affiliates Fund, L.P., 1,595,547 shares held by Austin Ventures VI, L.P., 44,875 shares held by Austin Ventures VI Affiliates Fund, L.P. and 547,877 shares held by Austin Ventures VII, L.P. Includes a warrant to purchase 425,426 shares issued to Austin Ventures VII, L.P. AV Partners V, L.P. is the general partner of Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P. and has sole voting and investment power over shares held by such entities. Mr. Thornton, one of our directors, Joseph C. Aragona, Kenneth P. DeAngelis, Jeffrey C. Garvey, and Blaine F. Wesner are general partners of AV Partners V, L.P. and may be deemed to have shared voting and investment powers with respect to such shares. AV Partners VI, L.P. is the general partner of Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P. and has sole voting and investment power over the shares held by such entities. Mr. Thornton, Mr. Aragona, Mr. DeAngelis, Mr. Garvey, Mr. Wesner, and Edward E. Olkkola are general partners of AV Partners VI, L.P. and may be deemed to have shared voting and investment power over such shares. AV Partners VII, L.P. is the general partner of Austin Ventures VII, L.P. and has sole voting and investment power over the shares held by such entity. Mr. Thornton, Mr. Aragona, Mr. DeAngelis, Mr. Wesner and Mr. Olkkola are general partners of AV Partners VII, L.P. and may be deemed to have shared voting and investment powers over such shares. Each of Mr. Thornton, Mr. Aragona, Mr. DeAngelis, Mr. Garvey , Mr. Wesner and Mr. Olkkola disclaim beneficial ownership of the shares held by funds affiliated with Austin Ventures, except to the extent of their pecuniary interest therein. The address for these shareholders is 300 West Sixth Street, Suite 2300, Austin, Texas 78701.
(3)	Includes 1,341,500 shares held by K & J McClanahan Investments, L.P., 112,500 shares held by the KRM 2003 Annuity Trust and 34,567 shares held by the McClanahan 2001 Family Trust.
(4)	Includes 1,096,919 shares of common stock held by SLH Holdings, Ltd. Includes options immediately exercisable for 50,000 shares of common stock.
(5)	Includes options immediately exercisable for 331,250 shares of common stock.
(6)	Includes options immediately exercisable for 68,750 shares of common stock.

(7)	Includes 669,840 shares held by Miko Ventures, Ltd. Includes options immediately exercisable for 50,000 shares of common stock held by Mr. Abel. If the underwriters’ over-allotment option is exercised in full, Miko Ventures, Ltd. would sell shares of common stock and we would sell an additional shares. If the over-allotment option is only partially exercised, it will be allocated first to Miko Ventures, Ltd.
(8)	Includes options immediately exercisable for 237,500 shares of common stock.
(9)	Includes 912,578 shares held by the VanZant Limited Partnership, 228,125 shares held by the VanZant 2003 Annuity Trust and 34,567 shares held by the Van Zant 2001 Family Trust.
(10)	Includes options immediately exercisable for 150,000 shares of common stock.
(11)	Includes 480,941 shares held by SSM Ventures Partners L.P., 45,807 shares held by JAJ 2003 Grantor Retained Annuity Trust, 45,807 shares held by the ELJ 2003 Grantor Retained Annuity Trust, 9,400 shares held by the Lance McGrede Bergstrom Trust, 9,400 shares held by the Steve Jones Trust and 9,400 shares held by the Derek Jones Trust. Includes options immediately exercisable for 3,126 shares of common stock.
(12)	Includes 1,025 shares held by Techxas Fund IIA, L.P., 25,449 shares held by Techxas Fund IIQ, L.P., 469,322 shares held by Techxas Fund v1.0, L.P., 1,219 shares held by Techxas II Affiliates Fund, L.P and 5,185 shares held by Techxas Ventures, L.P. Includes options immediately exercisable for 313 shares of common stock.
(13)	Includes options immediately exercisable for 2,813 shares of common stock.
(14)	Includes options immediately exercisable for 26,626 shares of common stock
(15)	Includes 91,006 shares held by EMODL Partnership, Ltd., 2,000 shares held by the David Messina 1999 Trust, 3,936 shares held by the Elizabeth A. Sikora 1998 Trust, 3,936 shares held by the Madeline B. Sikora 1998 Trust, and 3,936 shares held by the Olivia P. Sikora 1998 Trust. Includes options immediately exercisable for 313 shares of common stock.
(16)	Includes holdings of entities affiliated with Austin Ventures.
(17)	Includes options immediately exercisable for 920,691 shares of common stock and warrants to purchase 425,426 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

On the closing of this offering, under our amended and restated certificate of incorporation to become effective upon the closing, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of January 31, 2004, assuming the conversion of all of our outstanding preferred stock into common stock, there were 20,093,162 shares of common stock outstanding that were held of record by approximately 637 stockholders. There will be                      shares of common stock outstanding (assuming no exercise after January 31, 2004 of outstanding options or warrants) after giving effect to the sale of the shares of common stock to the public in this offering and the conversion of our preferred stock into common stock on completion of this offering. On the closing of this offering, 15,000,000 shares of preferred stock will be authorized and no shares of preferred stock will be outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

Preferred Stock

On the closing of this offering, no shares of preferred stock will be outstanding. Our board of directors has the authority to issue up to 15,000,000 shares of preferred stock in one or more classes or series and to determine, with respect to any such class or series, the designations, powers, preferences and rights of such class or series, and the qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without further vote or action by the stockholders. We currently have no plans to issue any preferred stock. We believe that the ability of the board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our board of directors could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with the board of directors, an acquisition attempt through which such acquiror may be able to change the composition of the board of directors, including a tender offer or other takeover attempt.

Warrants

In conjunction with our line of credit, we have issued the following warrants to our bank: (1) a warrant to purchase up to 50,000 shares of common stock for an exercise price of $16.00 per share, which expires on June 1, 2008; (2) a warrant to purchase up to 62,500 shares of common stock for an exercise price of $12.00 per share, which expires on March 22, 2007; (3) a warrant to purchase up to 6,250 shares of common stock for an exercise price of $5.00 per share, which expires on August 30, 2007; and (4) a warrant to purchase up to 37,500 shares of common stock for an exercise price of $5.00 per share, which expires on September 12, 2007.

In connection with our senior subordinated promissory notes issued in October 2002, we issued warrants to the holders of such notes to purchase 450,664 shares of common stock at an exercise price of $0.004 per share, of which warrants to purchase 425,426 shares remain unexercised. The warrants expire on October 11, 2012.

In connection with a Corporate Partnering and OEM Software License Agreement entered into in June 2003, we issued warrants to purchase 125,000 shares of common stock at an exercise price of $10.00 per share. The warrants expire on August 11, 2008.

In connection with Warrant Agreements entered into as of October 28, 2003 with 27 of our stockholders, we issued warrants to purchase 4,763 shares of common stock at an exercise price of $5.00 per share. These warrants expire on the earlier of the one-year anniversary of a liquidity event or October 28, 2010.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

Certain of the provisions of Delaware law and our certificate of incorporation and bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. Those provisions, summarized below, include restrictions on the rights of stockholders to remove directors, prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting and requirements for advance notice of actions proposed by stockholders for consideration at meetings of the stockholders. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

•	when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•	on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized at an annual or special meeting of stockholders.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Certificate of Incorporation and Bylaws Provisions

Classified Board of Directors.    Upon the closing of this offering, our board of directors will be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered term.

Any vacancy on the board of directors, regardless of the reason for the vacancy, may only be filled by vote of the majority of the directors then in office. In addition, directors may only be removed for cause by the holders of two-thirds of the shares entitled to vote at an election of directors. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors and could also discourage a third-party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

Stockholder Action.    Our certificate of incorporation and bylaws will provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. The prohibitions on stockholder action by written consent would prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. The prohibition of stockholders’ written consents should deter hostile takeover attempts. Without the availability of stockholders’ actions by written consent, a holder or group of holders controlling a majority in interest of our capital stock would not be able to amend our bylaws or remove directors pursuant to a stockholders’ written consent. In addition, our certificate of incorporation and bylaws will provide that special meeting of stockholders may be called only by the Chairman of the Board or the Chief Executive Officer or by a majority of our board of directors.

Advance Notice Requirement for Stockholder Proposals.    Our bylaws will establish an advance notice procedure for stockholders proposals to be brought before our annual meeting of stockholders, including any proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates for election to our board of directors or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, the bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company. By requiring advance notice of other proposed business, the stockholder advance notice procedure will also provide a more orderly procedure for conducting annual meeting of stockholders and, to the extent deemed necessary or desirable by the board of directors, will provide the board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board of directors’ position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Supermajority Voting Provisions.    Our certificate of incorporation and bylaws will require that any amendment to the bylaws or certain provisions of the certificate of incorporation, including those provisions discussed above, must be approved by the holders of at least two-thirds of our then-outstanding voting stock. This requirement will prevent a stockholder with only a majority of our common stock from avoiding the requirements of the provisions discussed above by amending or repealing such provisions.

Registration Rights

Under the terms of the agreement between us and the holders of certain of our registrable securities, the holders of at least two-thirds of such registrable securities are entitled to demand registration rights, pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act of 1933 at our expense with respect to their registrable securities, and we are required to use all reasonable efforts to effect such registration. As of December 31, 2003, the holders of approximately 10,374,295 shares of our common stock, or rights to acquire such shares upon the conversion of our shares of mandatorily redeemable, convertible preferred stock or the exercise of the warrants we issued on October 11, 2002, were entitled to such rights with respect to the registration of such shares under the Securities Act of 1933. Further, holders of 25% or more of such registrable securities may require us to file three additional registration statements on Form S-3 at our expense.

In addition to the registration rights described above, under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising registration rights, certain holders are entitled to notice of such registration and are entitled to include shares of such registrable securities in the registration. As of December 31, 2003, the holders of approximately 16,901,544 shares of our common stock, or rights to acquire such shares upon the conversion of our shares of mandatorily redeemable, convertible preferred stock or the exercise of the warrants we issued on October 11, 2002, were entitled to such rights with respect to the registration of such shares under the Securities Act of 1933.

All of the registration rights described above terminate after four years following the consummation of our initial public offering and are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following the effective date of an offering of our securities pursuant to Form S-1, including the offering made by this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Investor Services, LLC, and its telephone number is 214-922-4408.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

Upon completion of this offering, we will have outstanding an aggregate of                      shares of common stock, assuming the issuance of                      shares of common stock offered hereby and no exercise of options after January 31, 2004. Of these shares, the                      shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our “Affiliates” as that term is defined in Rule 144 under the Securities Act of 1933 (whose sales would be subject to limitations and restrictions described below). In addition, an aggregate of approximately 10,851,837 shares issued in connection with the BroadJump and Question Technologies acquisitions will be freely tradable without restriction or further registration under the Securities Act of 1933, except for shares received by Affiliates of such entities who may sell their shares in the manner stated under “—Rule 144” below; provided, however, that substantially all of such shares will be subject to the lock-up agreements described below. The remaining 9,241,325 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933 and will be eligible for sale in the public market as described below.

Based upon the number of shares outstanding at January 31, 2004, an aggregate of approximately 16,223,753 shares of our common stock will be eligible to be sold pursuant to Rule 144 or Rule 701 beginning 90 days after the date of this prospectus and an aggregate of approximately 3,825,858 shares of our common stock will be freely tradable without restriction or further registration under the Securities Act of 1933 upon completion of this offering. However, all but 279,071 of such shares are subject to the lock-up agreements described below and will only become eligible for sale upon the expiration or termination of such agreements, generally 180 days after the date of this prospectus.

Lock-Up Agreements

An aggregate of 19,814,091 shares outstanding as of January 31, 2004, representing over 98% of our outstanding shares without giving effect to the                      shares of common stock offered pursuant to this offering, will be subject to “lock-up” agreements on the effective date of this offering. Our executive officers and directors and certain other existing stockholders have agreed with the underwriters not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus. Morgan Stanley & Co. Incorporated on behalf of the underwriters may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in these lock-up agreements. To the extent that any of our stockholders have not entered into lock-up agreements with the underwriters, substantially all of these stockholders are subject to separate lock-up agreements with us, which agreements provide that these stockholders may not sell their shares for 180 days after the date of this prospectus. We have agreed with the underwriters not to release any of these company lock-ups without the prior consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in “broker’s transactions” or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding (which will equal approximately shares immediately after this offering); or

•	the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales	under Rule 144 are generally subject to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

Rule 701

Under Rule 701, certain of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934 along with the shares acquired upon exercise of the options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates” (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirements.

Registration Rights

In addition, after this offering, the holders of approximately 16,476,118 shares of common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares, except for shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of such registration. See “Description of Capital Stock—Registration Rights.”

Stock Plans

As of January 31, 2004, 3,556,678 shares of common stock were subject to outstanding options under our existing stock option plans, of which 1,062,713 were vested and exercisable. However, all of these shares are subject to the lock-up agreements described above. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act of 1933 to register all of the shares of common stock issued or reserved for future issuance under our stock option plans and our employee stock purchase plan. After the effective dates of these registration statements on Form S-8, shares purchased upon exercise of options granted under our stock option plans and shares purchased under our employee stock purchase plan generally would be available for resale in the public market. On the date 180 days after the effective date of this offering, a total of approximately 1,443,361 shares of common stock subject to outstanding options will be vested and exercisable.

U. S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations for holders of our common stock and is based upon current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations thereunder, existing rulings of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below.

As used in this summary, a “U.S. Person” is:

•	an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes;

•	a corporation that is organized under the laws of the United States or any state thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used in this summary, a “Non-U.S. Holder” is any person who owns shares of our common stock and who is not a U.S. Person.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquire shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This summary does not address certain special rules that apply to Non-U.S. Holders that are “controlled foreign corporations,” “foreign personal holding companies,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax. Furthermore, this summary does not address any aspects of state, local or foreign taxation. This summary is limited to those persons that hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

If a partnership holds our common stock, then the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, then you should consult your tax advisor.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Treatment of U.S. Holders

Dividends on Shares.    Any distribution of cash or property (other than our shares or warrants to acquire our shares) received by a U.S. Holder with respect to shares of our common stock (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) will constitute a “dividend” for U.S. federal income tax purposes to the extent of our accumulated or current earnings and profits. Any such distributions that exceed our current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares and any distribution in excess of such tax basis would give rise to capital gain. Any dividend received by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%, provided that certain holding period requirements are met. Any dividend received by a U.S. Holder that is itself a corporation may be eligible for a dividends-received deduction under Section 243 of the Code. The rate of the dividends-received deduction is generally 70%. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its shares or if the shares are “debt-financed portfolio stock.”

Sale of Shares.    Upon a sale of our common stock (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized on a sale of shares of common stock by a U.S. Holder will be a capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of disposition. Any long-term capital gain recognized upon a sale of shares of common stock by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.    In general, information reporting requirements will apply to dividends in respect of the shares, or the proceeds received on the sale, exchange, or redemption of shares, paid to U.S. Holders other than certain exempt recipients (such as corporations). Any dividend payment made by us to a U.S. Holder will be subject to backup withholding (at a rate of 28%), unless the U.S. Holder provides to us a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, or the U.S. Holder otherwise establishes an exemption. The requisite certification may be made on an IRS Form W-9. Amounts withheld from a U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the U.S. Holder, and the U.S. Holder may obtain a refund of any amounts withheld which exceed the U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Treatment of Non-U.S. Holders

Dividends on Shares.    A dividend received by a Non-U.S. Holder (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) on shares of our common stock will be subject to withholding of U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend income is effectively connected with a United States trade or business conducted by the Non-U.S. Holder (and the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI certifying such fact). This withholding applies even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding (see “— Backup Withholding and Information Reporting” above) with respect to the dividend. Any dividend that is effectively connected with a United States trade or business conducted by the Non-U.S. Holder will be subject to U.S. federal income tax at normal graduated rates (and if the Non-U.S. Holder is a corporation, the dividend may also be subject to an additional branch profits tax). In order to claim treaty benefits (such as a reduction in the rate of U.S. withholding tax), the Non-U.S. Holder must deliver to us a properly executed IRS Form W-8BEN or Form W-8IMY prior to the dividend payment. If the Non-U.S. Holder is an entity that is classified for U.S. federal income tax purposes as a partnership, then unless this partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an IRS Form W-8IMY, to attach an appropriate certification by each partner, and to attach a statement allocating the dividend income among the various partners.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale of Shares.    Any gain or loss recognized by a Non-U.S. Holder upon a sale of shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code) will be a capital gain or loss. Any such capital gain will not be subject to U.S. federal income tax, unless: (1) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (3) we are, or have been during certain periods preceding the disposition, a “United States real property holding corporation” and either our shares are not regularly traded on an established securities market or you have owned more than 5% of our common shares at any time during a specified period. If you are described in clause (1), then you will be subject to tax on the gain derived from the sale under regular graduated United States federal income tax rates and, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If you are described in clause (2), then you will be subject to a flat 30% tax on gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). We do not believe we are a “United States real property holding corporation,” and we do not expect to ever become one.

Backup Withholding and Information Reporting.    We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to a Non-U.S. Holder and the tax withheld (if any). This information may also be made available to the tax authorities in the Non-U.S. Holder’s country of residence. A Non-U.S. Holder will not be subject to backup withholding on dividends on our shares if the owner of the shares certifies under penalties of perjury that it is not a U.S. Person (such certification may be made on an IRS Form W-8BEN), or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a U.S. office of a U.S. or foreign broker, the payment of the sale proceeds by the broker will be subject to information reporting and backup withholding, unless the owner of the shares provides the certification described above (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a foreign office of a broker, backup withholding is not required. Information reporting is required if (i) the broker does not have documentary evidence that the holder is not a U.S. Person, and (ii) the broker is a U.S. Person or has certain other connections to the United States.

Amounts withheld from a Non-U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the Non-U.S. Holder, and the Non-U.S. Holder may obtain a refund of any amounts withheld which exceed the Non-U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

U.S. Estate Tax.    Any shares of our common stock that are held by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of his or her death generally will be treated as United States situs assets for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

UNDERWRITERS

Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Thomas Weisel Partners LLC and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc
Thomas Weisel Partners LLC
Friedman, Billings, Ramsey & Co., Inc

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to securities dealers at a price that represents a concession not in excess of $            a share under the public offering price. No underwriter may allow, and no dealer may reallow, any concession to other underwriters or to certain dealers. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                  additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to such underwriter’s name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter’s over-allotment option is exercised in full, the total price to the public would be $            , the total underwriters’ discounts and commissions would be $             and the total proceeds to us would be $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We, our directors and executive officers and certain other of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, we will not, directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale to the underwriters of the shares of common stock described in this prospectus;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus and reflected in this prospectus;

•	the issuance of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus and consistent with past practices;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of common stock contemplated by this prospectus;

•	transfers of shares as a gift or charitable contribution, or by will or intestacy;

•	transfers of shares to any trust the sole beneficiaries of which are the transferor and/or its immediate family members; or

•	transfers to certain entities or persons affiliated with the stockholders;

provided that in the case of each of the last three transactions, each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in this paragraph, no filing under the Securities Act is required in connection with these transactions, other than a filing made after the expiration of the 180-day period, and no transaction includes a disposition for value.

Our estimated offering expenses, in addition to the underwriting discounts and commissions, are approximately $1.5 million, which includes legal, accounting and printing costs and various other fees associated with registration and listing of our common stock.

The following table shows the underwriting discounts and commissions that we and the selling stockholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock. A partial exercise of the over-allotment option will be allocated first to the selling stockholder.

	Paid by Motive		Paid by Selling Stockholder
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$	$	$	$
Total	$	$	$	$

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are convinced that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in the offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of our common stock above independent levels. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “MOTV.”

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Affiliates of J.P. Morgan Securities Inc. are limited partners of Accel VII L.P., Austin Ventures VI, L.P. and Austin Ventures VII, L.P. In connection with these limited partnership interests, affiliates of J.P. Morgan Securities Inc. indirectly own, as of December 31, 2003, approximately 0.5% of our common stock. In addition, affiliates of J.P. Morgan Securities Inc. directly own, as of December 31, 2003, approximately 0.1% of our common stock. Pursuant to our proposed use of the net proceeds from this offering, Austin Ventures VII, L.P. will receive approximately $11.8 million of such net proceeds upon our repayment of indebtedness. J.P. Morgan Securities Inc. and its affiliates will have no ability to direct or to control the timing of the distribution of these proceeds by Austin Ventures VII, L.P.

Pricing of the Offering

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors to considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Electronic Offer, Sale and Distribution

Friedman, Billings, Ramsey & Co., Inc. will be facilitating Internet distribution for this offering to certain of its Internet subscription customers through its affiliated online broker/dealer, FBR Investment Services, Inc. Friedman, Billings, Ramsey intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic version of this prospectus is available on the Internet website maintained by Friedman, Billings, Ramsey. Other than this prospectus, the information of the Friedman, Billings, Ramsey website is not part of this prospectus.

LEGAL MATTERS

The validity of the issuance of our shares of common stock offered by this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas. Legal matters relating to this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas.

EXPERTS

The consolidated financial statements of Motive, Inc. at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and BroadJump, Inc. at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such consolidated financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to our company and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission’s public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are available to the public from the Commission’s web site at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Commission’s public reference room, and the web site of the Commission referred to above.

MOTIVE, INC.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of

Motive, Inc.

We have audited the accompanying consolidated balance sheets of Motive, Inc. (the “Company”) as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Motive, Inc. at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for goodwill and intangible assets upon the required adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

As described in Note 18, the Company has restated its license fees revenue and loss on investment for the year ended December 31, 2002.

/s/    Ernst & Young LLP

Austin, Texas

April 8, 2004

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2002	2003	2003
			Pro Forma
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,728	$28,433
Short-term investments	1,692	—
Accounts receivable, less allowance of $558 and $676 at December 31, 2002 and 2003, respectively	10,880	21,276
Prepaid expenses and other current assets	2,540	2,744

Total current assets	47,840	52,453

Restricted cash	—	15,000
Property and equipment, net	5,942	7,008
Goodwill	9,055	59,143
Acquired technology, net	—	8,903
Other intangibles, net	—	11,593
Other assets	980	4,650

Total assets	$63,817	$158,750

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,544	$5,651
Accrued liabilities	5,019	17,684
Deferred revenue	3,865	13,886
Current portion of long-term debt	9,911	278

Total current liabilities	24,339	37,499
Deferred revenue	354	7,347
Long-term debt, net of current portion	5,291	6,026
Related party subordinated debt, net of discount of $2,220 and $1,743 at December 31, 2002 and 2003, respectively	10,280	10,757

Total liabilities	40,264	61,629

Commitments and contingencies
Redeemable convertible preferred stock:
Preferred Stock: $0.001 par value; 27,000,000 shares authorized; 5,882,255 shares issued and outstanding at December 31, 2002; 47,000,000 shares authorized, 10,322,067 shares issued and outstanding at December 31, 2003 (liquidation value—$116,235); no shares issued and outstanding at December 31, 2003, proforma (unaudited)	68,915	119,785	$—

Stockholders’ equity (deficit):
Common stock: $0.001 par value; 17,500,000 shares authorized; 5,704,466 shares issued and outstanding at December 31, 2002; 25,000,000 shares authorized, 9,723,131 shares issued and outstanding at December 31, 2003; 150,000,000 shares authorized, 20,045,198 shares issued and outstanding at December 31, 2003, proforma (unaudited)	6	10	20
Additional paid-in capital	42,491	69,734	189,509
Deferred stock compensation	(571)	(4,168)	(4,168)
Accumulated comprehensive loss	(132)	(181)	(181)
Accumulated deficit	(87,156)	(88,059)	(88,059)

Total stockholders’ equity (deficit)	(45,362)	(22,664)	$97,121

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$63,817	$158,750

See accompanying notes

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2001	2002	2003
		Restated
Revenue:
License fees	$39,431	$44,659	$42,957
Services:
Services	12,599	13,397	24,452
Acquired in business combination	—	—	24,883

Total services revenue	12,599	13,397	49,335

Total revenue	52,030	58,056	92,292

Cost of revenue:
License fees	689	1,212	1,692
Amortization of acquired technology	150	13	448
Services	14,234	12,258	30,818

Total cost of revenue	15,073	13,483	32,958

Gross margin	36,957	44,573	59,334

Operating expenses:
Sales and marketing	31,470	26,082	33,016
Research and development	12,852	11,224	16,869
General and administrative	6,656	6,321	7,951
Amortization of goodwill and intangibles	12,218	—	2,381
Amortization of deferred stock compensation (1)	2,344	2,081	1,190
Write off of prepaid stock offering costs	1,401	—	—
Business restructuring charge	1,374	—	1,422

Total operating expenses	68,315	45,708	62,829

Loss from operations	(31,358)	(1,135)	(3,495)
Interest income	767	384	623
Interest expense	(535)	(1,557)	(2,533)
Other income (expense), net	(2)	120	6,207
Loss on investment, net of recovery	—	(7,923)	—

Income (loss) before income taxes	(31,128)	(10,111)	802
Provision for income taxes	144	403	1,705

Net loss	$(31,272)	$(10,514)	$(903)

Basic and diluted loss per share	$(6.78)	$(1.95)	$(0.09)

Shares used in computing basic and diluted loss per share	4,612	5,397	9,832
Pro forma basic and diluted loss per share (unaudited)			$(0.04)

Shares used in computing pro forma basic and diluted loss per share (unaudited)			20,154

(1)	If the amortization of deferred stock compensation were allocated to specific operating statement line items, it would be allocated as follows:

Cost of services revenue	$122	$181	$38
Sales and marketing	824	144	437
Research and development	279	364	331
General and administrative	1,119	1,392	384

	$2,344	$2,081	$1,190

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Stockholders’ Equity (Deficit)
			Common Stock		Additional Paid-In Capital	Note Receivable from Stockholder	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2001	4,598,895	$53,521	5,838,371	$6	$42,990	$(137)	$(7,932)	$(18)	$(45,370)	$(10,461)
Issuance of Preferred Stock, Series E, in connection with the purchase of assets from Question Technologies	1,293,860	15,526	—	—	—	—	—	—	—	—
Issuance of stock to employees upon exercise of options	—	—	4,282	—	23	—	—	—	—	23
Repurchase and retirement of common stock	—	—	(116,030)	—	(517)	—	—	—	—	(517)
Amortization of deferred stock compensation, net of forfeitures	—	—	—	—	(3,996)	—	6,340	—	—	2,344
Stock options and warrants issued to non-employees	—	—	—	—	328	—	—	—	—	328
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(31,272)	(31,272)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(76)	—	(76)

Total comprehensive loss										(31,348)

Balance at December 31, 2001	5,892,755	69,047	5,726,623	6	38,828	(137)	(1,592)	(94)	(76,642)	(39,631)
Issuance of common stock to non-employees	—	—	5,000	—	25	—	—	—	—	25
Issuance of stock to employees upon exercise of options	—	—	6,888	—	49	—	—	—	—	49
Repurchase and retirement of common stock	—	—	(34,045)	—	(175)	—	—	—	—	(175)
Satisfaction of note receivable from stockholder	(10,500)	(132)	—	—	—	137	—	—	—	137
Deferred stock compensation	—	—	—	—	1,519	—	(1,519)	—	—	—
Deferred stock compensation related to acceleration of options to employees	—	—	—	—	193	—	(193)	—	—	—
Amortization of deferred stock compensation, net of forfeitures	—	—	—	—	(652)	—	2,733	—	—	2,081
Stock options and warrants issued to non-employees	—	—	—	—	452	—	—	—	—	452
Issuance of warrants in connection with subordinated promissory notes	—	—	—	—	2,252	—	—	—	—	2,252
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(10,514)	(10,514)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(38)	—	(38)

Total comprehensive loss										(10,552)

Balance at December 31, 2002	5,882,255	68,915	5,704,466	6	42,491	—	(571)	(132)	(87,156)	(45,362)
Issuance of Preferred Stock, Series F, in connection with BroadJump acquisition	4,439,754	50,870	—	—	—	—	—	—	—	—
Issuance of common stock in connection with BroadJump acquisition	—	—	4,303,588	4	21,514	—	—	—	—	21,518
Exchange of stock options and warrants in conjunction with BroadJump acquisition	—	—	—	—	2,484	—	(59)	—	—	2.425
Issuances of stock to employees upon exercise of options	—	—	138,533	—	320	—	—	—	—	320
Issuances of stock to non-employees upon exercise of options	—	—	39,737	—	73	—	—	—	—	73
Repurchase and retirement of common stock	—	—	(46,601)	—	(240)	—	—	—	—	(240)
Return of common stock from former stockholder in settlement of software arrangement	—	—	(416,667)	—	(2,083)	—	—	—	—	(2,083)
Deferred stock compensation	—	—		—	4,782	—	(4,782)	—	—	—
Deferred stock compensation related to acceleration of vesting on options to employees	—	—	—	—	102	—	(102)	—	—	—
Amortization of deferred stock compensation, net of forfeitures	—	—	—	—	(156)	—	1,346	—	—	1,190
Stock options and warrants issued to non-employees	—	—	—	—	447	—	—	—	—	447
Adjustment due to stock split	58	—	75	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(903)	(903)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(49)	—	(49)

Total comprehensive loss										(952)

Balance at December 31, 2003	10,322,067	$119,785	9,723,131	$10	$69,734	$—	$(4,168)	$(181)	$(88,059)	$(22,664)

Unaudited pro forma redeemable convertible preferred stock and stockholders’ equity at December 31, 2003	—	$—	20,045,198	$20	$189,509	$—	$(4,168)	$(181)	$(88,059)	$97,121

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2001	2002	2003
		Restated
Cash flows from operating activities
Net loss	$(31,272)	$(10,514)	$(903)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,974	3,078	3,986
Amortization of deferred stock compensation	2,344	2,081	1,190
Amortization of debt discount	—	117	477
Amortization of intangibles	12,368	13	2,829
Loss on disposition of property and equipment	52	145	250
Other noncash items	274	187	(1,695)
Accretion of discount on short-term investments	(236)	—	—
Noncash security investment impairment	—	7,923	—
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	(3,493)	(12,345)	(9,073)
Prepaid expenses and other assets	1,484	(1,605)	5,964
Accounts payable	(466)	1,884	(15,383)
Accrued liabilities	1,795	1,909	12,665
Deferred revenue	(3,998)	(560)	(24,067)

Net cash used in operating activities	(18,174)	(7,687)	(23,760)

Cash flows from investing activities
Purchase of short-term investments	(3,559)	(2,068)	—
Proceeds from sale of security investment	—	1,597	—
Proceeds from maturities of short-term investments	20,938	3,746	1,692
Restricted cash	—	—	(15,000)
Cash acquired in Question asset purchase	12,560	—	—
Cash acquired in BroadJump acquisition	—	—	51,655
Cash used in BroadJump acquisition	—	—	(5,654)
Purchase of property and equipment	(2,607)	(1,354)	(4,125)

Net cash provided by investing activities	27,332	1,921	28,568

Cash flows from financing activities
Proceeds from issuance of long-term debt	4,058	11,700	—
Payments made on long-term debt	(1,483)	(3,215)	(9,256)
Proceeds from issuance of subordinated debt, net of issuance costs	—	12,415	—
Proceeds from issuance of warrants attached to subordinated debt	—	12	—
Proceeds from issuance of common stock	23	49	393
Repurchase of common stock	(517)	(175)	(240)

Net cash provided by (used in) financing activities	2,081	20,786	(9,103)

Net increase (decrease) in cash and cash equivalents	11,239	15,020	(4,295)
Cash and cash equivalents at beginning of year	6,469	17,708	32,728

Cash and cash equivalents at end of year	$17,708	$32,728	$28,433

Supplemental cash flow disclosure:
Interest paid	$393	$1,138	$1,579

Income taxes paid, net of refunds	$76	$306	$71

Supplemental disclosure of noncash operating and investing activities:
Short-term security investment received as consideration for accounts receivable	$—	$9,520	$—

Return of common stock from former stockholder in settlement of software arrangement	$—	$—	$2,083

See accompanying notes.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    The Company

Motive, Inc. (the “Company” or “Motive”), formerly Motive Communications, Inc., was incorporated in Delaware on April 25, 1997. The Company is a leading provider of service management software that enables companies to build management and service directly into their customer-facing products and services, optimizing time and reducing waste from labor-intensive management processes. The Company currently serves the following markets: enterprise service providers, hardware manufacturers, software companies, telecommunications and cable companies and the global 2000. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2.    Summary of Significant Accounting Policies

Foreign Currency Transactions

For the Company’s foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at period end exchange rates, and income statement items are translated at average exchange rates prevailing during the period. Such translation adjustments are recorded in accumulated comprehensive income (loss), a component of stockholders’ equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) and are not significant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts and results could differ from those estimates, and such differences could be material to the financial statements.

Cash, Cash Equivalents and Investments

Cash equivalents consist of cash deposits and investments with original maturities of three months or less when purchased. Short-term investments as of December 31, 2002 and 2003 consist primarily of certificates of deposit that have remaining maturities within one year of the applicable reporting period for all periods presented. Realized gains and losses are computed based on the specific identification method and were not significant for the years presented.

Investments in securities are classified as available-for-sale and are presented at estimated fair market value with any unrealized gains or losses included in other comprehensive income (loss). Fair market values are based on quoted market prices. The Company did not have any unrealized gains or losses as of December 31, 2002 or 2003.

The Company periodically analyzes its short-term investments for impairments considered to be other than temporary. In performing this analysis, the Company evaluates whether general market conditions or information pertaining to the specific investment’s industry, or that individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. As a result of these reviews, the Company recognized an impairment charge of $9.5 million during 2002 with respect to shares of Peregrine that had been received in connection with a software arrangement. In August 2002, we received $1.6 million in cash from CIBC pursuant to the termination and settlement of an

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement in connection with the attempted sale of a portion of the Peregrine shares. We recorded the receipt of such cash as a recovery of impairment on investment. As of December 31, 2002 and 2003, the Company’s net investment in securities was zero. The Company did not have any short-term investments as of December 31, 2003.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

In estimating the allowance for doubtful accounts, the Company considers the length of time receivable balances have been outstanding, historical write-off experience, current economic conditions and customer-specific information. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Adjustments from Business Combinations	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2001	$200	$425	$—	$(187)	$438
Year ended December 31, 2002	438	250	—	(130)	558
Year ended December 31, 2003	558	—	118	—	676

Concentration of Credit Risks and Significant Customers

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, short-term investments and accounts receivable. The Company’s cash and cash equivalents and short-term investments are placed with high-credit, quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management’s expectations.

Sales to individual customers constituting 10% or more of total revenue for each year were as follows:

	2001	2002	2003
Customer No. 1	21%	—%	—%
Customer No. 2	18%	19%	—
Customer No. 3	—	—	11%

Two of our customers at December 31, 2001, five of our customers at December 31, 2002 and five of our customers at December 31, 2003 each accounted for more than 10% of our total accounts receivable. Collectively, these customers represented approximately 83% of the December 31, 2001 accounts receivable balance, 82% of the December 31, 2002 accounts receivable balance and 67% of the December 31, 2003 accounts receivable balance.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and payables, accrued expenses and notes payable, approximate fair values. The values of the Company’s debt instruments approximate their carrying values based on rates currently available to the Company.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Cash

Restricted cash relates to the minimum cash balance the Company must maintain with a bank in connection with its term loans and line of credit (see Note 5).

Property and Equipment

Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or the estimated useful life of the improvements.

Acquisitions

All of the Company’s business combinations have been accounted for under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired is included in goodwill in the accompanying consolidated balance sheets. Amounts allocated to in-process research and development are expensed in the period in which the acquisition is consummated.

Goodwill and Other Intangible Assets

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, in June 2001. Pursuant to SFAS No. 141, assembled workforce no longer meets the criteria to be to be recognized and reported apart from goodwill. As such, the Company has reclassified assembled workforce of $212,093, net of amortization and impairment charges, to goodwill. Effective January 1, 2002, the Company adopted SFAS No. 142 and no longer amortizes its goodwill. In accordance with SFAS No. 142, the Company periodically assesses its intangible assets, including goodwill, for indicators of impairment.

Prior to January 1, 2002, intangible assets related to the Ventix acquisition (see Note 11) were being amortized using the straight-line method over a two-year period for acquired technology and a three-year period for workforce and goodwill. Acquired technology was fully amortized as of December 31, 2002. In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog, are being amortized over the respective assets’ estimated useful lives of four to five years using a method of amortization that reflects the pattern in which their economic benefits are consumed based upon estimated contributions to discounted cash flows during the period. Amounts allocated to non-compete agreements are being amortized over their estimated useful lives of three years using the straight line method. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and other intangible assets consist of the following (in thousands):

	December 31,
	2002	2003

Goodwill	$9,055	$59,143

Acquired Technology:
Acquired technology	$300	$9,351
Accumulated amortization	(300)	(448)

	$—	$8,903

Other Intangibles:
Customer contractual relationships	$—	$7,255
Order backlog	—	920
Patented technologies	—	500
Trade secrets and other technology	—	500
Non-competition agreements	—	4,800
Accumulated amortization	—	(2,382)

	$—	$11,593

The following table presents the net loss and loss per share for 2001 as if the non-amortization of goodwill provisions of SFAS No. 142 were in effect as of January 1, 2000 (in thousands, except per share amounts):

Year Ended December 31, 2001
Net loss as reported	$(31,272)
Plus amortization expense of goodwill	8,777

Adjusted net loss	$(22,495)

Adjusted loss per share	$(4.88)

Estimated annual amortization expense of goodwill and other intangible assets for calendar years 2004, 2005, 2006, 2007 and 2008 is $4,096,000, $4,809,000, $5,255,000, $6,082,000 and $256,000, respectively.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles has been impaired.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, which the Company adopted effective January 1, 2002. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to January 1, 2002, the Company evaluated its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of.

In October 2001, in connection with a corporate restructuring and employee terminations as discussed in Note 15, the long-lived asset related to the workforce acquired in the Ventix acquisition was deemed to be impaired. Therefore, this asset was written down to its fair value. As a result, an impairment loss of approximately $452,000 was included in amortization of goodwill and other intangibles on the Statement of Operations for the year ended December 31, 2001.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for 2001, 2002 and 2003 were $196,000, $55,000 and $174,000, respectively.

Stock-Based Compensation

The Company accounts for its employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. The Company makes disclosures regarding employee stock-based compensation using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation. The Company has calculated the fair value of options granted and has determined the pro forma impact on net income (loss). The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

For the purpose of pro forma disclosures required by SFAS No. 123, the estimated fair value of the options is expensed over the options’ vesting periods. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based compensation (in thousands, except per share data):

	Year Ended December 31,
	2001	2002	2003
Net loss as reported	$(31,272)	$(10,514)	$(903)
Total stock-based compensation cost, net of related tax effects, included in the determination of net loss as reported	2,314	2,081	1,190
Total stock-based compensation cost, net of related tax effects, that would have been included in the determination of net loss if the fair value method had been applied to all awards	(5,203)	(2,246)	(2,159)

Pro forma net loss	$(34,161)	$(10,679)	$(1,872)

Pro forma net loss per share, basic and diluted	$(7.41)	$(1.98)	$(0.19)

Revenue Recognition

License fees revenue is comprised of fees for term and perpetual licenses of the Company’s software. To date, the Company has not entered into an arrangement solely for the license of products and, therefore, the Company has not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element. The Company (1) recognizes revenue for the fees associated with a perpetual license or a term license with VSOE for maintenance using the residual method in accordance with Statement of Position (“SOP”) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, regardless of

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

any separate prices stated within the contract for each element, or (2) recognizes revenue for the fees associated with a term license without VSOE for maintenance ratably over the term of the agreement, generally one to three years. Prior to the fourth quarter of 2001, the Company did not have VSOE to determine fair value of maintenance for term licenses. As a result, license fees revenue also includes maintenance for term licenses entered into prior to the establishment of VSOE of maintenance for term licenses. Under the residual method, the arrangement fee is first allocated to the undelivered elements based upon their VSOE of fair value; the remaining arrangement fee, including any discount, is allocated to the delivered element. Therefore, if and when the Company offers discounts on professional services or other elements, those discounts are applied to the license portion of the arrangement. License fees revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable.

If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired. If the fee for the license has any payment terms that are due in excess of the Company’s normal payment terms, the fee is considered to not be fixed or determinable. Accordingly, the amount of revenue recognized (1) for perpetual license arrangements and term license arrangements with VSOE for maintenance, is limited to the amount due from the customer, or (2) for term license arrangements without VSOE for maintenance, is limited to the lesser of the amount due from the customer during each reporting period or a ratable portion of the total unallocated arrangement fee.

License fees revenue from arrangements with resellers involving nonrefundable fixed minimum license fees are recognized when payment becomes due from the customer and delivery of the product has occurred, assuming no significant vendor obligations remain. Royalties related to such reseller arrangements in excess of the fixed minimum amounts are recognized as revenue when such amounts are reported to the Company. One of the Company’s reseller arrangements is with Mercury Interactive and such agreement specifies nonrefundable fixed minimum license fees of $15 million to be paid in varying amounts during 2003 and 2004. The Company is recognizing license fees revenue, after allocation of a portion of the total arrangement fee to maintenance, only to the extent payments become due.

Services revenue is primarily comprised of revenue from professional services, such as consulting services, maintenance and support, and hosting and managed services. Consulting services include a range of services including installation, implementation and building of non-complex interfaces for the customer’s specific application. Maintenance and support agreements provide for technical support of the Company’s software products and include the right to unspecified product upgrades on an if-and-when available basis. Hosting and managed services involve remote management of solutions for which the Company receives fees. Generally, the Company has determined that the service elements of its software arrangements are not essential to the functionality of the software. The Company has also determined that its professional services (1) are available from other vendors, (2) do not involve a significant degree of risk or unique acceptance criteria, and (3) qualify for separate accounting as the Company has sufficient experience in providing such services.

VSOE of fair value of services in multiple element arrangements is based upon rates for consulting and training services and annual subscription fees for pre-packaged technical support services which the Company has charged in stand-alone contracts for services. For perpetual licensing arrangements and term licensing arrangements with VSOE for maintenance, in accordance with paragraph 57 of SOP 97-2, VSOE of fair value for maintenance is determined by reference to the price the customer has paid or will be required to pay when maintenance is sold separately. VSOE of fair value for maintenance contracts under perpetual license arrangements and term license arrangements with VSOE for maintenance is based upon the Company’s pricing practice that maintenance renewal rates are based upon a percentage of the quoted license fees in the related contract. Each contract typically offers additional renewal periods at a stated price or rate. Consulting and

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

training services are recognized as services revenue as the related consulting or training services are performed and payments become due. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year. Hosting and managed services revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which typically ranges from one month to one year.

In January 2003, the Company acquired deferred revenue with a fair value of approximately $40.1 million as a result of the BroadJump acquisition. The acquired deferred revenue relates to the remaining contractual obligations under the BroadJump customer software arrangements such as continuing onsite support, maintenance, hosting and customer directed enhancements. The Company views customer care as a vital component of the software arrangements. BroadJump, and now the Company, have committed to providing dedicated resources to ensure customer satisfaction and obtain customer input on future product roadmaps. The amount recorded as deferred revenue represents the estimated fair value of future legal performance obligations as described in EITF No. 01-3, based on risk-adjusted cash flows and historical costs expended.

This deferred revenue is being recognized ratably as services revenue acquired in business combinations on the accompanying statements of operations over the remaining life of the individual software arrangements. Therefore, the corresponding revenue will continue to decline on a quarterly basis through 2006 when the remaining contractual obligations under the BroadJump software arrangements expire. Specifically, approximately 50% of the acquired contracts with future legal obligations had termination dates that occured by the end of 2003. Accordingly over 50% of the deferred revenue related to those contracts was recognized in 2003.

Accounts receivable include amounts due from customers for which revenue has been recognized. Deferred revenue includes amounts received from customers for which revenue has not been recognized.

Research and Development

Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2003, all of the Company’s software development costs have been expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This Statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding during the period. The Company has excluded all convertible preferred stock, outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all applicable periods presented. As a result, the Company’s basic and diluted loss per share are identical for the periods presented. The total number of shares excluded from the calculations of diluted loss per share, prior to application of the treasury stock method for options, was 6,173,586, 7,011,743 and 13,699,204 for the years ended December 31, 2001, 2002 and 2003.

Under the provision of Staff Accounting Bulletin (“SAB”) No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2001	2002	2003

Basic and diluted:
Net loss	$(31,272)	$(10,514)	$(903)

Weighted-average shares of common stock outstanding	5,798	5,713	9,892
Weighted-average shares of common stock subject to repurchase	(1,186)	(316)	(60)

Shares used in computing basic and diluted loss per share	4,612	5,397	9,832

Basic and diluted loss per share	$(6.78)	$(1.95)	$(0.09)

Pro forma (unaudited)
Basic and diluted:
Shares used above:			9,832
Pro forma adjustment to reflect weighted average effect of assumed conversion of preferred stock			10,322

Shares used in computing pro forma basic and diluted loss per share			20,154

Pro forma basic and diluted loss per share			$(0.04)

Unaudited Pro Forma Redeemable Convertible Preferred Stock and Stockholders’ Equity

The unaudited pro forma redeemable convertible preferred stock and stockholders’ equity information at December 31, 2003 reflects the conversion of the convertible preferred stock into common stock.

Segments

The Company applies SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information and considers its business activities to constitute a single business segment, service management software.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product Warranties

The Company offers warranties to its customers, requiring that the Company replace defective products within a specified time period from the date of sale. The Company records warranty costs as incurred and historically such costs have not been significant.

Software License Indemnifications

FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires that the Company recognize the fair value for certain guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Some of the software licenses granted by the Company contain provisions that indemnify customers of the Company’s software from damages and costs resulting from claims alleging that the Company’s software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

Recently Issued Accounting Standards

In November 2002, the FASB reached a consensus on EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 sets out criteria for whether revenue can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria considers whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of returns for the delivered item. EITF 00-21 applies to revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The adoption of FIN 46 did not have a material effect on our financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments that are settled in cash, including certain types of mandatorily redeemable securities, be classified as liabilities rather than as equity or temporary equity. SFAS No. 150 becomes effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on our financial position, results of operations or cash flows.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain reclassifications have been made to prior year balances to conform to current year presentation.

In accordance with EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, companies are required to characterize customer reimbursements received for out-of-pocket expenses as revenue in the statement of operations. As a result of the adoption of EITF 01-14, the Company’s services revenue and cost of services revenue for 2001 was increased by approximately $655,000 for out-of-pocket expenses. The adoption of EITF 01-14 had no effect on net loss as it increased both revenue and expenses.

3.    Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands):

	December 31,
	2002	2003

Computer software	$1,879	$1,202
Computer equipment	4,342	5,633
Furniture and fixtures	4,264	4,149
Leasehold improvements	1,242	2,059

	11,727	13,043
Less: Accumulated depreciation and amortization	(5,785)	(6,035)

	$5,942	$7,008

4.    Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands):

	December 31,
	2002	2003

Accrued commissions	$3,201	$5,951
Accrued exit costs associated with BroadJump acquisition	—	7,085
Other	1,818	4,648

	$5,019	$17,684

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Long-term Debt and Subordinated Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2002	2003
$3,000,000 term loan from a bank to finance the acquisition of property and equipment—outstanding principal balance payable in equal monthly installments beginning in May 2001 and maturing in October 2003. Bears interest at prime + 0.5% (4.75% at December 31, 2002)	$1,000	$—
$4,000,000 term loan from a bank to finance the acquisition of property and equipment—outstanding principal balance at December 1, 2001 becomes payable in equal monthly installments beginning in January 2002 and maturing in December 2003 with the remaining principal draws outstanding at June 1, 2002 becoming payable in equal monthly installments beginning in July 2002 and maturing in June 2004. Bears interest at prime + 2.5% (6.75% at both December 31, 2002 and 2003)	887	121
$1,500,000 term loan from a bank to finance the acquisition of property and equipment—outstanding principal balance at March 1, 2003 becomes payable in equal monthly installments beginning in March 2003 and maturing in February 2005 with the remaining principal draws outstanding at September 1, 2003 becoming payable in equal monthly installments beginning in September 2003 and maturing in August 2005. Bears interest at prime + 2.5% (7.25% at both December 31, 2002 and 2003)	315	183
$10,000,000 multi-draw term loan to finance working capital requirements—outstanding principal balance payable in equal monthly installments beginning in January 2005 and maturing December 2007. Bears interest at prime + 3% (7.75% at both December 31, 2002 and 2003)	6,000	6,000
Bank line of credit of $10,000,000 at December 31, 2002 and $15,000,000 at December 31, 2003 to finance working capital requirements—outstanding principal balance becomes due and payable in June 2004. Bears interest at prime + 2% (6.75% at December 31, 2002 and 2003)	7,000	—

	15,202	6,304
Less current portion	(9,911)	(278)

Long-term portion	$5,291	$6,026

Available for future borrowings under term loans and lines of credit	$2,085	$12,900

Borrowings on the line of credit are subject to a borrowing base limitation of 80% of eligible accounts receivable. All borrowings are secured by substantially all of the Company’s assets. These term loans and the line of credit include financial covenants on the Company’s part to maintain (a) the Company’s primary cash accounts with the bank and maintain a minimum cash balance of at least $15 million and (b) tangible net worth of not less than one dollar at the end of each fiscal quarter. The term loans and line of credit define tangible net worth to include redeemable convertible preferred stock. In addition, the term loans and the line of credit restrict the Company’s ability to pay dividends, effect mergers or acquisitions or maintain an account of greater than $2.0 million at another institution without the bank’s prior approval. At December 31, 2003, the Company was in compliance with such covenants and restrictions.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2002, the Company issued senior subordinated promissory notes in the aggregate principal amount of $12,500,000, bearing interest at 11% annually, to certain of its stockholders. The senior subordinated promissory notes are recorded on the accompanying balance sheet net of issuance costs of approximately $85,000 and discount resulting from issuance of warrants (See Note 8). The promissory notes mature and any amounts outstanding are due upon the earlier of (1) October 11, 2007, (2) the closing of a change in control or (3) when, upon or after the occurrence of an event of default, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the notes. As of December 31, 2003, the Company was in compliance with covenants and restrictions related to the senior subordinated promissory notes.

Total interest expense incurred during the years ended December 31, 2001, 2002 and 2003 was approximately $535,000, $1,557,000 and $2,533,000, respectively.

The aggregate maturities of long-term debt and related party subordinated debt at December 31, 2003 are as follows (in thousands):

	Long-term debt	Related party subordinated debt	Total
2004	$278	$—	$278
2005	2,026	—	2,026
2006	2,000	—	2,000
2007	2,000	12,500	14,500

	$6,304	$12,500	$18,804

6.    Income Taxes

Details of the income tax provision attributable to continuing operations consist of the following (in thousands):

	Year Ended December 31,
	2001	2002	2003
Income tax provision:
Current:
Federal	$—	$—	$—
Foreign	144	403	1,705
State	—	—	—

Total Current	144	403	1,705

Deferred:
Federal	—	—	—
Foreign	—	—	—
State	—	—	—

Total Deferred	—	—	—

Total Provision	$144	$403	$1,705

The Company’s provision for income taxes includes withholdings on income generated in foreign countries.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2003, the Company had federal net operating loss carryforwards of approximately $88,491,000 and research and development credit carryforwards of approximately $2,605,000 and a foreign tax credit carryforward of approximately $1,742,000. The net operating loss and research and development credit carryforwards will expire beginning in 2012, if not utilized. The foreign tax credit carryforward will begin to expire in varying amounts between 2007 and 2008, if not utilized.

Utilization of the net operating losses and tax credits may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31 are as follows (in thousands):

	2001	2002	2003
Deferred tax liabilities:
Depreciable assets	$(83)	$—	$—
Acquired intangibles	(83)	(78)	(7,583)

Total deferred tax liabilities	(166)	(78)	(7,583)

Deferred tax assets:
Net operating loss carryforwards	20,881	21,671	32,743
Research and development credit carryforwards	1,320	1,606	2,605
Foreign tax credit carryforwards	60	265	1,742
Deferred revenue	917	1,088	5,879
Accrued expenses	1,250	1,280	6,098
Depreciable assets	—	42	156
Stock compensation	722	722	701

Total deferred tax assets	25,150	26,674	49,924
Valuation allowance for net deferred tax asset	(24,984)	(26,596)	(42,341)

Net deferred tax assets	166	78	7,583

Net deferred taxes	$—	$—	$—

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During the years ended December 31, 2001, 2002 and 2003, the valuation allowance increased by approximately $11,280,000, $1,612,000 and $6,590,000, respectively.

As of December 31, 2003, the valuation allowance includes approximately $9,155,000 related to the acquisition of BroadJump, Inc.’s net deferred tax assets. The initial recognition of these acquired deferred tax asset items will first reduce goodwill, next other non-current intangible assets of the acquired entity, and then become a benefit to income taxes.

The exercise of certain Company stock options results in compensation which is includable in the taxable income of the exercising option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company’s common stock subsequent to the date of grant of the exercised stock options and, in accordance with APB No. 25, such compensation is not recognized as an expense for financial accounting purposes; however, the related tax benefits are recorded as an increase to additional paid-in capital.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

	2001	2002	2003
Federal statutory rate	(34.0)%	(34.0)%	34.0%
State taxes, net of federal benefit	(1.7)	(1.1)	6.6
Permanent items	0.1	15.1	15.7
Stock compensation	2.6	7.0	49.7
Goodwill/intangible amortization	12.2	—	—
Research and development and foreign tax credit	(1.2)	(4.8)	(304.2)
Deferred tax assets not previously benefited	22.1	18.9	228.8
Effect of foreign operations	0.4	2.9	182.0

	0.5%	4.0%	212.6%

7.    Commitments and Contingencies

The Company leases its facilities and sales offices under various operating lease agreements which expire through 2012. Rental expense was approximately $3,744,000, $3,709,000 and $4,265,000 for the years ended December 31, 2001, 2002 and 2003, respectively. Rent expense is recognized on a straight-line basis over the life of the lease.

In connection with the lease of the Company’s headquarters in Austin, Texas, the Company issued a stand-by letter of credit to the lessor in the amount of $1.8 million. The lessor may draw on this letter of credit should the Company fail to remit its monthly rent payment or should the Company fail to provide a renewal letter of credit prior to the expiration of the lease. The letter of credit amount is reduced to $900,000 upon the closing of an initial public offering with proceeds of at least $40 million; $450,000 upon the closing of an initial public offering with proceeds of at least $60 million; and is released in full upon the closing of an initial public offering with proceeds of at least $80 million.

The future minimum lease payments under all leases as of December 31, 2003 are as follows (in thousands):

2004	$4,555
2005	4,043
2006	4,189
2007	2,329
2008	2,112
Thereafter	8,446

$25,674

From time to time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company’s management does not expect that the outcome in any of the legal proceedings, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Stockholders’ Equity

Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2 and F-3 Redeemable Convertible Preferred Stock

The Company has authorized classes of preferred stock up to a maximum of 47,000,000 shares. As of December 31, 2003, the Company had authorized 7,925,472 shares of Series A Redeemable Convertible Preferred Stock, $.001 par value, (“Series A”), 3,225,639 shares of Series B Redeemable Convertible Preferred Stock, $.001 par value, (“Series B”), 2,550,000 shares of Series C Redeemable Convertible Preferred Stock, $.001 par value, (“Series C”), 2,067,000 shares of Series D-1 Redeemable Convertible Preferred Stock, $.001 par value, (“Series D-1”), 2,600,000 shares of Series D-2 Redeemable Convertible Preferred Stock, $.001 par value, (“Series D-2”), 280,000 shares of Series D-3 Redeemable Convertible Preferred Stock, $.001 par value, (“Series D-3”), 4,500,000 shares of Series E-1 Redeemable Convertible Preferred Stock, $.001 par value, (“Series E-1”), 3,000,000 shares of Series E-2 Redeemable Convertible Preferred Stock, $.001 par value, (“Series E-2”), 7,230,000 shares of Series F-1 Redeemable Convertible Preferred Stock, $.001 par value, (“Series F-1”), 6,230,000 shares of Series F-2 Redeemable Convertible Preferred Stock, $.001 par value, (“Series F-2”), and 4,325,000 shares of Series F-3 Redeemable Convertible Preferred Stock, $.001 par value, (“Series F-3”).

On June 6, 1997, the Company issued 1,981,368 shares of Series A to fund its initial operations. The stock was issued for $4,749,999 cash and is presented in the accompanying balance sheets, net of related offering expenses of $17,410. On July 15, 1998, the Company issued 801,624 shares of Series B to fund continued research and development. The stock was issued for $10,047,002 cash and is presented in the accompanying balance sheets, net of related offering expenses of $29,501. On June 24, 1999, the Company issued 621,660 shares of Series C to fund expansion of the Company’s sales and marketing efforts. The stock was issued for $16,444,950 cash and is presented in the accompanying balance sheets, net of related offering expenses of $40,000. On January 28, 2000, the Company issued 516,578 shares of Series D-1, 631,115 shares of Series D-2 and 46,551 shares of Series D-3 in conjunction with the acquisition of Ventix Systems Inc. The acquisition was accounted for using the purchase method of accounting. The Series D-1 and D-2 shares were valued at $18.508 per share and the Series D-3 shares were valued at $24.16 per share, a total value of $22,366,187. On November 2, 2001, the Company issued 694,851 shares of Series E-1 and 599,009 shares of Series E-2 in conjunction with the acquisition of certain of the assets of Question Technologies, Inc. The acquisition was accounted for using the purchase method of accounting. The Series E-1 and E-2 shares were valued at $12.00 per share, a total value of $15,526,317. On January 17, 2003, the Company issued 1,806,974 shares of Series F-1, 1,556,720 shares of Series F-2 and 1,076,060 shares of Series F-3 in conjunction with the acquisition of BroadJump, Inc. The acquisition was accounted for using the purchase method of accounting. The Series F-1 shares were valued at $5.00 per share, the Series F-2 shares were valued at $12.944 per share, and the Series F-3 shares were valued at $20.152 per share, a total value of $50,869,800.

Each share of Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3 is convertible upon issuance, at the option of the holder, based on a one for one conversion ratio equal to the original issue price of such share, subject to adjustment for dilution. Each share of Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3 automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $22.12 per share with gross proceeds of at least $25,000,000, (2) the date specified by written consent or agreement of the holders of two-thirds of the then outstanding shares of preferred stock voting together as a single class, or (3) the date specified by written consent or agreement of two-thirds of the then outstanding stockholders of Series A, with respect to conversion of Series A, and the date specified by written consent or agreement of seventy-five percent of the then outstanding stockholders of Series B, Series C, Series D-1, Series D-2, Series D-3, Series E-1, Series E-2, Series F-1, Series F-2, and Series F-3 with respect to conversion of Series B, Series C, Series D-1, Series D-2, Series D-3, Series E-1, Series E-2, Series F-1, Series F-2, and Series F-3. Accordingly, the Company has reserved 10,322,067 shares of common stock for the conversion of

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3. As of December 2, 2003, holders of over two-thirds of the Company’s outstanding preferred stock, voting together as a single class, executed a written consent pursuant to which each share of Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3 will automatically convert into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the closing of a public offering of common stock occurring no later than May 31, 2004, and involving an offering price of at least $11.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and $25,000,000 in the aggregate.

Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3 are redeemable any time after June 24, 2006 (the “Redemption Commencement Date”), after the receipt by the Company of a written request from the holders of not less than two-thirds of the then outstanding shares of Series A or seventy-five percent of the Series B, Series C, Series D-1, Series D-2, Series D-3, Series E-1, Series E-2, Series F-1, Series F-2, and Series F-3, as the case may be. Shares are redeemable in three (3) annual installments at a rate of $2.396 per share, $12.52 per share, $26.44 per share, $6.44 per share, $16.00 per share, $24.16 per share, $18.364 per share, $18.364 per share, $2.768 per share, $12.944 per share, and $20.152 per share for Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3, respectively, plus an imputed dividend of 7% per annum. Imputed dividends accrue from the Redemption Commencement Date to the applicable redemption date. Declared but unpaid dividends are due upon redemption.

The holders of the Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3 will be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the greater of the per annum rate of $.168, $.876, $2.116, $.452, $1.12, $1.692, $1.284, $1.284, $.192, $.908, and $1.412 for Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3, respectively, or the amount equal to dividends paid on any other outstanding shares of the Company. The dividends are noncumulative. As of December 31, 2003, no dividends have been declared by the Board.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3 holders are entitled to receive an amount of $2.396, $12.52, $26.44, $6.44, $16.00, $24.16, $18.364, $18.364, $2.768, $12.944, and $20.152, respectively, per share, plus any declared but unpaid dividends, prior to and in preference to any distribution to the holders of common stock. In addition to the events above, if consideration other than cash is received by the Company, the value of such consideration will be deemed its fair market value. If the Company’s legally available assets are insufficient to satisfy the liquidation preferences, funds and assets will be distributed ratably in proportion to the liquidation preference of the Series A, B, C, D-1, D-2, D-3, E-1, E-2, F-1, F-2, and F-3.

Each share of preferred stock has voting rights equal to the number of shares of common stock into which it is convertible.

Stock Options and Warrants Issued to Nonemployees

In 2001 and 2002, the Company recorded total stock compensation expense of $30,000, and $39,000, respectively, in connection with stock options granted to consultants for services rendered. In 2003, the Company recorded total stock compensation expense of $33,000 in connection with stock options granted to non-employee directors for board meeting attendance fees. This amount represents the fair value of the stock determined using the Black-Scholes valuation method. In applying the Black-Scholes method, the Company used the deemed fair value of the Company’s common stock along with the following assumptions:

	2001	2002	2003
Risk free interest rate	3.5%	2.7%	2.7%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	0.75	0.95	0.95

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with the bank debt facilities executed during 2001, the Company issued a warrant to issue up to 50,000 shares of common stock to a bank for an exercise price of $16.00 per share. The warrant expires on June 1, 2008. The Company has assigned a value of $297,000, which was deemed to be fair value, to this warrant, which has been deferred and is being amortized to interest expense over the 18 month life of the line of credit. In conjunction with the bank debt facilities executed during 2002, the Company issued a warrant to a bank to issue up to 62,500 shares of common stock for an exercise price of $12.00 per share, a warrant to a bank to issue up to 6,250 shares of common stock for an exercise price of $5.00 per share, and a warrant to a bank to issue up to 37,500 shares of common stock for an exercise price of $5.00 per share. These warrants expire on March 22, 2007, August 30, 2007, and September 12, 2007, respectively. The Company has assigned values of $280,000, $19,000, and $114,000 respectively, to these warrants. These respective amounts were deemed to be fair value and have been deferred and are being amortized to interest expense over the respective lives of the bank debt facilities.

In connection with the senior subordinated promissory notes issued in October 2002, the Company issued warrants to purchase 450,664 shares of common stock at an exercise price of $0.004 per share. The warrants expire on October 11, 2012. The Company valued the warrants at $2,252,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 1.18, risk-free interest rate of 1.83%, and expected life of 10 years. The warrant value has been recorded as a discount to the related subordinated debt and an increase in paid-in capital. The discount is being amortized over the life of the notes to interest expense. During the years ended December 31, 2002 and 2003, approximately $113,000 and $477,000, respectively, was amortized to interest expense.

In connection with a Corporate Partnering and OEM Software License Agreement entered into in June 2003, the Company issued warrants to purchase 125,000 shares of common stock at an exercise price of $10.00 per share. The warrants expire on August 11, 2008. The Company valued the warrants at $391,000 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.95, risk-free interest rate of 2.66%, and expected life of 5 years. The warrant value has been recorded as a decrease in revenue for the nine months ended September 30, 2003 from the related License Agreement and an increase in paid-in capital.

In connection with Warrant Agreements entered into as of October 28, 2003 with 27 of its stockholders, the Company issued warrants to purchase 4,763 shares of common stock at an exercise price of $5.00 per share. These warrants expire on the earlier of the one-year anniversary of a liquidity event or October 28, 2010. The Company valued the warrants at approximately $4,800 using the Black-Scholes valuation method using zero dividend yield, expected volatility of 0.75, risk-free interest rate of 2.66%, and expected life of 6 months.

Common Stock and Stock Option Plan

At December 31, 2003, 9,723,131 shares of common stock were issued and outstanding. Under the Company’s 1997 Stock Option/Stock Issuance Plan (the “Plan”), options to purchase up to 8,254,410 shares of the Company’s common stock may be granted. The Plan provides for grants of incentive stock options or nonqualified options to employees, officers and directors, and consultants of the Company. Options under the Plan may be granted at prices less than, equal to, or greater than the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided that the exercise price of any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock must be equal to at least 110% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Plan is ten years from the date of grant (five years in the case of a participant who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock). Options under the Plan generally vest 20% on the first anniversary date from the date of grant and 5% quarterly thereafter. Options under the Plan are exercisable immediately and subject to repurchase at the original exercise price, until fully vested. The Plan allows for full recourse loans to certain

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees of the Company for purposes of exercising stock options. The interest rate and terms of repayment are determined by the Plan administrator. At December 31, 2001, the Company had $4,832 outstanding from an officer of the Company under such loans. The loan had been paid in full at December 31, 2002. See Note 9.

In April 2000 the Company issued 416,667 shares of common stock to Peregrine Systems in exchange for a cash purchase price of $26.44 per share, which the Company deemed to equal the then current fair value of its common stock. In April 2000 the Company also entered into a customer relationship with Peregrine Systems, pursuant to which Peregrine Systems was obligated to pay the Company minimum license fees. In September 2002, Peregrine Systems declared Chapter 11 bankruptcy and as part of its Plan of Reorganization, approved in August 2003, and in partial satisfaction of amounts due to the Company in respect of the unpaid license fees, Peregrine Systems returned to the Company the 416,667 shares of Company common stock, which the Company retired.

At December 31, 2002 and 2003, the Company had 2,554,460 and 3,650,390 shares of Common Stock, respectively, reserved for issuance upon exercise of stock options.

The Company recorded no deferred stock compensation during 2001. In 2002, the Company recorded deferred stock compensation of $193,000 in conjunction with the acceleration of vesting periods for stock options granted to certain employees. This amount represents the difference between the deemed fair value of stock option grants for 65,781 shares of common stock on the date of grant, which ranged from $0.24 to $2.40 per share, and the deemed fair value of the Company’s common stock on the date of modification, $5.00 per share. In 2003, the Company recorded deferred stock compensation of $4,782,000 in connection with stock options granted to employees and directors of the Company. This amount represents the difference between the exercise price of stock option grants for 2,601,187 shares of common stock and the deemed fair value of the Company’s common stock at the time of such grants, which ranged from $5.00 to $8.00 per share and $5.00 to $12.00 per share, respectively. For the year ended December 31, 2003, the Company recorded deferred stock compensation of $102,000 in conjunction with the acceleration of vesting periods for stock options granted to certain employees. This amount represents the difference between the deemed fair value of stock option grants for 22,197 shares of common stock on the date of grant, which ranged from $0.24 to $2.40 per share, and the deemed fair value of the Company’s common stock on the date of modification, $5.00 per share. The aforementioned amounts are being amortized over the vesting periods of the applicable options, resulting in amortization of $2.3 million, $2.1 million and $1.2 million in 2001, 2002, and 2003, respectively.

On June 15, 2001, the Company cancelled 133,720 stock options previously granted to those nonexecutive management employees who voluntarily participated in the Company’s stock option exchange program. In return, those employees who participated in the program were granted an aggregate of 86,256 new options on January 25, 2002, at least six months and a day subsequent to the cancellation date. The exercise price of these new options was equal to the fair market value of the Company’s common stock on the grant date. The program did not result in any additional compensation charges or variable plan accounting.

On July 27, 2001, the Company’s Board of Directors approved a resolution whereby certain executives were allowed to cancel 287,500 previously granted options and in return new options were granted at a Board of Directors meeting, which occurred at least six months and a day subsequent to the cancellation date. On January 31, 2002, the Company issued 118,750 stock options with an exercise price of $12.00 per share, which was equal to the fair market value of the Company’s common stock on the grant date, and issued 168,750 options with an exercise price of $3.00 per share. The Company recorded deferred stock compensation of $1,519,000 in connection with the grant of in-the-money options. This amount represents the difference between the exercise price of the stock option grant for 168,750 shares of common stock and the deemed fair value of the Company’s common stock at the time of the grant, which was $3.00 and $12.00, respectively.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 27, 2002, the Company cancelled 992,405 stock options previously granted to officers and employees who voluntarily participated in the Company’s stock option exchange program. In return, those employees who participated in the program were granted an aggregate of 852,668 new options on March 31, 2003, at least six months and a day subsequent to the cancellation date. The exercise price of these new options was equal to the fair market value of the Company’s common stock on the grant date. The program did not result in any additional compensation charges or variable plan accounting.

Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The impact of the pro forma results may not be representative of compensation expense in future years. Through December 31, 2002, the Company estimated the minimum value for employee stock options at the date of the grant using the minimum value option pricing model. Subsequent to that date, the Company used the Black-Scholes method to estimate the fair value of employee stock options.

In applying the minimum value option pricing model and the Black Scholes method, the Company used the deemed fair value of the Company’s stock along with the following assumptions:

	2001	2002	2003
Risk free interest rate	5.0%	3.5%	2.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	0.001	0.001	0.750
Weighted average expected life of options (in years)	5	5	5

A summary of the changes in common stock options issued under the Plan is as follows:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding, January 1, 2001	1,334,469	$0.240–44.00	$21.816
Granted	866,926	16.000–16.000	16.000
Exercised	(4,282)	2.400–26.440	5.276
Surrendered	(984,714)	1.332–44.00	24.832

Options outstanding, December 31, 2001	1,212,399	0.240–44.00	15.284
Granted	909,001	3.000–12.000	7.616
Exercised	(11,888)	1.332–26.440	6.196
Surrendered	(1,294,467)	2.400–44.00	14.704

Options outstanding, December 31, 2002	815,045	0.240–44.00	7.784
Granted	2,601,187	5.000–8.000	5.056
Exercised	(42,171)	1.332–16.000	4.812
Surrendered	(177,494)	2.400–44.00	8.068

Options outstanding, December 31, 2003	3,196,567	$0.240–44.00	$5.592

In conjunction with the Ventix acquisition, the Company assumed outstanding options to purchase up to 3,445 shares of common stock with exercise prices ranging from $2.040 to $5.372 per share. As of December 31, 2003, options to purchase 838 shares of common stock with exercise prices ranging from $2.684 to $5.372 per share have been exercised, options to purchase 1,956 shares of common stock with exercise prices ranging from $2.040 to $5.372 per share have been surrendered and options to purchase 651 shares of common stock with exercise prices ranging from $2.040 to $5.372 per share remain outstanding.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with the BroadJump acquisition, the Company assumed outstanding options to purchase up to 780,069 shares of common stock with exercise prices ranging from $0.058 to $6.509 per share. As of December 31, 2003, options to purchase 110,863 shares of common stock with exercise prices ranging from $0.058 to $6.509 per share have been exercised, options to purchase 287,666 shares of common stock with exercise prices ranging from $0.289 to $6.509 per share have been surrendered and options to purchase 381,540 shares of common stock with exercise prices ranging from $0.289 to $6.509 per share remain outstanding.

The following table summarizes information about options outstanding under the Plan at December 31, 2003:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable and Vested	Weighted Average Exercise Price
$0.240	68,214	3.71	$0.240	68,214	$0.240
$1.332–$1.732	16,876	4.83	1.504	16,575	1.500
$2.400–$3.000	198,393	7.68	2.988	134,194	2.984
$3.732	14,148	5.54	3.732	12,481	3.732
$5.000	2,506,532	6.46	5.000	291,133	5.000
$6.000–$8.000	183,267	6.22	7.744	105,313	7.644
$12.000–$16.000	171,379	7.33	13.680	98,406	13.772
$18.364–$20.000	17,554	7.25	19.088	16,242	19.012
$26.440	19,204	6.47	26.440	13,397	26.440
$44.000	1,000	6.69	44.000	638	44.000

$0.240–$44.000	3,196,567	6.50	$5.590	756,593	$6.485

	Year Ended December 31,
	2001	2002	2003

Weighted-average deemed fair value of stock options granted during the year:
Exercise price equal to fair value of stock on date of grant	$3.52	$1.36	$3.13
Exercise price less than fair value of stock on date of grant	$0.00	$9.48	$8.45

9.    Related Party Note Receivable

The Company had two full recourse notes receivable from an officer for the exercise of 203,569 shares of common stock and purchase of 22,500 shares of Series B in the amount of $4,832 and $131,572 at December 31, 2001. In February 2002, the Board of Directors of the Company deemed it to be in the best interest of the Company to accept 10,500 shares of Series B from the officer in satisfaction of the $131,572 note receivable. The $4,832 note was paid in full in cash as of December 31, 2002. The notes accrued interest at 5.77% and 5.56%, respectively.

At December 31, 2002, the Company had a full recourse note from an employee in the amount of $200,000. The note accrues interest at a rate of 6.00%, due quarterly and is included in other assets on the accompanying balance sheet as of December 31, 2002. Principal is due quarterly beginning March 2004 with final payment due December 2007. The note was paid in full in March 2003.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Employee Benefit Plan

During fiscal 1998, the Company established the Motive Communications, Inc. 401(k) Plan (“the 401(k) Plan”) for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan. To be eligible for the 401(k) Plan, employees must have reached the age of 21. Participants may elect to contribute up to 15% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of a participant’s compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company has not contributed to the 401(k) Plan to date.

11.    Acquisition of Ventix Systems, Inc.

In January 2000, the Company acquired Ventix Systems, Inc. in exchange for 1,541,333 shares of capital stock. The following table presents the capital stock by class of security issued (in thousands, except share information):

Class of security	Shares	Amount
Common Stock	347,089	$6,423
Series D-1 Redeemable Convertible Preferred Stock	516,578	9,561
Series D-2 Redeemable Convertible Preferred Stock	631,115	11,681
Series D-3 Redeemable Convertible Preferred Stock	46,551	1,125

	1,541,333	$28,790

The Company accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in the results of operations from the date of the acquisition. The following table presents the allocation of the purchase price, which includes approximately $173,000 in acquisition costs (in thousands):

In-process research and development	$270
Acquired technology	300
Workforce	1,840
Goodwill (not deductible for income tax purposes)	24,489
Net fair value of tangible assets acquired and liabilities assumed	2,064

$28,963

Goodwill and other intangibles were being amortized over their estimated useful lives of two to three years for the years ended December 31, 2000 and 2001. As of January 1, 2002, workforce was reclassified to goodwill in accordance with SFAS No. 141. For the year ended December 31, 2002, goodwill is no longer being amortized, but is subject to an annual impairment test. In-process research and development was expensed in the first quarter of 2000. Total amortization expense, including the write-off of acquired in-process research and development, for the year ended December 31, 2000 was $8.5 million. Total amortization expense for the year ended December 31, 2001 was $9.4 million, including a $452,000 write-down of the workforce asset as it was deemed to be impaired as a result of a corporate restructuring that took place in October 2001. Total amortization expense for the year ended December 31, 2002 is $13,000 and is related to acquired technology which as of December 31, 2002 is fully amortized.

The asset impairment recorded during 2001 relates to the impairment of acquired workforce. The acquired workforce was impaired by approximately $452,000 as a result of the termination of 30 former employees of Ventix in connection with a business restructuring (see Note 15).

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Acquisition of Certain Assets from Question Technologies, Inc.

In November 2001, the Company acquired certain of the assets of Question Technologies, Inc. in exchange for 1,293,860 shares of capital stock. The following table presents the capital stock by class of security issued (in thousands except share information):

Class of security	Shares	Amount
Series E-1 Redeemable Convertible Preferred Stock	694,851	$8,338
Series E-2 Redeemable Convertible Preferred Stock	599,009	7,188

	1,293,860	$15,526

The Company recorded the acquisition of the assets at fair market value on the date of closing. The following table presents the fair market value of the assets acquired (in thousands):

In-process research and development	$2,989
Net fair value of tangible assets acquired	12,760

$15,749

As disclosed above, a portion of the purchase price was allocated to in-process research and development. The resulting in-process research and development was expensed at the time of purchase because technological feasibility had not been established and no future alternative uses existed. The amount was included in the amortization of goodwill and other intangibles on the income statement for the year ended December 31, 2001.

13.    Acquisition of BroadJump, Inc.

Business Combination

In January 2003, the Company acquired 100% of BroadJump, Inc. in exchange for 9,557,977 shares of capital stock. The Company acquired BroadJump, a provider of Internet-based service solutions for telecommunications companies, to increase its presence in the telecommunications market. The following table presents the capital stock by class of security issued (in thousands except share information):

Class of security	Shares	Amount
Common Stock	4,303,588	$21,518
Series F-1 Redeemable Convertible Preferred Stock	1,806,974	9,035
Series F-2 Redeemable Convertible Preferred Stock	1,556,720	20,150
Series F-3 Redeemable Convertible Preferred Stock	1,076,060	21,685
Stock Options Exchanged	780,069	2,484
Warrants Exchanged	34,566	10

	9,557,977	$74,882

The Company accounted for the BroadJump acquisition using the purchase method of accounting and BroadJump has been included in the results of operations from the date of the acquisition. The following table presents the allocation of the purchase price which includes approximately $855,000 in acquisition costs and $4,800,000 paid for non-competition and non-solicitation agreements with certain BroadJump employees (in thousands):

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquired technology	$9,351
Customer contractual relationships	7,255
Order backlog	920
Patented technologies	500
Trade secrets and other technologies	500
Deferred stock compensation	59
Non-competition and solicitation agreements	4,800
Goodwill (not deductible for income tax purposes)	50,210
Exit costs liability	(13,894)
Net fair value of tangible assets acquired and liabilities assumed, excluding exit costs liability	20,836

$80,537

Included in net fair value of intangible assets acquired and liabilities assumed, excluding exit costs liability, is approximately $51.7 million of cash and $40.1 million of deferred revenue.

Intangibles are being amortized over their estimated useful lives of three to five years.

Total exit costs of $13,894,000 were recorded in connection with the BroadJump acquisition. The following table summarizes activity for the exit costs included in accrued liabilities at December 31, 2003 (in thousands):

	Facility Lease Commitments	Asset Impairments	Severance Related Costs	Contract Commitments	Total
Initial accrual at January 17, 2003	$8,811	$3,403	$1,457	$223	$13,894
Cash activity	(1,726)	—	(1,457)	(223)	(3,406)
Non cash activity	—	(3,403)	—	—	(3,403)

Balance at December 31, 2003	$7,085	$—	$—	$—	$7,085

Exit costs associated with facility lease commitments relate to lease obligations for excess office space located in Austin, Texas that the Company has vacated under an approved facilities exit plan. The total lease commitments include the remaining lease liabilities and brokerage commissions, offset by estimated sublease income. The estimated costs of vacating this leased facility, including estimated costs to sublease and sublease income, were based on market information and trend analysis as estimated by the Company and its brokers. It is reasonably possible that actual results could differ from these estimates in the near term, and such differences would result in adjustments to the purchase price allocation and, ultimately, the amount allocated to goodwill. The maximum lease commitment of such vacated property is four years from the acquisition date.

Asset impairment charges relate to fixed assets and leasehold improvements. These fixed assets were impaired as a result of the Company’s decision to vacate the prior BroadJump office space and move its operations to the Company’s existing headquarters facility in Austin, Texas.

Severance and related costs include severance, payroll taxes and outplacement benefits for certain BroadJump employees impacted by the approved plan of termination. Approximately 75 BroadJump employees were severed from the professional services, sales, marketing, development and general and administrative organizations in all geographies.

Contract commitment exit costs relate to contractual commitments for building security and phone system maintenance that have no economic benefit to the Company.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro forma results of operations

The following presents the unaudited pro forma combined results of operations of the Company with Broadjump for the years ended December 31, 2002 and 2003, after giving effect to certain pro forma adjustments. These unaudited pro forma results are not necessarily indicative of the actual consolidated results of operations had the acquisition actually occurred on January 1, 2002 or of future results of operations of the consolidated entities (in thousands, except per share data):

	Year ended December 31,
	2002	2003
Revenue	$105,778	$94,123
Net loss	(15,539)	(3,453)
Basic and diluted loss per share	$(1.60)	$(0.35)

The pro forma amounts reflected above include amortization of acquired intangibles, except for goodwill and indefinite-lived intangibles, for the years ended December 31, 2002 and 2003.

Business Restructuring

During first quarter of 2003, the Company’s management approved a restructuring plan to reduce headcount and infrastructure and consolidate the operations of Motive and BroadJump. The Company recorded $1,422,000 in restructuring charges. Components of the business restructuring charge and the remaining restructuring accrual as of December 31, 2003 are as follows (in thousands):

	Asset Impairments	Severance Related Costs	Other	Total
Total restructuring charge recorded	$221	$946	$255	$1,422
Cash activity	—	(946)	(77)	(1,023)
Non cash activity	(221)	—	(178)	(399)

Balance at December 31, 2003	$—	$—	$—	$—

Asset impairments relate to the impairment of certain fixed assets. These fixed assets were impaired as a result of the Company’s decision to align its infrastructure with that of the newly acquired BroadJump as well as current and future headcount projections.

Severance and related costs and other restructuring costs include one-time termination benefits to involuntarily terminated employees for services previously rendered. The Company severed approximately 25 employees in positions throughout the professional services, sales, marketing, development and general and administrative organizations in all geographies.

14.    Write Off of Prepaid Stock Offering Costs

In March 2001, the Company withdrew its Form S-1 Registration Statement on file with the Securities and Exchange Commission due to weak equity market conditions. As a result, approximately $1.4 million of prepaid stock offering costs were written off in March 2001.

15.    Business Restructuring Charge

During the fourth quarter of 2001, the Company initiated a restructuring program to conform its expense and revenue levels to better position the Company for growth and profitability in the marketplace. The Company

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

incurred a non-recurring charge of approximately $1.4 million related to severance and other employee termination benefits related to a reduction in workforce in October 2001 as a result of this restructuring. The reduction in workforce consisted of approximately 85 employees at all levels within the Company. As of December 31, 2001, approximately $180,000 of severance costs remained unpaid and was included in accrued liabilities. Such amount was paid in full as of December 31, 2002.

16.     Segment Reporting

The Company considers its business activities to constitute a single segment. A summary of the Company’s operations by geographic area follows (in thousands):

	Year ended December 31,
	2001	2002	2003
		Restated
Revenue:
Americas:
United States	$50,504	$42,527	$62,769
Other	—	3,896	11,809

Total Americas	50,504	46,423	74,578
Europe	819	7,995	16,386
Asia Pacific	707	3,638	1,328

Total	$52,030	$58,056	$92,292

		December 31,
		2002	2003
Identifiable assets:
Americas:
United States		$63,032	$157,407
Other		—	12

Total Americas		63,032	157,419
Europe		685	789
Asia Pacific		100	542

Total		$63,817	$158,750

The table below presents information about the percentage of total revenues associated with each product category.

	Year ended December 31,
	2001	2002	2003
Self Management	45%	50%	45%
Service Operations Management	53%	48%	26%
Other	2%	2%	29%

The services revenue acquired in business combinations accounted for 27% of total revenue in 2003 and is reflected in the Other category above.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    Subsequent Events

In March 2004, the Company’s Board of Directors authorized a 4-for-1 reverse stock split for all common and preferred shares. All shares and per share amounts, including warrants and options for such shares, included in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split.

18.    Restatement

License fees revenue has been restated to correct the fair value assigned to shares of common stock received from Peregrine Systems as payment pursuant to a software arrangement. The effect of such restatement was to increase License fees revenue by $3,520,000 and to increase Loss on investment, net of recovery, by approximately $3,520,000.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Following is an unaudited pro forma condensed consolidated statement of operations for Motive, Inc. (“Motive” or the “Company”) for the year ended December 31, 2003. Effective January 17, 2003, the Company acquired all of the outstanding stock and exchanged all outstanding stock options and warrants of BroadJump, Inc. (“BroadJump”), a provider of Internet-based service solutions for the telecommunications industry, in exchange for 4,303,588 shares of Motive common stock, 4,439,754 shares of Motive preferred stock, and stock options and warrants to purchase 814,635 shares of Motive common stock. The total purchase price, including transaction costs, was approximately $80.5 million. The acquisition was accounted for as a purchase business combination.

The unaudited pro forma combined condensed statement of operations is based on the audited historical consolidated statement of operations of Motive and BroadJump for the year ended December 31, 2003. This statement, including the weighted average number of shares used in the calculation of pro forma per share data, assume the BroadJump acquisition had been consummated on January 1, 2003.

The accompanying unaudited pro forma combined condensed financial statement is presented in accordance with Article 11 of Regulation S-X.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma information should be read in conjunction with the accompanying notes thereto and with Motive’s historical consolidated financial statements and related notes thereto, and BroadJump’s historical financial statements and related notes thereto, included elsewhere in this prospectus.

MOTIVE, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(in thousands, except per share data)

	Motive Historical	BroadJump Period from January 1, 2003 to January 17, 2003	Pro Forma Adjustments (Note 2)	Pro Forma Combined
Revenue:
License fees	$42,957	$1,831	$—	$44,788
Services:
Services	24,452	—	—	24,452
Acquired in business combination	24,883	—	—	24,883

Total services revenue	49,335	—	—	49,335

Total revenue	92,292	1,831	—	94,123

Cost of revenue:
License fees	1,692	58	—	1,750
Amortization of acquired technology	448	—	487	935
Services	30,818	298	—	31,116

Total cost of revenue	32,958	356	487	33,801

Gross margin	59,334	1,475	(487)	60,322

Operating expenses:
Sales and marketing	33,016	430	—	33,446
Research and development	16,869	518	—	17,387
General and administrative	7,951	168	—	8,119
Amortization of goodwill and intangibles	2,381	—	829	3,210
Amortization of deferred stock compensation	1,190	—	—	1,190
Business restructuring charge	1,422	1,619	—	3,041

Total operating expenses	62,829	2,735	829	66,393

Income (loss) from operations	(3,495)	(1,260)	(1,316)	(6,071)
Interest income (expense), net	(1,910)	26	—	(1,884)
Other income	6,207	—	—	6,207

Income (loss) before income taxes	802	(1,234)	(1,316)	(1,748)
Provision for income taxes	1,705	—	—	1,705

Net loss	$(903)	$(1,234)	$(1,316)	$(3,453)

Basic and diluted loss per share	$(0.09)			$(0.35)

Shares used in computing basic and diluted loss per share	9,832			9,832

Pro forma basic and diluted loss per share	$(0.04)			$(0.17)

Shares used in computing pro forma basic and diluted loss per share	20,154			20,154

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENT

1.    General

The Company accounted for the acquisition of BroadJump, Inc. as a purchase business combination. The accompanying unaudited pro forma condensed financial statement reflects an aggregate purchase price of approximately $80.5 million consisting of the fair value of capital stock issued (including stock options and warrants assumed) of approximately $74.9 million as well as transaction costs of approximately $855,000 and non-competition and non-solicitation agreements with certain BroadJump employees of $4.8 million. The following table presents that allocation of the purchase price (in thousands):

Acquired technology	$9,351
Customer contractual relationships	7,255
Order backlog	920
Patented technologies	500
Trade secrets and other technologies	500
Deferred stock compensation	59
Non-competition and non-solicitation agreements	4,800
Goodwill	50,210
Exit costs liability	(13,894)
Net fair value of tangible assets acquired and liabilities assumed, excluding exit costs liability	20,836

$80,537

2.    Unaudited Pro Forma Combined Condensed Statement of Operations

The accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 2003 has been prepared as if the acquisition was consummated as of January 1, 2003. Pro forma adjustments were made to reflect the amortization of acquired intangibles, except for goodwill and intangibles with indefinite lives, with amortization periods of three to five years.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

BroadJump, Inc.

We have audited the accompanying consolidated balance sheets of BroadJump, Inc. as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BroadJump, Inc. at December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As described in Note 15, the Company has restated the carrying value of mandatorily redeemable preferred stock as of December 31, 2001 and 2002.

/s/ Ernst & Young LLP

Austin, Texas

January 24, 2003

BROADJUMP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2001	2002
	(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$20,104,206	$50,345,420
Accounts receivable	54,021,593	2,818,692
Account receivable from related party	—	1,245,469
Income tax receivable	—	1,970,048
Prepaid expenses and other current assets	6,280,966	4,280,379

Total current assets	80,406,765	60,660,008

Restricted cash	1,503,403	1,505,370
Property and equipment, net	5,547,600	4,685,491
Prepaid royalties	2,444,912	3,695,104
Deferred tax asset	6,594,283	—
Other assets	98,195	25,992

Total assets	$96,595,158	$70,571,965

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$618,660	$553,763
Accrued liabilities	21,247,378	6,590,830
Deferred revenue	32,966,248	34,002,450
Current portion of capital lease	—	35,715
Current portion of notes payable	780,000	360,000

Total current liabilities	55,612,286	41,542,758
Long-term liabilities:
Deferred revenue	30,282,327	20,302,273
Capital lease, net of current portion	—	30,350
Notes payable, net of current portion	360,000	—

Total liabilities	86,254,613	61,875,381

Commitments and contingencies
Series A Mandatorily Redeemable Convertible Preferred Stock; $.0033 par value; 5,227,500 shares authorized, issued and outstanding	5,018,400	5,018,400
Series B Mandatorily Redeemable Convertible Preferred Stock; $.0033 par value; 4,503,525 shares authorized, issued and outstanding	20,130,757	20,130,757
Series C Mandatorily Redeemable Convertible Preferred Stock; $.0033 par value; 3,663,750 shares authorized, 3,112,998 issued and outstanding	21,697,596	21,697,596

Stockholders’ deficit:
Common Stock; $.0033 par value; 120,000,000 shares authorized; 12,928,598 and 13,255,045 shares issued and outstanding at December 31, 2001 and 2002, respectively	42,664	43,742
Additional paid-in capital	673,444	1,088,821
Deferred compensation	(23,662)	(2,190)
Accumulated deficit	(37,198,654)	(39,280,542)

Total stockholders’ deficit	(36,506,208)	(38,150,169)

Total liabilities and stockholders’ equity	$96,595,158	$70,571,965

See accompanying notes.

BROADJUMP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31
	2000	2001	2002
Revenue:
License Fees	$1,225,631	$18,557,283	$43,266,354
Services	988,119	2,278,035	4,455,232

Total Revenue	2,213,750	20,835,318	47,721,586

Cost of Goods Sold:
License Fees	287,182	411,571	1,263,043
Services	823,226	2,333,348	4,683,647

Total Cost of Goods Sold	1,110,408	2,744,919	5,946,690

Gross Profit	1,103,342	18,090,399	41,774,896

Operating expenses:
Research, development and engineering	9,386,589	14,293,558	13,837,177
General and administrative	1,770,693	2,973,817	3,606,386
Sales and marketing	7,151,840	17,244,579	22,076,076
Merger costs	—	—	1,151,524

Total operating expenses	18,309,122	34,511,954	40,671,163
Income (loss) from operations	(17,205,780)	(16,421,555)	1,103,733

Interest income	937,779	656,024	633,983
Interest expense	(121,471)	(115,815)	(37,620)
Other income (expense), net	—	—	29,610

Net income (loss) before income taxes	(16,389,472)	(15,881,346)	1,729,706

Income taxes provision	—	1,067,627	3,811,594

Net loss	$(16,389,472)	$(16,948,973)	$(2,081,888)

See accompanying notes.

BROADJUMP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
			(As Restated)			(As Restated)
Balance at December 31, 1999	12,289,079	$40,554	$112,359	$(39,365)	$(3,860,209)	$(3,746,661)
Repurchase of unvested shares	(95,938)	(317)	(4,202)	—	—	(4,519)
Deferred compensation	—	—	—	12,431	—	12,431
Issuance of common stock upon the exercise of options	509,231	1,680	244,120	—	—	245,800
Net loss	—	—	—	—	(16,389,472)	(16,389,472)

Balance at December 31, 2000	12,702,372	41,917	352,277	(26,934)	(20,249,681)	(19,882,421)
Repurchase of unvested shares	(103,779)	(342)	(41,288)	—	—	(41,630)
Deferred compensation	—	—	54,600	3,272	—	57,872
Issuance of common stock upon the exercise of options	330,005	1,089	307,855	—	—	308,944
Net loss	—	—	—	—	(16,948,973)	(16,948,973)

Balance at December 31, 2001	12,928,598	42,664	673,444	(23,662)	(37,198,654)	(36,506,208)
Repurchase of unvested shares	(33,640)	(110)	(29,568)	—	—	(29,678)
Deferred compensation	—	—	—	21,472	—	21,472
Issuance of common stock upon the exercise of options	360,087	1,188	444,945	—	—	446,133
Net loss	—	—	—	—	(2,081,888)	(2,081,888)

Balance at December 31, 2002	13,255,045	$43,742	$1,088,821	$(2,190)	$(39,280,542)	$(38,150,169)

See accompanying notes.

BROADJUMP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2000	2001	2002
Operating activities
Net loss	$(16,389,472)	$(16,948,973)	$(2,081,888)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	619,139	1,841,581	2,294,917
Noncash compensation expense	12,431	57,872	21,472
Deferred taxes	—	(6,558,000)	6,594,283
Changes in operating assets and liabilities:
Accounts receivable	(6,121,064)	(47,871,288)	49,957,432
Income tax receivable	—	—	(1,970,048)
Prepaid expenses and other assets	(1,735,468)	(7,012,475)	822,598
Restricted cash	—	(1,503,403)	(1,967)
Accounts payable	621,035	(227,880)	(64,897)
Accrued liabilities	3,142,611	17,662,536	(14,656,548)
Deferred revenue	9,007,867	54,156,342	(8,943,852)

Net cash provided by (used in) operating activities	(10,842,921)	(6,403,688)	31,971,502

Investing activities
Purchase of property and equipment	(2,916,902)	(4,568,541)	(1,361,378)

Net cash used in investing activities	(2,916,902)	(4,568,541)	(1,361,378)

Financing activities
Proceeds from the issuance of Preferred Stock, net of issuance costs of $83,994 in 2001	329,057	21,602,084	—
Proceeds from note payable	1,461,000	—	—
Payments on note payable	(150,000)	(660,000)	(780,000)
Payments on capital leases	—	—	(5,365)
Proceeds from issuance of common stock	245,800	308,944	446,133
Repurchase of unvested shares	(4,519)	(41,630)	(29,678)

Net cash provided by (used in) financing activities	1,881,338	21,209,398	(368,910)
Net change in cash and cash equivalents	(11,878,485)	10,237,169	30,241,214

Cash and cash equivalents, beginning of year	21,745,522	9,867,037	20,104,206

Cash and cash equivalents, end of year	$9,867,037	$20,104,206	$50,345,420

Noncash transactions:
Capital leases	$—	$—	$71,430

Supplemental disclosure of cash flow information:
Taxes paid	$—	$71,044	$7,338,202

Interest paid	$111,139	$122,756	$37,620

See accompanying notes.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.    Organization

BroadJump, Inc. (the “Company”) is a global provider of broadband service management software products and services, a new category of Internet solutions designed to enable broadband service providers to more efficiently deploy new broadband services, provide customer support and technical support, sustain online customer relationships, roll out new service offerings, increase returns on their Internet-related investments and capitalize on Internet business opportunities. The Company was incorporated in Texas on December 21, 1998.

2.    Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BroadJump Holdings, Inc., which had eight wholly owned subsidiaries, BroadJump Canada, Inc., BroadJump U.K. Ltd., BroadJump Australia Pty. Ltd., BroadJump Spain, S.L., BroadJump Korea, LLC, BroadJump Japan, K.K., BroadJump Holdings, Inc.–Hong Kong Representative Office and BroadJump Holdings, Inc.–Taiwan Branch Office. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentations.

Product Development Costs

Research and development expenditures are expensed to operations as incurred. Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2002, all software development costs have been expensed.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable that the Company has are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

In estimating the allowance for doubtful accounts, the Company considers the length of time receivable balances have been outstanding, historical write-off experience, current economic conditions and customer-specific information. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. As of December 31, 2001 and 2002, there was no allowance for doubtful accounts.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prepaid Royalties

The Company has entered into certain co-sourced product contracts. These license agreements generally require payments of royalties to/from the other party depending on the customer. Contracts generally provide for royalties to be calculated as a specified percentage of sales. Royalties payable are calculated using the contract percentage rates, and are recognized as cost of sales when the related sales are recognized.

Sales Commissions

Commission expense is recognized over the period that the related revenue is recognized. Commissions are paid on the total committed contract value at the time at least 25% of that value has been collected. Commissions paid in advance of the recognition of commission expense are recorded as a prepaid asset. If the Company is ever required to refund any amount actually paid by a customer, any commissions already paid based upon such amounts shall be immediately recoverable by BroadJump.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Software Revenue Recognition

License fees revenue is comprised of fees for term and perpetual licenses of the Company’s software as well as maintenance and managed software solutions bundled with such licenses. To date, the Company has not entered into an arrangement solely for the license of products and, therefore, the Company has not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license, maintenance or managed software solutions elements. As VSOE has not been established for any of the license fees revenue components, perpetual license revenue is recognized over the term of the associated maintenance and managed software solutions period and term license revenue is recognized over the term of the contract. Maintenance and support provide for technical support of the Company’s software products and include the right to unspecified product upgrades on an if-and-when available basis. Managed software solutions involve remote management of the Company’s solutions. License fees revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable. If an arrangement includes the right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired.

Services revenue is comprised of revenue from professional services, such as consulting services and training. Consulting services include a range of services including installation, implementation and building of non-complex interfaces for the customer’s specific application. The Company has determined that the service elements of its software arrangements are not essential to the functionality of the software. The Company has also determined that its professional services do not involve a significant degree of risk or unique acceptance criteria and qualify for separate accounting as the Company has sufficient experience in providing such services.

VSOE of fair value services in multiple element arrangements is based upon rates for consulting and training services. Services revenue from consulting and training billed on a time and materials basis is recognized as performed. Services revenue recognized on fixed price arrangements is recognized based on the proportional performance method of total days incurred to date on a project compared to the expected total number of days to be incurred.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Stock-Based Compensation

At December 31, 2002, the Company has a stock-based compensation plan, which is described more fully in Note 10. The Company accounts for its plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation.

	2000	2001	2002
Net loss, as reported	$(16,389,472)	$(16,948,973)	$(2,081,888)
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards	(27,057)	(82,490)	(88,997)

Pro forma net loss	$(16,416,529)	$(17,031,463)	$(2,170,885)

Property and Equipment

Property and equipment are stated at cost less allowances for accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The Company’s assets are currently depreciated over periods ranging from two to five years.

Cash and Cash Equivalents

The Company considers as cash, monies invested in highly liquid financial securities with an original maturity of three months or less to be cash equivalents.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the periods ended December 31, 2000, 2001 and 2002 was $333,120, $605,181 and $760,659, respectively.

Financial Instruments

The carrying amounts for the Company’s cash and cash equivalents, restricted cash, accounts payable and accrued expenses approximate their fair values. The carrying value of notes payable approximates its fair value as interest rates fluctuate based on market activity.

Restricted Cash

The Company renewed $1,505,370 in certificates of deposit during 2002. These investments are restricted for security deposits of which $1,405,968 is for office space leases which support the Company’s expanding operations and $99,402 secures a contract with a foreign customer. All such assets are placed with a high-credit, quality financial institution.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The maturity dates range from 2001 to 2003 and the stated yields of these investments vary between 1.5% and 1.65%. There are certain time restrictions placed on these instruments that must lapse before the Company can liquidate the principal of these investments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of short-term investments and trade receivables. The Company’s short-term investments, which are included in cash and cash equivalents for reporting purposes, are placed with high-credit, quality financial institutions and issuers. The Company performs periodic credit evaluations of its customer’s financial condition and generally does not require collateral.

Significant Customers

The following table summarizes customers that accounted for greater than 10% of revenue and accounts receivable in the respective years:

	Revenue			Accounts Receivable
	2000	2001	2002	2001	2002
Customer A	5%	16%	17%	39%	—
Customer B	—	25%	12%	—	3%
Customer C	—	3%	12%	6%	13%
Customer D	18%	14%	10%	4%	33%
Customer E	45%	12%	10%	14%	—
Customer F	4%	5%	1%	—	15%

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” in June 2001. SFAS No. 142 provides that separable intangible assets that have finite lives will continue to be amortized over their useful lives and that goodwill and indefinite-lived intangible assets will no longer be amortized but will be reviewed for impairment annually, or more frequently if impairment indicators arise. Under the provisions of SFAS No. 142, any impairment loss identified upon adoption of this standard is recognized as a cumulative effect of a change in accounting principle. Any impairment loss recognized subsequent to initial adoption of SFAS No. 142 will be recorded as a charge to current period earnings. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001, and must be applied as of the beginning of a fiscal year. The Company adopted the provisions of SFAS No. 142 in 2002. The adoption of SFAS No. 142 did not have a material impact on the Company’s consolidated financial statements.

The FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” in August 2001. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and other related accounting guidance. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The Company adopted SFAS No. 144 in 2002. The adoption of SFAS No. 144 did not have a material impact on the Company’s consolidated financial statements.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe that the adoption of SFAS No. 146 will have a material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. Since the Company is continuing to account for stock-based compensation according to APB No. 25, adoption of SFAS No. 148 requires the Company to provide prominent disclosures about the effects of SFAS No. 123 on reported income (loss).

3.    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following components:

	December 31
	2001	2002
Commission prepaid	$5,614,584	$2,585,413
Prepaid royalties, current portion	458,421	1,387,506
Other	207,961	307,460

Total	$6,280,966	$4,280,379

4.    Property and Equipment

	December 31
	2001	2002
Computer equipment and software	$4,638,208	$5,520,271
Furniture and office equipment	1,390,142	1,546,126
Leasehold improvements	2,039,282	2,434,043

Total property and equipment	8,067,632	9,500,440
Less: Accumulated depreciation	(2,520,032)	(4,814,949)

Property and equipment, net	$5,547,600	$4,685,491

Depreciation expense totaled $619,139, $1,841,581 and $2,294,917 for the years ended December 31, 2000, 2001 and 2002, respectively. Computer equipment and software at December 31, 2002, includes $71,430 of equipment subject to capital leases. At December 31, 2002, accumulated depreciation includes $4,795 of accumulated depreciation related to capital leases.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Accrued Liabilities

Accrued liabilities consist of the following components:

	December 31
	2001	2002
Compensation payable	$7,725,770	$2,363,883
Merger cost accrual	—	1,151,524
Sales and use tax payable	2,317,282	72,911
Income taxes payable	7,181,137	(35,880)
Royalties payable	2,203,333	528,945
Other	1,819,856	2,509,447

Total	$21,247,378	$6,590,830

6.    Notes Payable

The Company has two promissory notes totaling $1,950,000 to finance equipment and software purchases, of which $360,000 was outstanding at December 31, 2002. The promissory notes bear interest at the bank’s prime lending rate plus 0.5% at December 31, 2002. The promissory notes are collateralized by all tangible assets of the Company. The promissory notes have maturity dates of December 2002 and September 2003 and contain certain restrictive covenants. In the event that the Company defaults on the financial covenant specified in the note agreement, the bank will be granted a security interest in the Company’s intellectual property. If the default is cured, then the security interest in the intellectual property will be released. At December 31, 2002, the Company was in compliance with the financial covenant specified in the note agreement.

7.    Income Taxes

Significant components of the provision for income taxes are as follows:

	December 31
	2000	2001	2002
Current:
Federal	$—	$6,664,268	$(2,619,537)
Foreign	—	373,335	104,267
State	—	588,024	(231,136)

Total current	—	7,625,627	(2,746,406)

Deferred:
Federal	—	(6,026,270)	6,026,270
State	—	(531,730)	531,730

Total deferred	—	(6,558,000)	6,558,000

	$—	$1,067,627	$3,811,594

The foreign taxes include withholdings on royalties from customers located in foreign countries.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31 are as follows:

	2001	2002
Deferred tax liabilities:
Prepaid expenses	$(53,582)	$(21,002)

Total deferred tax liabilities	(53,582)	(21,002)

Deferred tax assets:
Depreciable assets	599,557	23,275
Deferred revenue	21,205,238	17,862,079
Accrued expenses and other	185,135	443,718

Total deferred tax assets	21,989,930	18,329,072

Net deferred tax asset	21,936,348	18,308,070
Valuation allowance for net deferred tax asset	(15,378,348)	(18,308,070)

Deferred taxes	$6,558,000	$—

Deferred taxes have been classified on the accompanying balance sheet as follows:
	2001	2002
Noncurrent deferred tax assets	$6,594,283	$—
Current deferred tax assets (liabilities)	(36,283)	—

Total deferred taxes	$6,558,000	$—

Current deferred tax liabilities have been included in accrued liabilities on the accompanying balance sheet.

The Company has established a valuation allowance due to uncertainties regarding the realization of certain deferred tax assets. During 2002, the valuation allowance increased by approximately $2,930,000.

The Company’s provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before taxes primarily as a result of state taxes and changes in the valuation allowance.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Commitments and Contingencies

Operating Leases

The Company leases office space for its corporate headquarters and other office space through January 2007. In accordance SFAS No. 13, “Accounting for Leases,” rental expense for the corporate headquarters office lease is recognized on a straight-line basis even though the lease contains escalation clauses. The Company also leases certain office equipment under an operating lease which expires during 2002. The minimum annual future payments under terms of these leases are as follows:

2003	$1,869,204
2004	1,878,296
2005	1,889,301
2006	1,956,274
2007	163,488

Total minimum lease payments	$7,756,563

Rent expense approximated $535,000, $1,075,385 and $2,041,395 for the years ending December 31, 2000, 2001 and 2002, respectively.

Capital Leases

Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. At December 31, 2002, the Company is obligated under long-term capital leases through 2004 covering the lease of equipment as follows:

2003	$36,027
2004	30,661

Total capital lease obligations	66,688
Less interest	(623)

Present value of capital lease obligations	$66,065

9.    Mandatorily Redeemable Convertible Preferred Stock

The Company has authorized the issuance of up to a maximum of 13,394,775 shares of Preferred Stock. At December 31, 2001 and 2002, the Company had authorized 5,227,500 shares of Series A Mandatorily Redeemable Convertible Preferred Stock (“Series A”), 5,227,500 shares of which were outstanding at December 31, 2001 and 2002. The Series A has a par value of $.0033 per share and was issued at a price of $0.96 per share in April 1999. The Company also authorized 4,503,525 shares of Series B Mandatorily Redeemable Convertible Preferred Stock (“Series B”), of which 4,503,525 shares were outstanding at December 31, 2001 and 2002. The Series B has a par value of $.0033 per share and was issued at a price of $4.47 per share in December 1999. The Company also has authorized 3,663,750 shares of Series C Mandatorily Redeemable Convertible Preferred Stock (“Series C”), of which 3,112,998 shares were outstanding at December 31, 2001 and 2002. The Series C has a par value of $.0033 per share and was issued at a price of $6.97 per share in April 2001.

The Series A, B and C is convertible into Common Stock on a one-for-one basis. Series A, B and C are senior to Common Stock regarding liquidation and dividend preferences. The liquidation preference for each series of Preferred Stock is equal to the price paid per share plus declared and unpaid dividends. Each series of

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Preferred Stock has voting rights equal to the number of shares of Common Stock into which it is convertible. Dividends may be paid at the discretion of the Board of Directors. Declared and unpaid dividends will be payable in cash upon the liquidation, dissolution or winding up of the Company or upon redemption of the Preferred Stock. Commencing April 6, 2008, at the option of the Series A, B and C stockholders, the Company is required to redeem 50% of the outstanding shares of Series A, B and C on each of April 6, 2008 and April 6, 2009, in an amount equal to approximately $23,400,000 on each date.

10.    Stock Options

The Company has reserved an aggregate of 4,500,000 shares of Common Stock for issuance under its 1998 Stock Option/Stock Issuance Plan (the “Plan”) at December 31, 2002. The Plan provides for grants of incentive stock options or nonqualified options to employees, officers and directors, and consultants of the Company. Options under the Plan are granted at the estimated fair value of the shares on the date of grant as determined by the Board of Directors. The maximum term of options granted under the Plan is 10 years from the date of grant. Options under the Plan generally vest over four years. The Plan contains an acceleration clause of one year if there is a change in ownership. Options under the Plan are exercisable immediately and the shares are subject to repurchase at the original exercise price, until fully vested. As such, all outstanding options are exercisable. The Company also has the right of first refusal for any proposed disposition of shares issued under the Plan.

Pro forma information regarding net income (loss) is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock-based awards to employees under the fair value method of that statement. The fair value of these stock-based awards was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	December 31
	2000	2001	2002
Dividend yield	0%	0%	0%
Risk-free rate of return	6%	4%	4%
Expected life	4 years	4 years	4 years

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarized activity under the Plan.

	For the Year ended December 31, 2000		For the Year ended December 31, 2001		For the Year ended December 31, 2002
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at the beginning of the year	$0.09	1,107,022	$0.72	1,450,450	$1.24	2,177,289
Granted	1.12	1,122,009	1.82	1,202,483	2.25	1,038,097
Exercised	0.48	(509,231)	0.94	(330,005)	1.10	(360,087)
Canceled	0.23	(269,350)	1.51	(145,639)	1.31	(457,127)

Outstanding at the end of the year	$0.72	1,450,450	$1.24	2,177,289	$1.69	2,398,172

Options exercisable at year-end	$0.72	1,450,450	$1.24	2,177,289	$1.69	2,398,172

Weighted average fair value of options granted during the year	$0.24		$0.33		$0.33

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.02	30,000	6.10	$0.02	30,000	$0.02
$0.10	252,000	6.73	$0.10	252,000	$0.10
$1.12	655,022	7.70	$1.12	655,022	$1.12
$2.25	1,461,150	9.11	$2.25	1,461,150	$2.25

$0.02-$2.25	2,398,172	8.44	$1.69	2,398,172	$1.69

A total of 347,531 shares of outstanding common stock is subject to repurchase by the Company at December 31, 2002, should vesting requirements not be fulfilled. The potential liability for exercised unvested shares which are subject to repurchase at their aggregate original exercise price is approximately $309,449 at December 31, 2002.

Warrants

On June 12, 2000, the Company issued performance-based warrants to purchase 120,000 shares of Common Stock at an exercise price of $4.47 per share to a customer in connection with an agreement. No value was attributed to these warrants based on a valuation performed using a pricing model at the date the warrants were earned. At December 31, 2000, 100,000 warrants had fully vested and become exercisable. The remainder would have vested on the attainment of certain performance criteria. The Company has reserved 120,000 shares of Common Stock for issuance related to these warrants. At December 31, 2001, the remaining 20,000 warrants were canceled due to failure to attain the performance criteria.

11.    Employee Benefit Plan

During the year ended December 31, 1999, the Company established a voluntary defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986. The Company made no contributions in the years ended December 31, 2000, 2001 and 2002.

BROADJUMP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Employee Benefits

The Company’s employees are offered health coverage under a partially self-funded plan in which the Company purchases specific stop-loss insurance coverage at $40,000 per year, per employee. The Company has also purchased an aggregate stop-loss insurance coverage to limit its maximum annual exposure to claims funded. Based on the policy census at December 31, 2002, such maximum annual exposure for the policy year ending April 30, 2003, is approximately $1.3 million. The Company pays a fixed fee per covered individual for administrative costs and the cost of the stop-loss insurance purchased on the Company’s behalf. The Company contributes 100% toward the cost to insure each employee and 75% toward the cost to insure dependents for which coverage is requested by the employee. Expenses for the partially self-funded plan including premiums and claims funded for the year ended December 31, 2002, were approximately $1.1 million.

13.    Related Party

On November 6, 2002, the Company executed an Agreement and Plan of Merger with Motive Communications, Inc. (“Motive”). Effective December 8, 2002, the Company entered into a reseller agreement (the “Agreement”) with Motive. The Agreement allows Motive the right to grant limited (either by time or by number of licenses) sublicenses of the licensed software to broadband service providers. As of December 31, 2002, the Company recorded a receivable from Motive and deferred revenue in the amount of approximately $1.3 million.

14.    Subsequent Event

On January 17, 2003, the Company was acquired by Motive. Upon the acquisition, the Company became a wholly owned subsidiary of Motive. The Company incurred approximately $1.2 million in merger costs associated with this acquisition. The Company has certain co-sourced product contracts with a competitor of Motive. No liability has been recorded related to the termination of these contracts.

15.    Restatement

The carrying value of the Company’s mandatorily redeemable preferred stock has been restated to correct a mathematical mistake made in the determination of the redemption value of such shares as of December 31, 2001 and 2002. The effect of such restatement was to increase mandatorily redeemable preferred stock by $46,804,367 and decrease additional paid-in capital and stockholders’ equity by $46,804,367 as of December 31, 2001 and 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee	$5,663
NASD filing fee	7,500
Nasdaq National Market initial listing fee	150,000
Printing expenses	350,000
Legal fees and expenses	600,000
Accounting fees and expenses	300,000
Transfer agent fees	15,000
Miscellaneous	71,837

Total	$1,500,000

Item 14.    Indemnification of Officers and Directors

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Amended and Restated Certificate of Incorporation will provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Additionally, we have entered into separate indemnification agreements, a form of which is filed as Exhibit 10.5 to the Registration Statement, with certain officers and directors. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted under the Delaware General Corporation Law. We have also agreed pursuant to our Seventh Amended and Restated Investors’ Rights Agreement (filed as Exhibit 4.2 to the Registration Statement) to indemnify certain stockholders who may be controlling stockholders against certain liabilities, including liabilities arising under the Securities Act.

The Underwriting Agreement (filed as Exhibit 1.1 to the Registration Statement) provides for the indemnification of our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

All of our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

During the past three years, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated by the Securities and Exchange Commission thereunder, the “Securities Act”). No underwriters were involved in any of the below-referenced sales of securities. The descriptions below do not give effect to the one-for-four reverse split of our common stock and preferred stock which will occur immediately prior to the closing of the offering made pursuant to this Registration Statement.

1.	On June 1, 2001, we issued to a lender in connection with certain lending arrangements a warrant to purchase 200,000 shares of our common stock at an exercise price of $4.00 per share. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The lender is a bank, as defined in Section 3(a)(2) of the Securities Act, and is, therefore, an accredited investor. An appropriate legend was affixed to the warrant.

2.	On November 2, 2001, we issued 2,779,405 shares of our Series E-1 Preferred Stock and 2,396,034 shares of our Series E-2 Preferred Stock to Question Technologies, Inc. (“Question”), for ultimate distribution to the stockholders of Question, in connection with our acquisition of certain assets of Question and a cash contribution to us by Question in the amount of $12,760,000. These securities we issued to Question are exempt from the registration requirements of the Securities Act under Section 3(a)(10) thereof. In a hearing held on October 24, 2001 by the California Department of Corporations pursuant to Section 25142 of the California Corporations Code, it was determined that the terms and conditions of the issuance of securities were fair, just and equitable and on that same day a permit for the offer, sale and issuance of our securities was issued by the California Corporations Commissioner.

3.	On March 22, 2002, we issued to a lender in connection with certain lending arrangements a warrant to purchase 250,000 shares of our common stock at an exercise price of $3.00 per share. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The lender is a bank, as defined in Section 3(a)(2) of the Securities Act, and is, therefore, an accredited investor. An appropriate legend was affixed to the warrant.

4.	On August 30, 2002, we issued to a lender in connection with certain lending arrangements a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.25 per share. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The lender is a bank, as defined in Section 3(a)(2) of the Securities Act, and is, therefore an accredited investor. An appropriate legend was affixed to the warrant.

5.	On September 12, 2002, we issued to a lender in connection with certain lending arrangements a warrant to purchase 150,000 shares of our common stock at an exercise price of $1.25 per share. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The lender is a bank, as defined in Section 3(a)(2) of the Securities Act, and is, therefore, an accredited investor. An appropriate legend was affixed to the warrant.

6.	On October 11, 2002, we issued to a venture capital fund a warrant to purchase up to 1,701,703 shares of our common stock at an exercise price of $0.001 per share; provided, however, that if prior to exercise of the warrant, shares of our preferred stock are issued in a transaction resulting in aggregate cash proceeds of at least $5,000,000 (a “Qualified Equity Financing”), then the warrant will become exercisable for 1,701,703 shares of our preferred stock at an exercise price of $0.001 per share. The warrant was issued in connection with our issuance to such venture capital fund of a Senior Subordinated Promissory Note, dated as of October 11, 2002, in the aggregate principal amount of $11,800,000. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The venture capital fund was one of our stockholders and represented to us upon the issuance of the warrant that it was an accredited investor. The venture capital fund further represented its intention to acquire the warrant for investment only and not with a view to or for sale in connection with any distribution thereof. An appropriate legend was affixed to the warrant.

7.	On October 11, 2002, we issued to a venture capital fund a warrant to purchase up to 28,842 shares of our common stock at an exercise price of $0.001 per share; provided, however, that if prior to exercise of the warrant a Qualified Equity Financing occurs, then the warrant will become exercisable for 28,842 shares of our preferred stock at an exercise price of $0.001 per share. The warrant was issued in connection with our issuance to such venture capital fund of a Senior Subordinated Promissory Note, dated as of October 11, 2002, in the aggregate principal amount of $200,000. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The venture capital fund was one of our stockholders and represented to us upon the issuance of the warrant that it was an accredited investor. The venture capital fund further represented its intention to acquire the warrant for investment only and not with a view to or for sale in connection with any distribution thereof. An appropriate legend was affixed to the warrant. On December 12, 2003, the venture capital fund exercised the warrant upon which we issued to it 28,842 shares of our common stock.

8.	On October 11, 2002, we issued to one of our directors and his spouse a warrant to purchase up to 43,264 shares of our common stock at an exercise price of $0.001 per share; provided, however, that if prior to exercise of the warrant a Qualified Equity Financing occurs, then the warrant will become exercisable for 43,264 shares of our preferred stock at an exercise price of $0.001 per share. The warrant was issued in connection with our issuance to such investors of a Senior Subordinated Promissory Note, dated as of October 11, 2002, in the aggregate principal amount of $300,000. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The investors represented to us that they were accredited investors. The investors further represented to us of their intention to acquire the warrant for investment only and not with a view to or for sale in connection with any distribution thereof. An appropriate legend was affixed to the warrant. On September 25, 2003, the investors exercised the warrant upon which we issued to them 43,264 shares of our common stock.

9.

On October 11, 2002, we issued to a spouse of one of our directors a warrant to purchase up to 28,842 shares of our common stock at an exercise price of $0.001 per share; provided, however, that if prior to exercise of the warrants a Qualified Equity Financing occurs, then the warrant will become exercisable for 28,842 shares of our preferred stock at an exercise price of $0.001 per share. The warrant was issued in connection with our issuance to such investor of a Senior Subordinated Promissory Note, dated as of October 11, 2002, in the aggregate principal amount of $200,000. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The investor represented to us that she is an accredited investor and of her intention to acquire the warrant for investment only and not with a view to or for sale in connection with any distribution thereof. An appropriate legend was affixed to the warrant. On September 25, 2003, the investor exercised the warrant upon which we issued to her 28,842 shares of our common stock.

10.	On May 15, 2002, we granted an option to purchase 20,000 shares of our common stock to one of our consultants at an exercise price of $1.25 per share. Upon the exercise of the option by the consultant, we issued to two of its designees, the managing partner of the consultant in his capacity as trustee of a trust and an associate of the consultant, an aggregate of 20,000 shares of our common stock. The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 504, promulgated under the Securities Act. Each of the designees acknowledged to us that he or it was prepared to hold the shares for an indefinite period and that he or it was aware that an exemption from the Securities Act was presently unavailable to resell the shares. An appropriate legend was affixed to each stock certificate.

11.	On January 17, 2003, we issued 17,214,350 shares of our common stock, 7,227,896 shares of our Series F-1 Preferred Stock, 6,226,880 shares of our Series F-2 Preferred Stock, and 4,304,237 shares of our Series F-3 Preferred Stock to the stockholders of BroadJump, Inc. (“BroadJump”) in connection with our acquisition of BroadJump (the “BroadJump Acquisition”). The securities we issued to the BroadJump shareholders are exempt from the registration requirements of the Securities Act under Section 3(a)(10) thereof. In a hearing held on December 30, 2002 by the California Department of Corporations pursuant to Section 25142 of the California Corporations Code, it was determined that the terms and conditions of the issuance and exchange of securities were fair, just and equitable and on that same day a permit for the offer, sale and issuance of our securities was issued by the California Corporations Commissioner. Upon the consummation of the BroadJump Acquisition, options to purchase 2,256,705 shares of common stock of BroadJump were assumed by us and were converted into options to purchase 3,120,278 shares of our common stock. In addition, upon the consummation of the BroadJump Acquisition, warrants to purchase 100,000 shares of common stock of BroadJump were assumed by us and were converted into warrants to purchase 138,267 shares of our common stock.

12.	On August 15, 2003, we issued to one of our customers a warrant to purchase 500,000 shares of our common stock at an exercise price of $2.50 per share. The warrant was issued to induce the customer to enter into an agreement pursuant to which we granted to such customer a license to use certain of our software products. The warrant was issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act. The investor represented to us that it was an accredited investor and of its intention to acquire the warrant for investment only and not with a view to or for sale in connection with any distribution thereof. An appropriate legend was affixed to the warrant.

13.	On October 28, 2003, we issued to 27 of our stockholders, in exchange for the shares of common stock held by such stockholders, (i) cash in an aggregate amount equal to $19,047 and (ii) warrants to purchase an aggregate of 19,047 shares of our common stock, at an exercise price of $1.25 per share. The warrants were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 504, promulgated under the Securities Act. Each of the stockholders represented to us of his or her intention to acquire the warrants for investment only and not with a view to or for sale in connection with any distribution thereof. An appropriate legend was affixed to each warrant.

14.	During 2001, we granted options to purchase an aggregate of 3,447,702 shares of our common stock to certain of our employees and directors pursuant to the Motive Communications, Inc. 1997 Stock Option/Stock Issuance Plan (the “Motive Plan”). In addition, during 2001, we issued an aggregate of 17,128 shares of common stock upon the exercise of stock options granted to certain of our employees pursuant to the Motive Plan. The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

15.	During 2002, we granted options to purchase an aggregate of 3,576,786 shares of our common stock to certain of our employees and directors pursuant to the Motive Plan. In addition, during 2002, we issued an aggregate of 27,550 shares of common stock upon the exercise of stock options granted to certain of our employees pursuant to the Motive Plan. The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

16.	During 2003, we granted options to purchase an aggregate of 10,404,745 shares of our common stock to certain of our employees and directors pursuant to the Motive Plan. In addition, during 2003, we issued an aggregate of 110,683 shares of common stock upon the exercise of stock options granted to certain of our employees pursuant to the Motive Plan and an aggregate of 443,449 shares of common stock upon the exercise of stock options granted to former employees of BroadJump pursuant to the BroadJump, Inc. 1998 Stock Option Plan (the “BroadJump Plan”). The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act. Furthermore, during 2003, we issued an aggregate of 58,000 shares of common stock upon the exercise of stock options granted to one of our directors pursuant to the Motive Plan. The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act.

17.	As of January 31, 2004, we have granted during 2004 options to purchase an aggregate of 192,250 shares of our common stock to certain of our employees and directors pursuant to the Motive Plan. In addition, as of January 31, 2004, we have issued during 2004 an aggregate of 42,598 shares of common stock upon the exercise of stock options granted to certain of our employees pursuant to the Motive Plan and an aggregate of 134,461 shares of common stock upon the exercise of stock options granted to former employees of BroadJump pursuant to the BroadJump Plan. The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act. Furthermore, as of January 31, 2004, we have issued during 2004 an aggregate of 15,250 shares of common stock upon the exercise of stock options granted to one of our directors and one of our former employees pursuant to the Motive Plan. The shares of common stock were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 506, promulgated under the Securities Act.

Item 16.    Exhibits.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1**	Restated Certificate of Incorporation

3.2	Form of Amended and Restated Certificate of Incorporation to be effective at the closing of the offering made pursuant to this registration statement

3.3**	Bylaws

Exhibit	Description

3.4	Form of Amended and Restated Bylaws to be effective at the closing of the offering made pursuant to this registration statement

4.1*	Specimen Common Stock Certificate

4.2**	Seventh Amended and Restated Investors’ Rights Agreement, dated as of December 2, 2003

5.1*	Opinion of Baker Botts L.L.P.

10.1**	Form of Senior Subordinated Promissory Note

10.2**	Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2003, between Motive Communications, Inc. and Comerica Bank-California

10.3	Equity Incentive Plan

10.4	Employee Stock Purchase Plan

10.5**	Form of Indemnification Agreement for directors and officers

10.6**	Employment Agreement, dated as of January 17, 2003, among Motive Communications, Inc., BroadJump, Inc. and Kenny Van Zant

10.7**	Bonus Agreement, dated as of January 24, 2003, between Motive Communications, Inc. and R. Logan Wray

10.8**	Agreement, dated as of November 16, 2001, between Motive Communications, Inc. and Paul M. Baker

10.9**	Agreement, dated as of October 23, 2002, between Motive Communications, Inc. and Jeff Bolke

10.10**	Consulting Agreement, dated as of November 28, 2003, between Motive Communications, Inc. and Eric Jones

10.11**	Non-Competition and Non-Solicitation Agreement, dated as of January 17, 2003, between Motive Communications, Inc. and Kenny Van Zant

10.12**	Non-Competition and Non-Solicitation Agreement, dated as of January 17, 2003, between Motive Communications, Inc. and Kip McClanahan

10.13+**	Corporate Partnering Inbound OEM Software License Agreement, dated as of June 30, 2003, between Motive Communications, Inc. and Mercury Interactive (Israel) Ltd.

10.14**	Unit Purchase Agreement, dated as of October 11, 2002, among Motive Communications, Inc. and the Persons and Entities Listed on the Schedule of Investors thereto

10.15	Series A Preferred Stock Purchase Agreement, dated June 6, 1997, among Motive Software, Inc. and the Investors named therein

10.16	Series B Preferred Stock Purchase Agreement, dated July 15, 1998, among Motive Communications, Inc. and the Investors named therein

10.17	Series C Preferred Stock Purchase Agreement, dated June 24, 1999, among Motive Communications, Inc. and the Investors named therein

10.18	Sixth Amended and Restated First Refusal Agreement, dated as of March 17, 2003, among Motive Communications, Inc. and the Investors named therein

10.19	Addendum No. 1 to Exhibit A Licensor Software and Royalty Schedule, dated February 8, 2004, between Motive, Inc. and Mercury Interactive (Israel) Ltd.

21.1**	List of Subsidiaries

Exhibit	Description

23.1	Consent of Independent Auditors

23.2	Consent of Independent Auditors

23.3	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment.
**	Previously filed.
+	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 17.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 9th day of April, 2004.

MOTIVE, INC.

By:	/s/ PAUL M. BAKER
Paul M. Baker Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Scott L. Harmon	Chief Executive Officer (Principal Executive Officer)	April 9, 2004

/s/ PAUL M. BAKER Paul M. Baker	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 9, 2004

* Eric L. Jones	Director	April 9, 2004

* Michael LaVigna	Director	April 9, 2004

* Michael J. Maples, Sr.	Director	April 9, 2004

* Tom Meredith	Director	April 9, 2004

* David Sikora	Director	April 9, 2004

* John D. Thornton	Director	April 9, 2004

*By:	/s/ PAUL M. BAKER
Paul M. Baker Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1**	Restated Certificate of Incorporation

3.2	Form of Amended and Restated Certificate of Incorporation to be effective at the closing of the offering made pursuant to this registration statement

3.3**	Bylaws

3.4	Form of Amended and Restated Bylaws to be effective at the closing of the offering made pursuant to this registration statement

4.1*	Specimen Common Stock Certificate

4.2**	Seventh Amended and Restated Investors’ Rights Agreement, dated as of December 2, 2003

5.1*	Opinion of Baker Botts L.L.P.

10.1**	Form of Senior Subordinated Promissory Note

10.2**	Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2003, between Motive Communications, Inc. and Comerica Bank-California

10.3	Equity Incentive Plan

10.4	Employee Stock Purchase Plan

10.5**	Form of Indemnification Agreement for directors and officers

10.6**	Employment Agreement, dated as of January 17, 2003, among Motive Communications, Inc., BroadJump, Inc. and Kenny Van Zant

10.7**	Bonus Agreement, dated as of January 24, 2003, between Motive Communications, Inc. and R. Logan Wray

10.8**	Agreement, dated as of November 16, 2001, between Motive Communications, Inc. and Paul M. Baker

10.9**	Agreement, dated as of October 23, 2002, between Motive Communications, Inc. and Jeff Bolke

10.10**	Consulting Agreement, dated as of November 28, 2003, between Motive Communications, Inc. and Eric Jones

10.11**	Non-Competition and Non-Solicitation Agreement, dated as of January 17, 2003, between Motive Communications, Inc. and Kenny Van Zant

10.12**	Non-Competition and Non-Solicitation Agreement, dated as of January 17, 2003, between Motive Communications, Inc. and Kip McClanahan

10.13+**	Corporate Partnering Inbound OEM Software License Agreement, dated as of June 30, 2003, between Motive Communications, Inc. and Mercury Interactive (Israel) Ltd.

10.14**	Unit Purchase Agreement, dated as of October 11, 2002, among Motive Communications, Inc. and the Persons and Entities Listed on the Schedule of Investors thereto

10.15	Series A Preferred Stock Purchase Agreement, dated June 6, 1997, among Motive Software, Inc. and the Investors named therein

10.16	Series B Preferred Stock Purchase Agreement, dated July 15, 1998, among Motive Communications, Inc. and the Investors named therein

10.17	Series C Preferred Stock Purchase Agreement, dated June 24, 1999, among Motive Communications, Inc. and the Investors named therein

10.18	Sixth Amended and Restated First Refusal Agreement, dated as of March 17, 2003, among Motive Communications, Inc. and the Investors named therein

10.19	Addendum No. 1 to Exhibit A Licensor Software and Royalty Schedule, dated February 8, 2004, between Motive, Inc. and Mercury Interactive (Israel) Ltd.

21.1**	List of Subsidiaries

23.1	Consent of Independent Auditors

23.2	Consent of Independent Auditors

Exhibit	Description

23.3	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment.
**	Previously filed.
+	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.